PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-287258

Charming Medical Limited

1,600,000 Class A Ordinary Shares

This is an initial public offering (the “Offering”) on a firm commitment basis of our Class A ordinary shares, par value $0.0001 per share, of Charming Medical Limited, a British Virgin Islands (“BVI”) business company. The Class A Ordinary Shares that we are offering represent 10.71% of the outstanding Class A Ordinary Shares following completion of the Offering, assuming the underwriters do not exercise their over-allotment option in full, or 12.12% of the outstanding Class A Ordinary Shares following completion of the Offering, assuming the underwriters exercise their over-allotment option in full. Following the Offering, 10.71% of the Class A Ordinary Shares will be held by public shareholders, assuming the underwriters do not exercise the over-allotment option.

The initial public offering price (the “Offering Price”) is US$4.00 per Class A Ordinary Share. Our Class A Ordinary Shares have been approved for listing on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “MCTA.”

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 1-for-1,500, as a result of which the Company’s authorized shares was changed to 75,000,000 shares with a par value of US$0.0001, divided as 60,000,000 class A ordinary shares with a par value of US$0.0001 per share (the “Class A Ordinary Shares”) and 15,000,000 class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”), approved by our board of directors on October 18, 2024.

Our issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

Charming Medical is a holding company incorporated in the BVI with no material operations of its own, and we conduct all our operations in Hong Kong through our subsidiaries, Pilate International Trading Limited (“Pilate,” formerly known as Peden Co., Limited), My Beauty Technology Limited (“My Beauty Technology”), Dream International Trading (Hong Kong) Limited (“Dream International Trading”), and Choliya Limited (“Choliya”), all of which were established under the laws of Hong Kong. Throughout this prospectus, unless the context indicates otherwise, any references to “we,” “us,” “our,” “Charming Medical,” “our Company,” and the “Company” are to Charming Medical Limited, a BVI business company, and when describing Charming Medical’s consolidated financial information for the fiscal years ended March 31, 2025 and 2024, also include Charming Medical’s subsidiaries. References to “Operating Subsidiaries” are to Pilate, My Beauty Technology, Dream International Trading, and Choliya. References to “Beautylab BVI” are to Beautylab Group Medical Limited, a BVI business company, a wholly-owned subsidiary of Charming Medical. For a discussion of the risks associated with our corporate structure, see “Risk Factors — Risks Related to Our Corporate Structure” on page 41.

Investors are cautioned that you are buying shares of a BVI holding company with operations in Hong Kong by its operating subsidiaries. This is an offering of the Class A Ordinary Shares of Charming Medical, instead of shares of the Operating Subsidiaries in Hong Kong. Investors in this Offering will not directly hold equity interests in the Operating Subsidiaries. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities. including that it could cause the value of such securities to significantly decline or become worthless. Investors in our Class A Ordinary Shares should also be aware that they will not and may never directly hold equity interests in the Operating Subsidiaries, but rather purchase equity solely in Charming Medical, the BVI holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Class A Ordinary Shares.

All of our operations are conducted by the Operating Subsidiaries in Hong Kong, a special administrative region of the People’s Republic of China (“China” or the “PRC”), with its own governmental and legal system that is independent from Mainland China, including having its own distinct laws and regulations. We do not have any operation or maintain office or personnel in Mainland China, nor currently do we have, nor intend to have, any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in Mainland China. However, as advised by Fairbairn Catley Low & Kong (“FCLK”), our counsel as to the laws of Hong Kong, since (i) our operations are located in Hong Kong, which is a special administrative region of the PRC, and (ii) only a small number of our customers are Mainland China individuals, we are subject to certain legal and operational risks associated with our Operating Subsidiaries being based in Hong Kong, and the legal and operational risks associated with operating in Mainland China may also apply to our operations in Hong Kong. We may be subject to unique risks due to the uncertainty of the interpretation and the application of the PRC laws and regulations, and the oversight and control over overseas securities offerings by the PRC government. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. The PRC government may intervene or influence the current and future operations in Hong Kong at any time or may exert more oversight and control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions:

•        could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

•        may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

We are aware that, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. See “Prospectus Summary — Regulatory Development in the PRC” on page 12. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Operating Subsidiaries’ daily business operation, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. These actions could result in a material change in our operations and/or the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in Mainland China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively to be referred as the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require that a Mainland China domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to the CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. On December 28, 2021, the Cyberspace Administration of China (the “CAC”) jointly with the relevant authorities formally published the Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services, and online platform operators carrying out data processing activities that affect or may affect national security (together with the operators of critical information infrastructure, the “Operators”), shall conduct a cybersecurity review and that any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Administrative Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application.

Furthermore, on February 24, 2023, the CSRC revised the Provisions on Strengthening the Management of Confidentiality and Archives Related to the Overseas Issuance of Securities and Overseas Listing by Domestic Companies which were issued in 2009, or the Archives Rules. The revised Archives Rules came into effect on March 31, 2023 together with the Trial Administrative Measures. The revised Archives Rules expand their application to cover indirect overseas offering and listing, by stipulating that a domestic company which plans to publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers and overseas regulators, any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

As advised by FCLK, our counsel as to the laws of Hong Kong, according to Article 18 of the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws relating to the national flag, national anthem, and diplomatic privileges and immunities. Further, there is no legislation mandating that the laws in Hong Kong shall be in line with those in the PRC. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including rules and regulations established by the CAC and the CSRC, do not apply to our businesses in Hong Kong.

Charming Medical is a holding company incorporated in the BVI with Operating Subsidiaries based in Hong Kong. It does not have any VIE structure and has no operations in Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong with our officers and all members of the Board of Directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by our Operating Subsidiaries in Hong Kong. In other words, we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. As of the date of this prospectus, neither we, nor our subsidiaries have received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to the listing of the Company’s Class A Ordinary Shares. Therefore, based on the relevant facts above, and as advised by our PRC legal counsel, East & Concord Partners, we believe, based on PRC laws and regulations effective as of the date of this prospectus, (i) neither we, nor our subsidiaries, are “PRC domestic companies” which are subject to the

Trial Administrative Measure; and (ii) neither we, nor our subsidiaries are required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S.

Our Operating Subsidiaries may collect and store certain data (including certain personal information) from our customers, some of whom may be individuals in Mainland China, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). We believe that we and our Operating Subsidiaries will not be deemed to be an “operator of critical information infrastructure,” any “data processor” carrying out data processing activities, and we are not subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiaries’ operations Hong Kong, since (i) our Operating Subsidiaries were incorporated in Hong Kong and operate in Hong Kong and has no, without any VIE structure; and each of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations do not clearly provide whether they shall be applied to a Hong Kong company; (ii) as of the date of this prospectus, our Operating Subsidiaries have in aggregate collected and stored personal information of less than one million individuals in Mainland China and we have acquired our customers’ separate consents for collecting and storing their personal information and data; (iii) data processed in our business should not have a bearing on national security nor affect or may affect national security; (iv) all of the data that our Operating Subsidiaries have collected is stored in servers located in Hong Kong; (v) as of the date of this prospectus, neither us nor our Operating Subsidiaries have been informed by any PRC governmental authority of being classified as an “Operator” or a “data processor” that is subject to CAC cybersecurity review or a CSRC review; and (v) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of PRC laws and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of relevant Mainland China laws and other regulations. Since these laws, regulations and regulatory actions are relatively new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Operating Subsidiaries’ daily business operation and the listing of our Class A Ordinary Shares on the United States or other foreign exchanges. As the Trial Administrative Measures was newly promulgated, its interpretation, application and enforcement remain unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. If Trial Administrative Measures become applicable to us or our Operating Subsidiaries in Hong Kong, or if we or our Operating Subsidiaries is subject to cybersecurity review, or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law become applicable to our Operating Subsidiaries in Hong Kong, the business operation of our Operating Subsidiaries and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC or the CSRC review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiaries become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiaries will be able to comply with the regulatory requirements in all respects and our Operating Subsidiaries’ current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If we or our Operating Subsidiaries were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us or our Operating Subsidiaries to obtain such approval, and, even if we or our Operating Subsidiaries obtain such approval, the approval could be rescinded. Any failure to obtain or delays in obtaining the necessary permissions from the relevant PRC authorities to conduct offerings or list outside of the PRC could subject us or our Operating Subsidiaries to potential sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us or our Operating Subsidiaries, and other forms of sanctions, as well as affect our or our Operating Subsidiaries’ ability to conduct business, our ability to invest in Mainland China as foreign investors or accept foreign investments, and our ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange. Besides, the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiaries, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless” on page 29.

Although we are not subject to cybersecurity review by the CAC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for ours and our Operating Subsidiaries’ operations in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong. In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual in order to ensure personal data is collected on a fully-informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Compliance with PDPO and any such other existing or future data privacy related laws, regulations and governmental orders by us may entail significant expenses as we have to process the data in a secured manner by enhancing the security of our IT system from time to time and ensure that all data are properly collected and used; and any breach of PDPO could materially affect our business.

Our Class A Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (“PCAOB”) determines that it is unable to inspect or fully investigate our auditor and as a result, the exchange where our securities are traded may delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the U.S. Securities and Exchange Commission (“SEC”) to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is headquartered in California and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is subject to PCAOB inspections and the PCAOB is able to inspect our auditor every two to three years, with the last inspection having occurred in 2023. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. See “Risk Factors — Risks Related to Class A Ordinary Shares and This Offering — Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 47.

Our management monitors the cash position of the Operating Subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfill its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by our board of directors.

No regulatory approval is required for Charming Medical to transfer cash to its subsidiaries: Charming Medical is permitted under the laws of the BVI to provide funding to our subsidiaries incorporated in the BVI and Hong Kong subject to certain restrictions laid down in the BVI Act and our post-offering memorandum and articles of association of Charming Medical. Charming Medical’s subsidiary, Beautylab BVI, formed under the laws of the BVI is permitted under the laws of the BVI to provide funding to our Hong Kong Operating Subsidiaries subject to certain restrictions laid down in the BVI Act and memorandum and articles of association of Beautylab BVI. As a holding company, Charming Medical may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. According to the BVI Act, a BVI company may make dividend distributions to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and the company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. If any of Charming Medical’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Charming Medical. Additionally, as of the date of this prospectus, there are no further BVI or Hong Kong statutory restrictions on the amount of funds which may be distributed by us by dividend. However, in the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or on our HK subsidiary’s ability by the PRC government to transfer cash. Any limitation on the ability of our Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. For a more detailed discussion of how the cash is transferred within our organization, see “Transfers of Cash to and from Our Subsidiaries” on page 4 and “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Operating Subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” on page 41 of this prospectus. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

As of the date of this prospectus, neither Charming Medical, Beautylab BVI, nor the Operating Subsidiaries has declared or made any dividend or other distribution to their shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by subsidiaries to our BVI holding company. Charming Medical and its subsidiaries do not have any plans to distribute earnings in the foreseeable future. For a more detailed discussion of how cash is transferred among Charming Medical and its subsidiaries, see “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 4, “Dividend Policy” on page 59 and the audited consolidated financial statements and the accompanying footnotes beginning on F-1 of this prospectus.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. As of the date of this prospectus, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK$ into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Charming Medical to the Operating Subsidiaries or from the Operating Subsidiaries to Charming Medical, our shareholders and U.S. investors. However, the PRC government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, distribute earnings and pay dividends to and from the other entities within our organization, or reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. For a more detailed discussion of this risk, see “Transfers of Cash to and from Our Subsidiaries” on page 4 and “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Operating Subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” on page 41 of this prospectus.

We are an “emerging growth company” as defined under federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary — Implications of Being an Emerging Growth Company” on pages 23 and 17, respectively.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. In addition, as a foreign private issuer, the Nasdaq listing rules allow us to follow corporate governance practices in our home country, the British Virgin Islands, with respect to appointments to our board of directors and committees in lieu of Nasdaq corporate governance rules. Although we do not intend to rely on the “foreign private issuer” exemption under the Nasdaq listing rules, we may elect to rely on this exemption after we complete this offering. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering,” “Prospectus Summary — Implications of Being a Foreign Private Issuer.” and “Management — Foreign Private Issuer Exemption” on pages 47, 17 and 115, respectively.

Upon the completion of this Offering, Ms. Kit Wong (the “Controlling Shareholder”), our CEO, Director, and Chairman of the Board of Directors, will continue to own 91.65% of the aggregate voting power, assuming that the underwriters do not exercise their over-allotment option, or 91.25% of the aggregate voting power, assuming that the over-allotment option is exercised in full. As such, we will be a “controlled company” within the meaning of the Nasdaq listing rule because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. Under Nasdaq listing rule 5615(c), a controlled company is exempt from certain corporate governance requirements including: (1) the requirement that a majority of the board of directors consist of independent directors; (2) the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (3) the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (4) the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we may elect to rely on this exemption after we complete this offering. For a more detailed discussion of the risk of the Company being a controlled company, see “Risk Factors — Risks Relating to Our Corporate Structure — Our corporate actions will be substantially controlled by our Controlling Shareholder, Kit Wong, who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we are, and following this offering will continue to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.” on page 46, “Prospectus Summary — Implications of Being a Controlled Company” on page 18, and “Management — Controlled Company Exception” on page 115 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total(4)
Initial public Offering price(1)	US$	4.00	US$	6,400,000
Underwriting discounts(2)	US$	0.28	US$	448,000
Proceeds to the company before expenses(3)	US$	3.72	US$	5,952,000

____________

(1)      Initial public offering price per Class A Ordinary Share is US$4.00 per share. For more information, see “Underwriting” in this prospectus.

(2)      We have agreed to pay the underwriters a discount equal to equal to seven percent (7.0%) of the public offering price in this offering. For a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 138.

(3)      Excludes fees and expenses payable to the underwriters.

(4)      Assumes that the underwriters do not exercise any portion of their over-allotment option.

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares offered by the Company if any such shares are taken. We have granted the Cathay Securities, Inc., or the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 240,000 additional Class A Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 45 days from the closing of this Offering to cover over-allotments, if any. If the underwriters exercise the option in full, with the public offering price per share being US$4.00, the total underwriting discounts payable will be US$515,200, and the total proceeds to us, before expenses, will be US$6,844,800.

The total cash expenses for this Offering is approximately US$782,831, including expenses payable to the underwriters for their accountable fees and expenses, exclusive of the above discounts and non-accountable expense allowance.

If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting” on or about October 22, 2025.

The date of this prospectus is October 20, 2025

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the British Virgin Islands. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the United States Securities and Exchange Commission and incorporated into this prospectus. The information in this registration statement is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our Offering, and only the prospectus dated hereof, is authorized by us to be used in connection with our Offering. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the underwriters have taken any action to permit a public offering of the Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the Offering of the Class A Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Through and including November 14, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, references to:

•        “Beautylab BVI,” or “Beautylab Group Medical” are to Beautylab Group Medical Limited, a BVI business company, a subsidiary of Charming Medical;

•        “Board of Directors” refers to the board of Directors of Charming Medical;

•        “BVI Act” refers to the BVI Business Companies Act, 2004 (as amended);

•        “BVI” refers to the British Virgin Islands;

•        “CAGR” refers to compounded annual growth rate, the year-on-year growth rate over a specific period of time;

•        “Class A Ordinary Shares” refers to are to our class A ordinary shares, par value US$0.0001 per share, carrying one vote per share;

•        “Class B Ordinary Shares” refers to our class B ordinary shares, par value US$0.0001 per share, carrying 20 votes per share;

•        “China” or the “PRC” refers to the People’s Republic of China, including the Hong Kong and Macau Special Administrative Regions of the People’s Republic of China for the purposes of this prospectus only;

•        “Chinese government” or “PRC government” refers to the government of Mainland China for the purposes of this prospectus only;

•        “Choliya” refers to Choliya Limited, a company incorporated in Hong Kong on March 7, 2021 with limited liability;

•        “Dream International Trading” refers to Dream International Trading (Hong Kong) Limited, a company incorporated in Hong Kong on March 7, 2021 with limited liability;

•        “Exchange Act” refers to the U.S. Securities Exchange Act of 1934;

•        “FY2025”, and “FY2024” refer to fiscal year ended March 31, 2025 and 2024, respectively;

•        “The Group” refers to Charming Medical and its subsidiaries;

•        “HKD,” “Hong Kong dollar(s),” or “HK$” refer to the legal currency of Hong Kong;

•        “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

•        “Mainland China” refers to the People’s Republic of China, excluding, for the sole purpose of this prospectus, Taiwan, the Hong Kong Special Administrative Region of the People’s Republic of China, and the Macao Special Administrative Region of the People’s Republic of China;

•        “Memorandum and Articles” refers to the amended and restated memorandum and articles of association of Charming Medical adopted on October 22 2024;

•        “My Beauty Technology” refers to My Beauty Technology Limited, a company incorporated in Hong Kong on September 19, 2019 with limited liability;

•        “Operating Subsidiaries” are to Pilate, My Beauty Technology, Dream International Trading, and Choliya;

•        “Ordinary Shares” refers to our Class A Ordinary Shares and Class B Ordinary Shares;

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•        “Pilate” refers to Pilate International Trading Limited, a company incorporated in Hong Kong on July 14, 2016 with limited liability;

•        “PRC laws and regulations” or “PRC laws” refers to the laws and regulations of Mainland China;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “TCM” refers to traditional Chinese medicine;

•        “TCM-inspired” therapies and products refers to therapies and products that are rooted in and influenced by the principles and practices of Traditional Chinese Medicine (TCM) for the purposes of this prospectus;

•        “US$,” “$,” or “U.S. dollars” refers to the legal currency of the United States;

•        “U.S.,” or “United States” refers to the United States of America;

•        “U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•        “We,” “us,” “our,” “the Company,” “our Company,” and “Charming Medical” are to Charming Medical Limited, a BVI business company incorporated on February 28, 2024, as a holding company, and does not include its subsidiaries, Beautylab Group Medical, Pilate, My Beauty Technology, Dream International Trading, Choliya; and when describing Charming Medical’s consolidated financial information for the fiscal years ended March 31, 2025 and 2024, also include Charming Medical’s subsidiaries as mentioned above.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 1-for-1,500, as a result of which the Company’s authorized shares was changed to 75,000,000 shares with a par value of US$0.0001, divided as 60,000,000 class A ordinary shares with a par value of US$0.0001 per share (the “Class A Ordinary Shares”) and 15,000,000 class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”), approved by our board of directors on October 18, 2024.

Overview

We are a Hong Kong-based provider of Traditional Chinese Medicine (TCM)-inspired therapies and products. We offer a wide range of beauty, wellness, and postpartum services and products rooted and influenced by the principles and practices of TCM, such as the use of herbal ingredients, acupuncture techniques, Tuina massage, and dietary guidance. Operating under the Beauty Lab Group (“Beauty Lab”) brand, our Operating Subsidiaries in Hong Kong offer a wide range of TCM-inspired beauty, wellness, and postpartum therapies and products through our four wellness centers in Hong Kong. Our services are designed to meet diverse health improvement needs, including alleviating premenstrual syndrome, menstrual irregularities, dysmenorrhea, leukorrhea, pelvic inflammatory disease, menopausal care, breast health, and other common women’s health conditions. We believe that our TCM-inspired herbal therapies can help balance the female endocrine system and improve women’s constitution and overall health. Additionally, the Operating Subsidiaries offer TCM-inspired therapies tailored to men.

We offer a wide range of beauty, wellness, and postpartum services for women with a focus on utilizing TCM approaches in addressing women’s health issues. Our beauty, wellness, and postpartum services include but are not limited to womb-warming therapy, BTS (Beauty, Tailor-made, Slim) pelvic detox therapy, agarwood moxibustion therapy, TCM-inspired prenatal massage, and Indonesian traditional abdominal binding. In addition, under the “Beauty Lab” brand, we also offer supplements products, including (i) TCM-inspired supplements products, such as Beauty Lab home herbal uterine care patch, probiotic intimate wash, and Yin nourishing pill sets, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, including ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care for skin issues, and scalp health. Moreover, we also offer consultancy services to provide TCM-inspired therapy technical training and dietary therapy training to other well-established and reputable beauty salons, massage centers, and similar institutions. In March 2025, we launched a franchise model for our Beauty Lab brand, granting exclusive rights to independent third parties (the “Franchisees”) to operate branded beauty and wellness outlets. Franchisees are authorized to offer services such as scalp and hair care and women’s wellness services under the Beauty Lab brand. We derive franchise-related revenue mainly from initial franchise fees, royalty and promotional fees, brand management fees, training and administration fees. As of March 31, 2025 and as of the date of this prospectus, we had 1 and 3 franchisees, respectively.

We generated revenue of $6,221,751 and $6,015,375, respectively, and achieved a net income of $1,199,085 and $821,743, respectively, for the years ended March 31, 2025 and 2024. We generated revenue primarily through the following: (i) beauty, wellness, and postpartum services; (ii) sales of products; (iii) consultancy services; and (iv) franchise activities. For the fiscal years ended March 31, 2025 and 2024, the revenue from beauty, wellness, and postpartum services amounted to $5,967,277 and $5,813,814, representing 96.0% and 96.6% of total revenue, respectively. The revenue from sales of products was $207,766 and $88,992 for the fiscal years ended March 31, 2025 and 2024, representing 3.2% and 1.5% of total revenue, respectively. The revenue from consultancy services was nil and $112,569 for the fiscal years ended March 31, 2025 and 2024, representing 0% and 1.9% of total revenue, respectively. The revenue from franchise activities was $46,708 and nil for the fiscal years ended March 31, 2025 and 2024, representing 0.8% and 0% of total revenue, respectively.

Competitive Strengths

•        Professional team and certified services;

•        Comprehensive one-stop health and wellness services;

•        High-quality assurance for products and services;

•        Integration of TCM principles and modern technology;

•        Experienced management team with substantial industry experience; and

•        Customer-centric approach with customized services.

Our Challenges

•        Intense competition in the TCM-inspired wellness and beauty industry;

•        Challenges in building customer trust and boosting customer acceptance; and

•        Regulatory and compliance challenges in global expansion.

Growth Strategies

•        Expanding our presence in international markets;

•        Building strategic partnerships;

•        Investing in technological innovation and improving R&D capability;

•        Establishing a strong brand image through differentiation; and

•        Diversifying product and service offerings.

Corporate History and Structure

Corporate History

On July 14, 2016, Pilate was incorporated as a company with limited liability in Hong Kong. Pilate is engaging in the business of providing wellness services.

On March 14, 2017, Dream International Trading was incorporated as a company with limited liability under the laws of Hong Kong. Dream International Trading is engaging in the business of providing wellness services.

On September 19, 2019, My Beauty Technology was incorporated as a company with limited liability in Hong Kong. My Beauty Technology is engaging in the business of providing wellness services.

On March 7, 2021, Choliya was incorporated as a company with limited liability in Hong Kong. Choliya is engaging in the business of providing wellness services.

For purposes of effectuating this Offering, in November 2024, we completed a series of transactions effectuating the reorganization of our Group (the “Reorganization”). Upon completion of the Reorganization as described below in November 2024, Charming Medical became the holding company of the Operating Subsidiaries in Hong Kong, through the intermediate holding company, Beautylab BVI.

The Reorganization

In this prospectus, we refer to the following events as the “Reorganization.”

As part of the reorganization, on February 28, 2024, Charming Medical was incorporated as the holding company under the laws of the BVI. On the date of its incorporation, 8,892 Shares, representing 100% of the issued shares, were allotted and issued fully paid at par to Ms. Kit Wong (“Ms. Wong”) for a consideration of US$1,333.80. On May 6, 2024, Beautylab BVI was incorporated in the BVI, as the intermediate wholly-owned holding company by Charming Medical.

On June 18, 2024, Ms. Wong acquired 2,000 ordinary shares of Choliya, representing 20% of Choliya’s equity interests, from an independent third party, for a consideration of HK$2,000. Choliya is 80% owned by Pilate, which is wholly owned by Ms. Wong, and 20% owned by Ms. Wong. As a result, Choliya became wholly owned by Ms. Wong.

On September 10, 2024, Dream International Trading, My Beauty Technology, and Pilate have collectively allotted and issued 99% of the enlarged share capital, consisting of 990,000 ordinary shares to Beautylab BVI, while Ms. Wong’s equity interests in Dream International Trading, My Beauty Technology, and Pilate have been diluted to 1%.

On September 16, 2024, Ms. Wong transferred her 2,000 ordinary shares in Choliya to Pilate for a consideration of HK$2,000, via executing an instrument of transfer and a bought and sold note. As such, Choliya became a 100% wholly-owned subsidiary of Pilate.

On September 19, 2024, Beautylab BVI has acquired 10,000 ordinary shares, representing 1% of the share capital of Dream International Trading, My Beauty Technology, and Pilate, respectively, from Ms. Wong.

After completing the Reorganization, the Operating Subsidiaries became indirectly wholly owned by Charming Medical, through the intermediate holding company, Beautylab BVI.

Reclassification and Forward Share Split

On October 18, 2024, the shareholders and director of the Company resolved and approved a redesignation and reclassification of shares and share split at a ratio of 1-to-1,500, as a result of which the Company’s authorized shares was changed to 75,000,000 shares with a par value of US$0.0001, divided as 60,000,000 class A ordinary shares with a par value of US$0.0001 per share (the “Class A Ordinary Shares”) and 15,000,000 class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”). All ordinary shares and per ordinary share amount used elsewhere in this prospectus and the consolidated financial statements have been retroactively restated to reflect the share split.

Issuance of Class B Ordinary Shares

On November 1, 2024, the sole director of the Company resolved and approved the allotment and issuance of 2,000,000 class B ordinary shares with par value of US$0.0001 each to Ms. Wong.

Corporate Structure

Charming Medical is a holding company incorporated in the British Virgin Islands. As a holding company with no material operations, Charming Medical conducts all of its operations through its Operating Subsidiaries, Pilate, My Beauty Technology, Dream International Trading, and Choliya, all of which are companies incorporated in Hong Kong. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. Investors are cautioned that you are buying shares of a BVI holding company with operations solely conducted in Hong Kong by its Operating Subsidiaries. You are not directly investing in, and may never hold equity interests of any of our Operating Subsidiaries. Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment.

We are offering 1,600,000 Class A Ordinary Shares, representing 10.71% of the issued and outstanding Class A Ordinary Shares issued and outstanding following completion of the Offering, assuming the underwriters do not exercise the over-allotment option, or 1,840,000 Class A Ordinary Shares, representing 12.12% of the issued and outstanding Class A Ordinary Shares following completion of the Offering, assuming the underwriters exercise their over-allotment option in full. Following this Offering, assuming that the underwriters do not exercise their over-allotment option, 10.71% of the Class A Ordinary Shares of the Company will be held by public shareholders.

Charming Medical’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

The following diagram illustrates our corporate structure, including our subsidiaries, prior and after the Offering (assuming no exercise of the over-allotment option by the underwriters):

Transfers of Cash to and from Our Operating Subsidiaries in Hong Kong

Our management monitors the cash position of the Operating Subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfill its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by our board of directors.

No regulatory approval is required for Charming Medical to transfer cash to its subsidiaries: Charming Medical is permitted under the laws of the BVI to provide funding to our subsidiaries incorporated in the BVI and Hong Kong subject to certain restrictions laid down in the BVI Act and the post-offering memorandum and articles of association of Charming Medical. Charming Medical’s subsidiary, Beautylab BVI, formed under the laws of the BVI is permitted under the laws of the BVI to provide funding to our Hong Kong Operating Subsidiaries subject to certain restrictions laid down in the BVI Act and the memorandum and articles of association of Beautylab BVI. As a holding company, Charming Medical may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. According to the BVI Act, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such a company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. If any of Charming Medical’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Charming Medical. Additionally, as of the date of this prospectus, there are no further BVI or Hong Kong statutory restrictions on the amount of funds which may be distributed by us by dividend. However, in the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or on our HK subsidiary’s ability by the PRC government to transfer cash. Any limitation on the ability of our Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. Other than what was disclosed above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. For a more detailed discussion of how the cash is transferred within our organization, see “Transfers of Cash to and from Our Subsidiaries” on page 4 and “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Operating Subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” on page 41 of this prospectus.

As of the date of this prospectus, neither Charming Medical, Beautylab BVI, nor the Operating Subsidiaries have declared or made any dividend or other distribution to their shareholders, including U.S. investors, nor have any dividends or distributions been made by subsidiaries to our BVI holding company. Charming Medical and its subsidiaries do not have any plans to distribute earnings in the foreseeable future. For a more detailed discussion of how cash is transferred among Charming Medical and its subsidiaries, see “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 4, “Dividend Policy” on page 59 and the audited consolidated financial statements and the accompanying footnotes beginning on F-1 of this prospectus.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. As of the date of this prospectus, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK$ into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors. The laws and regulations of the PRC do not currently have any material impact on the transfer of cash from Charming Medical to the Operating Subsidiaries or from the Operating Subsidiaries to Charming Medical, our shareholders, or U.S. investors. However, the PRC government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, distribute earnings and pay dividends to and from the other entities within our organization, or reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. For a more detailed discussion of this risk, see “Transfers of Cash to and from Our Subsidiaries” on page 4 and “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our Operating Subsidiaries by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” on page 41 of this prospectus.

Risk Factors Summary

Investing in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider all of the information in this prospectus (including in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto) before making an investment in our Class A Ordinary Shares. These risks could adversely affect our business, financial condition and results of operations, and cause the trading price of our Class A Ordinary Shares to decline. You could lose part or all of your investment. In reviewing this prospectus, you should bear in mind that past results are no guarantee of future performance. See “Special Notes Regarding Forward-Looking Statements” for a discussion of forward-looking statements and the significance of forward-looking statements in the context of this prospectus.

The following is a summary of what we view as our most significant risk factors:

Risks Related to Doing Business in Hong Kong

We face risks and uncertainties relating to doing business in Hong Kong in general, including, but not limited to the following:

•        All of our operations are conducted by our wholly-owned Operating Subsidiaries in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our Operating Subsidiaries’ business and may intervene or influence our Operating Subsidiaries’ operations, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiaries in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our Operating

Subsidiaries’ ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the changes in the policies, regulations, rules and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Chinese legal and regulatory system cannot be certain. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are conducted by our wholly-owned Operating Subsidiaries in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our Operating Subsidiaries’ business and may intervene or influence our Operating Subsidiaries’ operations, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiaries in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our Operating Subsidiaries’ ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the changes in the policies, regulations, rules and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Chinese legal and regulatory system cannot be certain” on page 23.

•        There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We or our subsidiaries may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We or our subsidiaries may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless” on page 25.

•        If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiaries, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may affect the business of our Hong Kong-based Operating Subsidiaries, which may ultimately and significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless” on page 29.

•        The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business” on page 29.

•        The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiaries’ operations and/or the value of the securities we are offering. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiaries’ operations and/or the value of the securities we are offering” on page 30.

•        There are some political risks associated with conducting business in Hong Kong. See “Risk Factors — Risks Related to Doing Business in Hong Kong — There are some political risks associated with conducting business in Hong Kong” on page 30.

Risks Related to Our Business and Industry

There are risks and uncertainties relating to our business and industry, including, but not limited to the following:

•        We operate in a dynamic industry and have a limited operating history. Our historical results of operations and financial performance may not be indicative of future performance. See “Risk Factors — Risks Related to Our Business and Industry — We operate in a dynamic industry and have a limited operating history. Our historical results of operations and financial performance may not be indicative of future performance” on page 31.

•        Our failure to compete effectively could adversely affect our market share, revenues and growth prospects. See “Risk Factors — Risks Related to Our Business and Industry — Our failure to compete effectively could adversely affect our market share, revenues and growth prospects” on page 32.

•        Our business depends, in part, on the quality of our service and products and our ability to meet customers’ expected outcomes. See “Risk Factors — Risks Related to Our Business and Industry — Our business depends, in part, on the quality of our service and products and our ability to meet customers’ expected outcomes” on page 33.

•        There are significant risks associated with contracting with third-party suppliers. See “Risk Factors — Risks Related to Our Business and Industry — There are significant risks associated with contracting with third-party suppliers” on page 34.

•        The relative lack of stringent laws and regulations in Hong Kong’s wellness and beauty services sector, particularly in the TCM-inspired wellness and beauty industry, poses a risk of inconsistent service quality. Any failure to maintain high standards of quality and safety could also adversely affect our reputation, customer trust, and overall business performance. In addition, to the extent any new regulatory measures are required to be implemented, our business, financial condition, and results of operations could be adversely affected, potentially materially decreasing the value of our Class A Ordinary Shares and rendering them worthless. See “Risk Factors — Risks Related to Our Business and Industry — The relative lack of stringent laws and regulations in Hong Kong’s wellness and beauty services sector, particularly in the TCM-inspired wellness and beauty industry, poses a risk of inconsistent service quality. Any failure to maintain high standards of quality and safety could also adversely affect our reputation, customer trust, and overall business performance. In addition, to the extent any new regulatory measures are required to be implemented, our business, financial condition, and results of operations could be adversely affected, potentially materially decreasing the value of our Class A Ordinary Shares and rendering them worthless.” on page 34.

•        We may from time to time become a party to litigation, legal disputes, claims or administrative proceedings that may materially and adversely affect us. See “Risk Factors — Risks Related to Our Business and Industry — We may from time to time become a party to litigation, legal disputes, claims or administrative proceedings that may materially and adversely affect us” on page 35.

•        The continued and collaborative efforts of our senior management and key employees are crucial to our success, and our business may be harmed if we lose their services. See “Risk Factors — Risks Related to Our Business and Industry — The continued and collaborative efforts of our senior management and key employees are crucial to our success, and our business may be harmed if we lose their services” on page 35.

•        If the Operating Subsidiaries fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to the business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, the business and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — If the Operating Subsidiaries fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to the business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, the business and results of operations may be materially and adversely affected” on page 35.

•        If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected” on page 36.

•        An economic downturn may adversely affect consumer discretionary spending and demand for our products and services. See “Risk Factors — Risks Related to Our Business and Industry — An economic downturn may adversely affect consumer discretionary spending and demand for our products and services” on page 37.

•        Our business expansion into other countries will require a substantial investment and commitment of resources, that is subject to risks and uncertainties. See “Risk Factors — Risks Related to Our Business and Industry — Our business expansion into other countries will require a substantial investment and commitment of resources, that is subject to risks and uncertainties” on page 37.

•        Our business is subject to complex and evolving product safety laws, regulations and standards. If we fail to comply with these laws, regulations and safety standards or if our products otherwise have defects, we may be required to recall products and may face penalties and product liability claims, either of which could result in unexpected costs and damage our reputation. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to complex and evolving product safety laws, regulations and standards. If we fail to comply with these laws, regulations and safety standards or if our products otherwise have defects, we may be required to recall products and may face penalties and product liability claims, either of which could result in unexpected costs and damage our reputation” on page 38.

•        Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales. See “Risk Factors — Risks Related to Our Business and Industry — Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales” on page 38.

•        If our products do not have the effects intended or cause undesirable side effects, our business, financial condition, results of operations, and prospects could be harmed significantly. See “Risk Factors — Risks Related to Our Business and Industry — If our products do not have the effects intended or cause undesirable side effects, our business, financial condition, results of operations, and prospects could be harmed significantly” on page 38.

•        Our business is subject to inherent risks relating to product liability and personal injury claims. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to inherent risks relating to product liability and personal injury claims” on page 38.

•        Our auditor has expressed substantial doubt about our ability to continue as a going concern based upon our working capital deficits as of March 31, 2025 and 2024. See “Risk Factors — Risks Related to Our Business and Industry — Our auditor has expressed substantial doubt about our ability to continue as a going concern based upon our working capital deficits as of March 31, 2025 and 2024” on page 39.

•        Our performance depends on key management as well as skilled and qualified TCM practitioners, technicians and support staff generally, and any failure to attract, motivate and retain such TCM practitioners, technicians and support staff could hinder our ability to maintain and grow our business. See “Risk Factors — Risks Related to Our Business and Industry — Our performance depends on key management as well as skilled and qualified TCM practitioners, technicians and support staff generally, and any failure to attract, motivate and retain such TCM practitioners, technicians and support staff could hinder our ability to maintain and grow our business” on page 40.

•        Our Chief Executive Officer, Kit Wong, also holds certain management positions and directorships of other companies and may allocate her time to such other businesses, thereby causing conflicts of interest in her determination as to how much time to devote to the business affairs of our Company. This could have a negative impact on our ability to implement our plan of operation. See “Risk Factors — Risks Related to Our Business and Industry — Our Chief Executive Officer, Kit Wong, also holds certain management positions and directorships of other companies and may allocate her time to such other businesses, thereby causing conflicts of interest in her determination as to how much time to devote to the business affairs of our Company. This could have a negative impact on our ability to implement our plan of operation” on page 40.

•        We have recently launched a franchise model, which is unproven and may not succeed. See “Risk Factors — Risks Related to Our Business and Industry — We have recently launched a franchise model, which is unproven and may not succeed.” on page 40.

•        We rely on franchisees to uphold our brand reputation and service quality, and any failure to do so may adversely affect our business. See “Risk Factors — Risks Related to Our Business and Industry — We rely on franchisees to uphold our brand reputation and service quality, and any failure to do so may adversely affect our business.” on page 41.

Risks Related to Our Corporate Structure

There are risks and uncertainties relating to our corporate structure, including, but not limited to the following:

•        We rely on dividends and other distributions on equity paid by our Operating Subsidiaries in Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiaries to make payments to us outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our or our Operating Subsidiaries’ ability by the PRC government to transfer cash in the future could have a material adverse effect on our ability to conduct business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our Operating Subsidiaries in Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiaries to make payments to us outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our or our Operating Subsidiaries’ ability by the PRC government to transfer cash in the future could have a material adverse effect on our ability to conduct business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” on page 41.

•        The laws of BVI provide limited protections for minority shareholders, so minority shareholders will not have the same options as to recourse in comparison to the U.S. if the shareholders are dissatisfied with the conduct of our affairs. See “Risk Factors — Risks Related to Our Corporate Structure — The laws of BVI provide limited protections for minority shareholders, so minority shareholders will not have the same options as to recourse in comparison to the U.S. if the shareholders are dissatisfied with the conduct of our affairs” on page 42.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law. See “Risk Factors — Risks Related to Our Corporate Structure — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law” on page 44.

•        As a company incorporated in the BVI, we are permitted to adopt certain BVI practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market listing standards. See “Risk Factors — Risks Related to Our Corporate Structure — As a company incorporated in the BVI, we are permitted to adopt certain BVI practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market listing standards” on page 46.

•        Our corporate actions will be substantially controlled by our Controlling Shareholder, Kit Wong, who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we are, and following this offering will continue to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. See “Risk Factors — Risks Related to Our Corporate Structure — Our corporate actions will be substantially controlled by our Controlling Shareholder, Kit Wong, who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we are, and following this offering will continue to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” on page 46.

Risks Related to Our Class A Ordinary Shares and This Offering

There are risks and uncertainties relating to our Class A Ordinary Shares and this Offering, including, but not limited to the following:

•        Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 47.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares, which could result in substantial losses to you. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares, which could result in substantial losses to you” on page 49.

•        Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares” on page 50.

•        If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them” on page 51.

•        The sale or availability for sale of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect the market price of our Class A Ordinary Shares. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — The sale or availability for sale of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect the market price of our Class A Ordinary Shares” on page 52.

•        You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased” on page 52.

•        Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our Board of Directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our Board of Directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment” on page 52.

•        As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Class A Ordinary Shares less attractive to investors. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Class A Ordinary Shares less attractive to investors” on page 53.

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company” on page 53.

•        As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will be permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. We are also permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will be permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. We are also permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards” on page 54.

•        We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively” on page 55.

•        There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares” on page 55.

Regulatory Development in the PRC

We are a holding company incorporated in the BVI with all of the operations conducted by our Operating Subsidiaries in Hong Kong. We currently do not have, nor do we currently intend to establish, any subsidiary nor do we plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

Accordingly, we believe PRC laws and regulations do not currently have any material or adverse impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. If there was a significant change to current political arrangements between Mainland China and Hong Kong, companies operating in Hong Kong might face similar regulatory risks as those operated in Mainland China, including their ability to offer securities to investors, list their securities on a U.S. or other foreign exchange, and conduct their business or accept foreign investment. In light of China’s recent expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules, regulations and the enforcement of laws in China can change quickly with little or no advance notice. The PRC government may intervene or influence the current and future operations in Hong Kong at any time or may exert more oversight and control over offerings conducted overseas and/or foreign investment in issuers like us.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over Mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

Cybersecurity Review

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China” or “PRC Personal Information Protection Law,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the CSRC, together with other relevant government authorities in Mainland China issued the Draft Overseas Listing Regulations, which require that a Mainland China domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published the Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. The publication of the Measures expands the application scope of the cybersecurity review to cover data processors and indicates greater oversight by the CAC over data security, which may impact our business and this Offering in the future.

Our Operating Subsidiaries may collect and store data (including certain personal information) from their customers, some of whom may be individuals in Mainland China, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). We do not expect the Measures to have an impact on our business, operations, or this Offering, given that (i) our Operating Subsidiaries are incorporated in Hong Kong (ii) we have no subsidiary, VIE structure nor any direct operations in Mainland China, and (iii) pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the Mainland China shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). We believe that our Operating Subsidiaries will not be deemed to be an “Operator” required to file for cybersecurity review before listing in the United States, because (i) our Operating Subsidiaries were incorporated in Hong Kong and operate in Hong Kong without any subsidiary or VIE structure in Mainland China and each of the Measures, the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations do not clearly provide whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, our Operating Subsidiaries have in aggregate collected and stored personal information of less than one million users; (iii) all of the data our Operating Subsidiaries have collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, neither us nor our Operating Subsidiaries have been informed by any PRC governmental authority of any requirement to file for a cybersecurity review or a CSRC review. Therefore, based on the relevant facts and the applicable laws and regulations above, and as advised by our PRC legal counsel, East & Concord Partners, we do not believe we are subject to the CSRC’s filing requirements under the Trial Administrative Measures or CAC’s cybersecurity review requirements.

Data Security Law

The PRC Data Security Law (the “Data Security Law” or “DSL”), which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. According to Article 2 of the Data Security Law, DSL applies to data processing activities within the territory of Mainland China as well as data processing activities conducted outside the territory of Mainland China which jeopardize the national interest or the public interest of PRC or the rights and interest of any PRC organization and citizens. Any entity failing to perform the obligations provided in the Data Security Law may be subject to orders to correct, warnings and penalties including ban or suspension of business, revocation of business licenses or other penalties. As of the date of this prospectus, we do not have any operation or maintain any office or personnel in Mainland China, and we have not conducted any data processing activities which may endanger the national interest or the public interest of PRC or the rights and interest of any PRC organization and citizens. Therefore, as of the date of this prospectus, based on the relevant facts and the applicable laws and regulations above, and as advised by our PRC legal counsel, East & Concord Partners, we do not believe that the Data Security Law is applicable to us.

CSRC Filing or approval

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations currently in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this Offering and the listing and trading of our Class A Ordinary Shares on Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by PRC-based companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant PRC government authorities issued the Draft Overseas Listing Regulations. The Draft Overseas Listing Regulations requires that Overseas Issuance and Listing shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an Overseas Issuer on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations.

On February 17, 2023, the CSRC released the Trial Administrative Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Administrative Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Administrative Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Administrative Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies.

Since recent statements, laws and regulatory actions by the PRC government are newly published, their interpretation, application and enforcement are unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. It also remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiaries located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to exert control over offerings conducted overseas and/or foreign investment in entities in Hong Kong, including our Operating Subsidiaries. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we may not be able to continue to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Charming Medical is a holding company incorporated in the BVI with operating entity based in Hong Kong. It does not have any VIE structure and does not have any operations in Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong with our officers and all members of the Board of Directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by our Operating Subsidiaries in Hong Kong. In other words, we have not generated revenues or profits from Mainland China in the most recent accounting year that accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. Therefore, based on PRC laws and regulations effective as of the date of this prospectus, (i) neither we, nor our subsidiaries, are “PRC domestic companies” which would be subject to the Trial Administrative Measures; and (ii) neither we, nor our subsidiaries are required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S. As such, we do not believe PRC laws and regulations have any material impact on our and our subsidiaries’ business, financial condition and results of operations.

However, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of PRC laws and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of, relevant Mainland China cybersecurity laws and other regulations. Since these laws, regulations and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our subsidiaries’ daily business operation and the listing of our Class A Ordinary Shares on a United States or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we or our subsidiaries will be subject to such filing requirements, or whether we or our subsidiaries will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Furthermore, if the Trial Administrative Measures, the Measures for Cybersecurity Review (2021), and the PRC Personal Information Protection Law (the “PIPL”) become applicable to us or our Operating Subsidiaries in Hong Kong, our operation and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiaries become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiaries will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.

Moreover, if there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we or our subsidiaries were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary approval or permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us or our subsidiaries to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, confiscating our and/or our Operating Subsidiaries’ income, revoking our or our Operating Subsidiaries’ business licenses or operating licenses, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from our Offering to finance our business and operations, and other forms of sanctions or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our or subsidiaries’ business operations, restrict our ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange, the value of our Class A Ordinary Shares may also significantly decline or be worthless, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. In addition, if the CSRC, the CAC, or other PRC regulatory authorities later promulgate new rules requiring that we or our subsidiaries must obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements. Any uncertainties and/or negative publicity regarding such an approval requirement could materially affect the interests of the investors and have a material adverse effect on the possibility of completion of the Offering.

Permission Required from Hong Kong and PRC Authorities

As of the date of this prospectus, we are advised by our Hong Kong counsel, FCLK, that we are not required to obtain permission or approval from Hong Kong authorities to offer the securities being registered to foreign investors. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations.

As advised by our PRC Counsel, East & Concord Partners, as of the date of this prospectus, based on PRC laws and regulations effective as of the date of this prospectus, the Company is not required to obtain regulatory approval from the CSRC in accordance with the Trial Administrative Measures or undergo a CAC’s cybersecurity review requirements before listing in the United States and to issue our Class A Ordinary Shares to foreign investors or operate our business as currently conducted, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) our Operating Subsidiaries were established and operate in Hong Kong and are not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC. We believe, neither the Company, Beautylab BVI nor any of our Operating Subsidiaries, are required to obtain any permissions or approvals from any PRC authorities to operate their business as of the date of this prospectus. No permissions or approvals have been applied for by us or denied by any relevant authority.

In the event that the operation of us or our Operating Subsidiaries in Hong Kong were to become subject to the PRC laws and regulations, the legal and operational risks associated in Mainland China also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiaries and us, given the substantial operations of our Operating Subsidiaries in Hong Kong and PRC government may exercise significant oversight over the conduct of business in Hong Kong.

However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Uncertainties still exist due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. In the event that our operations or those of our Operating Subsidiaries in Hong Kong were to become subject to PRC laws and regulations, the legal and operational risks associated with Mainland China would also apply to our operations in Hong Kong, and we would face the risks and uncertainties associated with the legal system in Mainland China, complex and evolving PRC laws and regulations, and questions as to whether and how recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiaries and us, given the substantial operations of our Operating Subsidiaries in Hong Kong and that the PRC government may exercise significant oversight over the conduct of business in Hong Kong.

In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face regulatory risks similar to those faced by companies operating in Mainland China, including restrictions on the ability to offer securities to investors, list securities on U.S. or other foreign exchanges, conduct business or accept foreign investment, or sanctions by the CSRC, the CAC, or other PRC regulatory agencies. Any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim extended transition periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the extended transition period for the adoption of new or revised financial accounting standards, having acknowledged that such election is irrevocable under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are required to report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We are required to file an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm within four months of the end of each financial year. As a foreign private issuer, we are not generally required to provide quarterly financial information to the shareholders. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Prior to completing this offering, we will not rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq. If we relied on our home country corporate governance practices in lieu of certain of the rules of Nasdaq after this offering, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so in the future, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Implications of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market, or Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Prior to the completion of this Offering, 77.60% of the issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares of the Company were owned by Ms. Kit Wong, our CEO, Director, and Chairman of the Board of Directors. After the completion of this Offering, Ms. Wong owns 69.29% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing 91.65% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 68.19% of our total issued and outstanding Ordinary Shares, representing 91.25% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we are a “controlled company” as defined under Nasdaq Listing Rules because our Controlling Shareholder holds more than 50% of the voting power for the election of directors.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules, we could elect to rely on these exemptions after we complete this offering, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nomination and compensation committees might not consist entirely of independent directors after we complete this offering.

Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in 2023. As of the date of this prospectus, our auditor is not subject to and not affected by the PCAOB’s Determination Report.

However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Class A Ordinary Shares and This Offering — Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 47.

Corporate Information

Our principal executive office is located at Units 1803-1806, 18/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong. The telephone number of our principal executive office is +(852) 2116 1492. Our registered agent in the BVI is Overseas Company Services Limited.

Our registered office and our registered agent’s office in the BVI are located at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, BVI, VG1110. Our agent for service of process in the United States is Cogency Global Inc., located at 122 E 42nd Street, 18th Floor, New York, NY 10168.

We maintain a website at https://www.charmingmed.com/. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Issuer:	Charming Medical Limited
Securities being Offered:	1,600,000 Class A Ordinary Shares
Initial Public Offering Price per Class A Ordinary Share:	The initial public offering price is US$4.00 per Class A Ordinary Share.
Ordinary Shares Outstanding Prior to this Offering:	13,338,000 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares
Ordinary Shares Outstanding after this Offering:	14,938,000 Class A Ordinary Shares (or 15,178,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full) and 2,000,000 Class B Ordinary Shares
Over-Allotment Option:

We have granted the underwriters an option for a period of 45 days from the closing of this Offering to purchase up to 15% of the total number of Class A Ordinary Shares to be offered by us pursuant to this Offering, solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts.

Lock-up

Our directors and officers and holders of more than 5% of our securities (including warrants, options, convertible securities, and ordinary shares of the Company) as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of the pricing of the offering. We have agreed with the underwriters that, for a period of six (6) months after the closing of this offering, we and any successors of us will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Listing:	Our Class A Ordinary Shares have been approved for listing on the Nasdaq Capital Market.
Trading market and symbol:	Our Class A Ordinary Shares are traded on the Nasdaq Capital Market under the symbol “MCTA.”
Transfer Agent:	Transhare Corporation
Risk Factors:

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Class A Ordinary Shares.

Use of Proceeds:

The net proceeds to us from this offering is approximately US$4.9 million (or US$5.7 million if the underwriters exercise the option to purchase additional Class A Ordinary Shares in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us, based on the initial public offering price of US$4.00 per Class A Ordinary Share. We intend to use the proceeds from this Offering for:

•   Approximately 40% for expanding business and geographic coverage, such as opening new wellness centers in other geographic markets like Southeast Asia;

•   Approximately 30% for potential strategic investment and acquisitions; and

•   Approximately 10% for research and development, including funding for technology development and product development; for example, we may invest in ingredient research and exploring new uses of medicinal herbs for skincare product development; and

•   Approximately 20% for general working capital and corporate purposes.

See “Use of Proceeds” for more information.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and, in the documents, referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Doing Business in Hong Kong

The legislation of Article 23 of the Basic Law which has come into effect in March 2024 and the evolving Hong Kong legal system have inherent uncertainties that could limit the legal protection available to you.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely Hong Kong’s constitutional document, which ensures Hong Kong a high degree of autonomy and the ability to retain its own executive, legislative and independent judicial powers, including that of final adjudication under the principle of “One Country, Two Systems.” Additionally, Hong Kong is responsible for its own domestic affairs including, but not limited to, immigration and customs, public finance and currencies and, with the assistance or authorization of the Central People’s Government of the PRC, the Hong Kong government may make appropriate arrangements with foreign states for reciprocal juridical assistance. Hong Kong continues using the common law system, rather than the civil law system adopted by mainland China.

However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. On March 19, 2024, the Legislative Council of Hong Kong passed the Safeguarding National Security bill and the Safeguarding National Security Ordinance, which was enacted according to the Article 23 of the Basic Law of Hong Kong, has come into effect on March 23, 2024, and the previous proposal for the legislation of Article 23 of the Basic Law in 2003 was withdrawn due to mass opposition. The said ordinance mainly covers five types of offenses, i.e. treason, insurrection, offences in connection with state secrets and espionage, sabotage endangering national security and related activities, and external interference and organizations engaging in activities endangering national security. It is difficult for us to predict the degree of its adverse impact on Hong Kong or our business in Hong Kong but if our Hong Kong Operating Subsidiaries is determined to be in violation of the Safeguarding National Security Ordinance by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected. Since all of our operations are based in Hong Kong, any change in the political arrangements between Hong Kong and the PRC may pose an adverse impact on the stability of the economy in Hong Kong, thereby directly and adversely affecting our business, results of operations and financial positions, and legal protection available to investors.

All of our operations are conducted by our wholly-owned Operating Subsidiaries in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiaries in Hong Kong may be subject to certain PRC laws and regulations, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain.

We have no operations in Mainland China. Our Operating Subsidiaries are located and operate their business in Hong Kong, a special administrative region of the PRC. Pursuant to the Basic Law of Hong Kong (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of certain PRC laws and regulations to Hong Kong. As a result, there is no guarantee that the PRC government will not choose to implement the laws of Mainland China in Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiaries in the future, which could have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political arrangements, or other unforeseeable reasons.

In the event that we or our Operating Subsidiaries in Hong Kong were to become subject to the PRC laws and regulations, the legal and operational risks associated in Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiaries and us, given the substantial operations of our Operating Subsidiaries in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties and may change quickly with little advance notice. The risk that the PRC government may intervene or influence our Operating Subsidiaries’ operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with clients in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives in Mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention;

•        cause devaluation of our securities or delisting; and,

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Based on our understanding of the PRC laws and regulations currently in effect as of the date of this prospectus, as our Operating Subsidiaries is located and operates in Hong Kong, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Class A Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the Operating Subsidiaries in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering it worthless.

There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We or our subsidiaries may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” or the “PIPL,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. Pursuant to the PIPL, personal data processors (“data processors”) shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the Cyberspace Administration of China (the “CAC”); (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or transferred outside the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. CAC has said that under the proposed rules companies holding data on more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing.

Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came into effect on March 31, 2023. Compared to the Draft Overseas Listing Regulations, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Although our Operating Subsidiaries in Hong Kong may collect and store certain data (including certain personal information) from our customers, some of whom may be individuals in Mainland China, in connection with our business and operations for “Know Your Customers” purpose, we believe we and our Operating Subsidiaries will not be deemed to be an “operator of critical information infrastructure,” any “data processor” carrying out data processing activities, and we are not subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiaries’ operations in Hong Kong, since (i) our Operating Subsidiaries are incorporated and operating in Hong Kong only without any subsidiary or VIE in Mainland China, and it is unclear whether the Measures for Cybersecurity Review (2021) shall be applied to a Hong Kong company; (ii) as of the date of this prospectus, our Operating Subsidiaries have in aggregate collected and stored the personal information of less than one thousand individuals in Mainland China only and we have acquired the customers’ separate consents for collecting and storing of their personal information and data; (iii) we do not place any reliance on collection and processing of any personal information to maintain our business operation; (iv) data processed in our business should not have a bearing on national security nor affect or may affect national security; (v) all of the data our Operating Subsidiaries have collected is stored in servers located in Hong Kong; and (vi) as of the date of this prospectus, neither we or our Operating Subsidiaries have been informed by any PRC governmental authority of being classified as “operator of critical information infrastructure” or “data processor” that is subject to CAC cybersecurity review or a CSRC review.

Furthermore, based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe we are not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S. since neither we, nor our subsidiaries, are “PRC domestic companies” which are subject to the Trial Administrative Measure, because (i) we are headquartered in Hong Kong, with our officers and all members of the board of directors based in Hong Kong who are not Mainland China citizens; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor is it controlled by any Mainland Chinese company or individual directly or indirectly; (iii) we only operate in Hong Kong, all of our revenues and profits are generated by our Operating Subsidiaries in Hong Kong, none of our business activities are conducted in Mainland China, and revenues or profits from Mainland China in the most recent accounting year do not account for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period; (iv) we do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; (v) pursuant to the Basic Law of Hong Kong, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including uncertainties regarding the interpretation and enforcement of the PRC laws and regulations and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of the Trial Administrative Measures, PIPL, relevant Mainland China data privacy, cybersecurity laws and other regulations. It is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiaries and the listing of our Class A Ordinary Shares on the U.S. or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you when or whether we will be subject to such filing requirements, or will be able to obtain clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Although we are currently not required to obtain approvals from the PRC authorities to operate our business or continue to list on the U.S. exchanges and offer securities, specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to continue to list our securities on a U.S. securities exchange or issue securities to foreign investors, we cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. There remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and the relevant PRC governmental authority may not take a view that is consistent with ours. Also, significant uncertainty exists in relation to the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our business operations and the listing of our Class A Ordinary Shares in the U.S. could be subject to cybersecurity review by the CAC, in the future. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely fashion or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties which could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, if the Trial Administrative Measures, Measures for Cybersecurity Review (2021), the PIPL, become applicable to us or our Operating Subsidiaries in Hong Kong, our operation and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiaries become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiaries will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. If there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in Mainland China as a foreign investor or accept foreign investments, ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Although we are not subject to cybersecurity review by the CAC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for ours and our Operating Subsidiaries’ operations in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfilment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so. See “Regulation” on page 104.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or our Operating Subsidiaries conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Trial Administrative Measures published by CSRC on February 17, 2023, which came into effect on March 31, 2023, also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiaries located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiaries. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we may not be able to continue to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed into law the Hong Kong Autonomy Act (“HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of HKSAR, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or clients dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiaries, which represent substantially all of our business, are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiaries’ operations and/or the value of the securities we are offering.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC accepted conditions such as Hong Kong’s Basic Law. According to Article 18 of the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws relating to the national flag, national anthem, and diplomatic privileges and immunities. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, parliamentary system, and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system. However, if there are any changes in relation to the political arrangements which allows Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Subsidiaries’ business and operations. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with our customers.

There are political risks associated with conducting business in Hong Kong.

All of our operations are in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive all of our revenue from operations in Hong Kong. Accordingly, the business operations and financial conditions of our Operating Subsidiaries will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect our operations. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. Since all of our operations are based in Hong Kong, any change of such political arrangements may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Based on certain recent developments including the Hong Kong National Security Law that was passed in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump issued an executive order and signed into law the HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, Mainland China, and Hong Kong, which could potentially harm our business. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

Because our business is conducted in Hong Kong dollars and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Since our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, because our Class A Ordinary Shares offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollar in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Risks Related to Our Business and Industry

We operate in a dynamic industry and have a limited operating history. Our historical results of operations and financial performance may not be indicative of future performance.

As a company with a relatively limited operating history, our historical results may not be indicative of our future performance. We may not be successful in executing our growth strategy, and even if we achieve our strategic plan, we may not be able to sustain profitability. In future periods, our revenue could decline or grow more slowly than we expect. We may also incur significant losses in the future for a number of reasons, including as a result of the materialization of the following risks and the other risks described in this prospectus, and we may encounter unforeseen difficulties, complications, delays and other unknown factors:

•        we may be unsuccessful in predicting and capturing industry trends and consumer preferences;

•        we may be unable to introduce new services and products that appeal to consumers;

•        we may be unsuccessful in protecting or enhancing the recognition and reputation of our brand;

•        we may be unsuccessful in competing for market share with our existing or new competitors;

•        the ability of our third-party suppliers to produce and deliver our products in a timely way and subject to ever changing customer expectations could be disrupted;

•        we may fail to adjust our sales and marketing strategies fast enough to stay current with consumers’ behavioral changes in using internet and mobile devices;

•        we may not be able to maintain and improve our customer experience;

•        we may experience service interruptions, data corruption, cyber-based attacks or network security breaches which may result in the disruption of our operating systems;

•        we may be unable to retain key members of our senior management team or attract and retain other qualified personnel;

•        we may fail to successfully implement new business initiatives, especially expansion into new offerings or new business lines in which we have limited or no prior experience, including sustaining continued expansion of our Operating Subsidiaries;

We cannot be sure that we will be successful in addressing these and other risks and challenges we may face in the future. Any of these occurrences could have a material and adverse impact on our business, results of operations and financial condition. Our customer base may not continue to grow or may decline as a result of such risks. Any of these risks could cause our net sales growth to decline and may adversely affect our margins and profitability. Failure to continue our net sales growth or improve margins could have a material adverse effect on our business, financial condition, and results of operations. You should not rely on our historical rate of net sales growth as an indication of our future performance.

Our failure to compete effectively could adversely affect our market share, revenues and growth prospects.

The TCM-inspired beauty and wellness industry in Hong Kong and its surrounding region in mainland China is subject to significant competition and pricing pressures. Competition in the industry is based on multiple factors, including the ability to launch new products and introduce new services, pricing of products, quality of products and services, brand awareness, perceived value and quality, innovation, offline sales capabilities, customers’ functional and emotional satisfaction, promotional activities, advertising, e-commerce initiatives and other activities. We will experience significant competitive pricing pressures as well as competitive products and services. Several significant competitors may offer products and services at the same or lower prices than ours. The market is highly sensitive to the introduction of new services and products, which may rapidly capture a significant share of the market. It is possible that one or more of our competitors could develop a significant research advantage over us that allows them to provide superior products that are more attractive to consumers, which could put us in a competitive disadvantage. Our competitors may also roll out services and products targeting younger generations at a competitive price or adopt a price-cutting strategy for their current products and services to directly compete with us. We cannot ensure that our existing customers will not allocate more market share to our competitor’s services and products or cease to purchase our products or use our services completely. Further, our competitors may attempt to gain market share by offering products at prices at or below the prices at which our products are typically offered. Competitive pricing may require us to reduce our prices, which would decrease our profitability or result in lost sales. Because many of our competitors have greater resources than we do, they may be able to better withstand these price reductions and loss of sales under a competitive pricing strategy. Continued pricing pressure or improvements in research and shifts in customer preference could adversely impact our customer base or pricing structure and have a material and adverse effect on our business, financial conditions, results of operations and cash flows.

It is difficult for us to predict the timing and scale of our competitors’ activities in these areas or whether new competitors will emerge in the TCM-inspired beauty and wellness industry. In addition, further technological breakthroughs, including new and enhanced technologies, new product offerings by competitors and the strength and success of our competitors’ marketing programs may impede our growth and the implementation of our business strategy. Our ability to compete also depends on the continued strength of our brand, services, and products, our ability to predict and capture industry trends and consumer preferences, the success of our marketing, innovation and execution strategies, the continued diversification of our product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment and supply chain management, and our success in entering new markets and expanding our business in existing geographies. If we are unable to continue to compete effectively, we may lose our market share and our business, results of operations and financial condition may be materially and adversely affected.

If we are unable to provide superior customer experiences, our business and reputation may be materially and adversely affected.

The success of our business depends on our ability to provide superior customer experience, which in turn depends on a variety of factors, including but not limited to:

•        Providing personalized services and solutions tailored to customers’ needs and emphasizing TCM’s holistic approach;

•        Ensuring all technicians are highly trained, licensed, and experienced;

•        Ensuring the use of only high-quality, authentic products that are sourced from reputable suppliers and meet safety standards;

•        Providing exceptional customer service by training all technicians and staff to be attentive, friendly, and knowledgeable; and

•        Actively seeking customer feedback to identify areas for improvement and using the feedback to continuously refine and improve services, ensuring that customer preferences and expectations are consistently met or exceeded.

However, if our technicians or staff fail to provide satisfactory service, or the therapies do not deliver the promised results as expected by the customers, or if customers experience difficulty in booking appointments, long wait times, or if appointments are frequently rescheduled or canceled, our brand and customer loyalty may be adversely affected.

Besides, we cannot guarantee that we will be able to maintain a low turnover rate of existing employees and provide sufficient training to new employees to meet our standards of customer service or that an influx of less experienced personnel will not dilute the quality of our customer service. In addition, any negative publicity or poor feedback regarding our customer service may harm our brand and reputation and in turn cause us to lose customers and market share.

Our business depends, in part, on the quality of our service and products and our ability to meet customers’ expected outcomes.

Our success is heavily dependent on the quality of our products and services and our ability to meet or exceed customer expectations. If we fail to consistently deliver products and services that achieve the desired results for our customers, our reputation could suffer, leading to decreased customer satisfaction, loss of repeat business, and potential negative reviews. This, in turn, could adversely affect our ability to attract new customers and maintain long-term business relationships, ultimately impacting our revenue and profitability. In addition, any loss of confidence on the part of consumers in the quality, of the products and our services, or the ingredients used in our products, whether related to product contamination or product safety or quality failures, actual or perceived, or inclusion of prohibited or restricted ingredients or an improper mixture of ingredients, could tarnish the image of our brand and could cause consumers to choose other products. Allegations of contamination or other adverse effects on product safety or suitability for use by a particular consumer, even if untrue, may require us to expend significant time and resources responding to such allegations and could, from time to time, result in the suspension of sales or a recall of a product from any or all of the markets in which the affected product was distributed. Any such issues or recalls could negatively affect our profitability and brand image.

If our products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet our consumers’ expectations, our relationships with consumers could suffer, the appeal of our brand could be diminished, we may need to recall some of our products and/or become subject to regulatory action, and we could lose sales or market share or become subject to boycotts or liability claims. In addition, safety or other defects in our competitors’ products could reduce consumer demand for our products if consumers view them to be similar. Any of these outcomes could result in a material adverse effect on our business, financial condition and results of operations.

Any catastrophe, including natural catastrophes, epidemics and other outbreaks and extraordinary events, could disrupt our business operation.

In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, other epidemics or other public safety concerns affecting Hong Kong. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or otherwise operation interruptions of ours and our manufacturers, suppliers and service providers, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect the ability of ours and our manufacturers, suppliers and service providers to conduct the daily operations and to manufacture and deliver our products. Our business could also be adversely affected if employees of ours or our manufacturers, suppliers and service providers are affected by epidemics.

There are significant risks associated with contracting with third-party suppliers.

We sell a significant number of products that are manufactured by third-party suppliers over which we have no direct control. We cannot guarantee that no contaminations, defects, or other safety issues will happen with respect to the raw materials, components, and ingredients or during the manufacturing process. While we have implemented processes and procedures to try to ensure that the suppliers we use are complying with all applicable regulations, there can be no assurances that they are or will be effective in preventing all defects or safety issues or otherwise maintaining full compliance of our products with product safety related laws, regulations and standards. We cannot guarantee that our third-party suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in our marketing and distribution of contaminated or dangerous products which would subject us to product liability risk and could result in the imposition by government authorities of penalties. Any or all of these effects could adversely affect our business, financial condition and results of operation.

The relative lack of stringent laws and regulations in Hong Kong’s wellness and beauty services sector, particularly in the TCM-inspired wellness and beauty industry, poses a risk of inconsistent service quality. Any failure to maintain high standards of quality and safety could also adversely affect our reputation, customer trust, and overall business performance. In addition, to the extent any new regulatory measures are required to be implemented, our business, financial condition, and results of operations could be adversely affected, potentially materially decreasing the value of our Class A Ordinary Shares and rendering them worthless.

The beauty and wellness industry, particularly the TCM-inspired beauty and wellness industry, lacks universally accepted regulatory frameworks governing qualifications and practices in Hong Kong. Industry standards such as “Specification of Competency Standards for the Beauty Industry in Hong Kong,” which outline the skills, knowledge, and competencies required for beauty industry professionals, were established to standardize professional qualifications and ensure high-quality services and safety standards. While adherence to these standards is highly recommended to maintain industry credibility and consumer trust, it is voluntary rather than mandatory. As a result, the industry is largely self-regulated, with qualifications and service practices varying widely across providers. Even though we have implemented rigorous internal quality control measures, the absence of external regulatory oversight increases the risk of inconsistencies in service delivery. Should new regulatory measures be introduced and implemented, and we are unable to comply with the new regulations in a timely manner, our business, financial condition, and results of operations could be adversely affected, potentially materially decreasing the value of our Class A Ordinary Shares, and rendering them worthless. Any failure to maintain high standards of quality and safety could also adversely affect our reputation, customer trust, and overall business performance.

Our employees or business partners or other parties with whom we maintain business relationships may engage in misconduct or other improper activities, which may disrupt our business, hurt our reputation and results of operations.

Our employees or business partners, including third-party suppliers, may be subject to regulatory penalties or punishments or other legal proceedings because of their wrongdoings or regulatory compliance failures, which may disrupt our business. For example, we currently rely on third-party manufacturers to produce our products. Although we usually require our third-party manufacturers to provide compliance representations and covenants, we cannot assure that they will not engage in any incompliant practices such as environmental or product safety requirement violations. If they engage in any noncompliance or face regulatory sanctions or operation suspensions, our business may as a result be disrupted and our reputation may be harmed.

We are exposed to the risk of fraud or other misconduct by our employees or third parties partners with whom we have business arrangements. Misconduct by employees or third-party partners could include inadvertent or intentional failures to comply with the laws and regulations to which we are subject or with our policies, provide accurate information to regulatory authorities, comply with ethical, social, product, labor and environmental standards, comply with fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to us. We have no control over the off-work time and behaviors of our employees and the operations of our third-party partners. Any legal liabilities of, or regulatory actions against, our employees, especially key employees, or business partners may affect our business activities and reputation and, in turn, our results of operations.

We may from time to time become a party to litigation, legal disputes, claims or administrative proceedings that may materially and adversely affect us.

We may from time to time become a party to various litigation, legal disputes, claims or administrative proceedings arising in the ordinary course of our business. The outcome of any litigation, legal disputes, claims or administrative proceedings is hard to predict. If any verdict or award is rendered against us or if we decide to settle the disputes, we may be required to incur monetary damages or other liabilities. Even if we can successfully defend ourselves, we may have to incur substantial costs and spend substantial time and effort in these lawsuits. Negative publicity relating to such litigation, legal disputes, claims or administrative proceedings may damage our reputation and adversely affect the image of our brand and services. Furthermore, any litigation, legal disputes, claims or administrative proceedings which are not of material importance may escalate due to the various factors involved, such as the facts and circumstances of the cases, the likelihood of winning or losing, the monetary amount at stake, and the parties concerned continue to evolve in the future, and such factors may result in these cases becoming of material importance to us. Consequently, any ongoing or future litigation, legal disputes, claims or administrative proceedings could materially and adversely affect our business, financial condition and results of operations.

The continued and collaborative efforts of our senior management and key employees are crucial to our success, and our business may be harmed if we lose their services.

Our success is, to a certain extent, attributable to the management and sales and marketing, as well as the continued and collaborative efforts of our senior management and key employees. If our senior management cannot work together effectively or efficiently, our business may be severely disrupted. If, however, one or more of our executives or other key personnel are unable or unwilling to continue to provide services to us, we may not be able to find suitable replacements easily or at all. Competition for management and key personnel is intense in the TCM-inspired beauty and wellness industry and the pool of qualified candidates is limited. We may not be able to retain the services of our executives or key personnel, or attract and retain experienced executives or key personnel in the future. If any of our executive officers or employees joins a competitor or forms a competing business, they may divulge business secrets, know-how, customer lists and other valuable resources. Our senior management and key employees have entered into employment agreements which include confidentiality terms with us. However, if any dispute arises between any of them and us, we may have to incur substantial costs and expenses in order to enforce such agreements or we may be unable to enforce such agreements at all. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

Our future success will also depend on our ability to attract and retain highly skilled technical, managerial, finance, marketing, sales and customer service employees. Qualified individuals are in high demand and competition for talent could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation, we may not be able to successfully attract, assimilate or retain the personnel we need to succeed.

If the Operating Subsidiaries fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to the business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, out business and results of operations may be materially and adversely affected.

As of the date of this prospectus, our Operating Subsidiaries have obtained and maintained valid business licenses and permits, among other things, necessary for our operations and the provision of services and the sale of products. However, as a fast-growing company with a limited operating history that is continuously exploring other approaches to conduct sales and marketing cost-effectively and capture points of growth, we may not be able to obtain in time all the additional licenses, registrations and filings that are advisable to obtain for certain aspects of our operations. Failure to obtain such additional licenses, permits, registrations, or filings that could later become necessary to obtain as a result of new enactment or promulgation of government policies, laws, or regulations, which may subject us to warnings, orders of correction, pecuniary penalties or other administrative proceedings from relevant governmental authorities, could materially and adversely affect our business and results of operations. As of the date of this prospectus, we have not received any notice of warning nor have we been subject to any administrative penalties or other disciplinary actions from the relevant governmental authorities for lack of licenses, permits, registrations, or filings. However, we cannot assure you that we will not be subject to any administrative action that may materially and adversely affect our business, financial condition, and results of operations.

In addition, certain licenses, permits, or registrations we hold are subject to periodic renewal. If we fail to maintain or renew one or more of our licenses and certificates when their current term expires or obtain such renewals in a timely manner, our operations could be disrupted.

Further, due to uncertainties of interpretation and implementation of existing laws and the adoption of additional laws and regulations, the licenses, permits, registrations or filings we held may be deemed insufficient by relevant regulatory authorities, which may restrain our ability to expand our business scope and may subject us to fines or other regulatory actions. Furthermore, as we develop and expand our business scope, we may need to obtain additional permits and licenses and we cannot assure that we will be able to obtain such permits on time or at all.

If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely on a combination of trademark, trade secret, and other laws protecting proprietary rights, nondisclosure and confidentiality agreements and other practices, to protect our brand and proprietary information, know-how, technologies and processes. Our intellectual property are valuable assets that support our brand and consumers’ perception of our products. Third parties may oppose our trademark or patent applications domestically or abroad, or otherwise challenge our use of intellectual properties. In the event that our trademarks or other intellectual properties are successfully challenged, we could be forced to rebrand our products or refrain from using certain designs, which could result in the loss of brand recognition, impair the attractiveness of our products and could require us to devote resources to advertising and marketing new brands and product designs.

Despite our efforts to protect our intellectual property rights and proprietary information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual properties or know-how. Monitoring for infringement or other unauthorized use of our intellectual property rights and know-how is difficult and costly, and such monitoring may not be effective. From time to time, we may have to resort to courts or administrative proceedings to enforce our intellectual property rights, which may result in substantial costs and the diversion of resources.

Franchisees may misuse our intellectual property, which could harm our brand and competitive position.

As part of our franchise model, we license our brand name, trade marks, and proprietary business model to third-party franchisees. Despite contractual restrictions, there is a risk that franchisees may misuse or improperly disclose our intellectual property, including trade secrets, operational know-how, and marketing content. If we are unable to adequately monitor or enforce our intellectual property rights, or if such misuse occurs, it could undermine our competitive advantages and dilute the value of our brand.

We collect, store, process and use a variety of customer data and information for analysis of the changing consumer preferences and industry trends, which subjects us to laws and regulations related to privacy, information security and data protection. Any failure to comply with these laws and regulations could materially and adversely harm our business.

We collect, store, process and use a variety of customer data and information for analysis of the changing consumer preferences and beauty trends to guide our product development and to improve our products and customer experience and to predict and react to industry trends and consumers’ preferences and behavior effectively and efficiently. The confidentiality, access, collection, use and disclosure of customers’ data are highly regulated in Hong Kong. The government authorities have enacted laws and regulations relating to the protection of privacy, personal information and data, under which we are required to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain appropriate customer consent and to establish customer information protection systems with appropriate remedial measures. While we strive to comply with such laws and regulations, as well as our privacy policies and other obligations we may have with respect to privacy and data protection, some of our data collection activities may be deemed beyond the scope of or without the consent of our customers. Any failure or perceived failure to comply with laws, regulations or policies related to privacy, information security and data protection may result in inquiries and other proceedings or actions against us by government authorities or others, as well as negative publicity and damage to our reputation and brand, each of which could cause us to lose customers. In addition, as data protection and privacy issues draw more and more attention from society, we may also become subject to new laws and regulations, or newly adopted interpretations and applications of existing privacy and data protection laws or regulations, which are often uncertain and in flux and could further restrict collection and usage of customer data, or otherwise inconsistent with our practice. Any additional enactment or promulgation of this type of law or regulation may, among other things, require us to implement new security measures or bring within the legislation or promulgation other personal data not currently regulated. Compliance with any additional laws could be expensive, may place restrictions on our data collection and processing practice, the conduct of our business and how we interact with our customers.

Any data breach or security incident may lead to leaks and/or unauthorized access, disclosure, or use of personal data we collect, which may hurt our reputation and brand image, disrupt our operations, as well as materially and adversely affect our financial condition and results of operations.

We collect, store, and analyze customer and operations data, some of which are sensitive personal data. As such, any data breach or security incident could expose us to the risk of unintentional leaks and/or unauthorized access, disclosure, or use of these personal data, which may hurt our reputation and brand image, disrupt our operations, as well as materially and adversely affect our financial condition and results of operations. We could face government enforcement, significant fines, litigation settlements or judgments, and declining share prices, if we were to be found liable for data breaches. Our data is encrypted and saved on cloud-based servers, segregated from the internet, protected by access control, and further backed up in long-distance servers, so as to minimize the possibility of data loss or breach. As of the date of this prospectus, we have not experienced any material security breaches.

Despite the security measures we have implemented, we may experience cyber-attacks of varying degrees, including attempts to hack into our cloud or our intranet and steal customer and business information or obtain economic benefits from us. Our security measures may also be breached due to employee error, malfeasance, or otherwise. Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our data, or may otherwise obtain access to such data. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our information system that could deter our customers from engaging with us, and have an adverse effect on our business and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, our customers’ and business partners’ perception of the effectiveness of our security measures could be harmed, we could lose customers and business partners, may not be able to maintain the level of engagement with customers and business partners and we may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business and results of operations.

An economic downturn may adversely affect consumer discretionary spending and demand for our products and services.

Our products and services may be considered discretionary purchases for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions and other factors, such as consumer confidence in future economic conditions, consumer sentiment, the availability and cost of consumer credit, levels of unemployment, and tax rates. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and consumer demand for our products may not grow as we expect. Our sensitivity to economic cycles and any related fluctuation in consumer demand for our products and services may have an adverse effect on our results of operations and financial condition.

Our business expansion into other countries will require a substantial investment and commitment of resources, that is subject to risks and uncertainties.

We plan to increase our international market share by entering new geographic regions or countries. A successful business expansion is dependent not only on our ability to manage the financial and operational aspects of our existing stores, but more importantly, our expansion strategies, including thorough market research to understand local demand, consumer behavior, and the competitive landscape. We must also navigate regulatory and legal compliance, adapt to cultural differences, and establish efficient supply chains and logistics. Besides, brand recognition, talent acquisition, and strategic partnerships are crucial for a successful business expansion. We cannot guarantee that our business expansion into other regions or countries will be successful. These risks and uncertainties associated with new markets may result in financial losses, hinder the company’s ability to sustain operations in new markets, and ultimately affect the overall success of the expansion strategy, and our total revenue and profitability.

Our business is subject to complex and evolving product safety laws, regulations and standards. If we fail to comply with these laws, regulations and safety standards or if our products otherwise have defects, we may be required to recall products and may face penalties and product liability claims, either of which could result in unexpected costs and damage our reputation.

The production and sale of beauty products and their components, ingredients and raw materials are subject to product safety laws, regulations and national and industrial standards. All our therapies and products undergo strict quality control, including training service providers and selecting third-party product suppliers to ensure safety and efficacy. In addition, we closely monitor the development of laws, regulations and standards applicable to our business. However, some of these laws, regulations, and standards are relatively new and because their interpretation and implementation are evolving, we cannot assure you that the competent authorities will always hold the same view as our counsel does in terms of the compliance of our business operations. Any failure or perceived failure to comply with laws, regulations or standards with respect to product safety, or any sale suspension or product recall may lead to government investigations of us, penalties and lawsuits against us which may result in adverse publicity. Furthermore, we may experience significant costs in connection with the suspension of sales or recall, litigation, investigations or penalties which could have a material and adverse effect on our business, financial condition and results of operations.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

Our business is particularly subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

Furthermore, the TCM-inspired beauty and wellness industry is characterized by rapid and frequent changes in demand, consumer preference, and new product introductions. Our failure to accurately predict or follow these trends could negatively impact consumer opinion of our brand, our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to: accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price our products competitively; manufacture and deliver our products in sufficient volumes and in a timely manner; and differentiate our product offerings from those our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

If our products do not have the effects intended or cause undesirable side effects, our business, financial condition, results of operations, and prospects could be harmed significantly.

Although many of the ingredients in our current products for which there is a long history of human consumption and we believe that all of these products and the combinations of these ingredients are safe when taken as directed, the products could have certain undesirable side effects if not taken as directed or if taken by a consumer who has certain medical conditions. In addition, these products may not have the effect intended if they are not taken in accordance with instructions, which may include dietary restrictions. Furthermore, there can be no assurance that any of these products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen cohort. If any of our current products or products we develop in the future are later shown to be harmful or generate negative publicity from perceived harmful effects, our business, financial condition, results of operations, and prospects could be harmed significantly.

Our business is subject to inherent risks relating to product liability and personal injury claims.

As a provider of TCM-inspired beauty and wellness therapies and products, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. For instance, adverse reactions resulting from human consumption of the ingredients contained in our products could occur. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any available business interruption insurance in Hong Kong, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

Our auditor has expressed substantial doubt about our ability to continue as a going concern based upon our working capital deficits as of March 31, 2025 and 2024.

Our audited financial statements for the fiscal years ended March 31, 2025 and 2024 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based upon our working capital deficits as of March 31, 2025 and 2024. The Company had a working capital deficit of US$1,581,254 and US$2,212,261 as of March 31, 2025 and 2024. These circumstances gave rise to substantial doubt that the Company would continue as a going concern subsequent to March 31, 2025. The Company had US$816,771 cash and cash equivalents and US$1,441,099 certificates of deposit as of March 31, 2025.

We intend to meet the cash requirements for the next 12 months from the issuance date of the consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. In June 2025, we have received US$381,043 subscription receivables from existing shareholders. Currently, we are obtaining additional financing and negotiating the terms of the existing short-term liabilities. In addition, our Controlling Shareholder, Ms. Kit Wong, has made pledges to provide continuous financial support to the Company for at least the next 12 months from the issuance of the Company’s consolidated financial statements. On the other hand, we are continuously working to improve operational efficiency, reduce costs, and enhance overall efficiency. We have achieved a net income of US$1,199,085 for the fiscal year ended March 31, 2025, which shows an improvement in our profitability when comparing to the net income of US$821,743 for the fiscal year ended March 31, 2024. Therefore, we consider we are able to continue as a going concern to meet our liquidity needs for the next 12 months. As such, we believe our ability to continue as a going concern is not contingent upon obtaining funding from sales of our stock securities in this Offering. Despite our efforts to obtain additional funding and reduce operating costs, there is no assurance that our plans and actions will be successful. Therefore, there is a substantial doubt about our ability to continue as a going concern, and that it may be unable to realize its assets and discharge its liabilities in the normal course of business. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If we become unable to continue as a going concern, we may have to liquidate our assets, and the value we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Our potential inability to continue as a going concern may materially and adversely affect the price of our shares and our ability to raise new capital or to continue our operations. See “Notes to the Consolidated Financial Statements — Summary of Significant Accounting Policies and Practices — Going Concern” on page F-22.

We may not effectively manage our growth, which could materially harm our business.

We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our compliance, accounting finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

Our continued growth will require an increased investment by us in technology, facilities, personnel and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically acquired. We may not be successful in identifying or implementing all of the processes that are necessary. Furthermore, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

Our performance depends on key management as well as skilled and qualified TCM practitioners, technicians and support staff generally, and any failure to attract, motivate and retain such TCM practitioners, technicians and support staff could hinder our ability to maintain and grow our business.

Our future success is significantly dependent upon the continued service of our management and key personnel, including skilled and qualified TCM practitioners, technicians, and support staff. If we lose the services of any member of management or key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could disrupt our business and growth, thereby materially and adversely affecting our business, financial condition, results of operations and prospects. Moreover, if any of our senior management or other key personnel joins or establishes a competing business, we may lose some of our customers, which may have a material adverse effect on our business, financial condition, results of operations, and prospects.

We rely on the services performed by our skilled and qualified TCM practitioners, technicians, and support staff to provide the comprehensive range of services we offer through our wellness centers, and we face intense competition from other TCM wellness service providers to recruit skilled and qualified TCM practitioners, technicians, and support staff. We will need to continue to attract and retain experienced and capable personnel at all levels, including qualified TCM practitioners and technicians, as we expand our business and operations. Competition for talent in the Hong Kong TCM wellness industry is intense, and the availability of suitable and qualified candidates in Hong Kong is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them. In addition, even if we were to offer higher compensation and other benefits, there can be no assurance that these individuals would choose to join or continue working for us.

Our Chief Executive Officer, Kit Wong, also holds certain management positions and directorships of other companies and may allocate her time to such other businesses, thereby causing conflicts of interest in her determination as to how much time to devote to the business affairs of our Company. This could have a negative impact on our ability to implement our plan of operation.

Our Chief Executive Officer, Kit Wong, is concurrently serving on the board and management team of two other companies, for which she may be entitled to substantial compensation, which may result in a conflict of interest in allocating her time between our operations and her other businesses. Pursuant to her employment agreement, she is employed with the Company on a full-time basis, but shall be permitted to participate in certain limited business activities. Subject to our Board’s prior approval, Ms. Wong may serve as an officer, stakeholder, or member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities to the Company. The existing external commitments and any future commitments of our executive officer to other companies may potentially divert her significant time and attention away from the strategic and operational needs of our company. Her divided focus could lead to delays in decision-making, hinder effective communication within our organization, give rise to potential conflicts of interest, and introduce a divergence in priorities, consequently impacting the overall efficacy of leadership. Additionally, the potential for conflicting interests arising from commitments to multiple entities may pose challenges in aligning the officer’s priorities with the long-term goals and interests of our company, thereby introducing an element of uncertainty and potential disruption to our operations. We do not believe that any such potential conflicts would materially affect our ability to conduct our operations. It is essential to acknowledge and address these complexities to ensure that our executive officers can effectively balance their responsibilities and fulfill their commitments to our company while maintaining transparency and integrity in their various roles. Failure to do so may adversely affect our business, financial conditions, and results of operations.

We have recently launched a franchise model, which is unproven and may not succeed.

In March 2025, we launched a new franchise model for our Beauty Lab brand, granting exclusive rights to the Franchisees to operate branded beauty and wellness outlets. Franchisees are authorized to offer services such as scalp and hair care and women’s wellness services under the Beauty Lab brand. We derive franchise-related revenue mainly from initial fees, royalty and promotional fees, brand management fees, training and administration fees. As of March 31, 2025 and as of the date of this prospectus, we had 1 and 3 franchisees, respectively. As we are in the early stages of implementing this model, there is no assurance that it will achieve commercial success or contribute meaningfully to our financial performance. Our ability to grow our franchise business depends on our ability to attract qualified and committed franchisees, support them effectively, and maintain consistent service quality across franchise locations.

Franchisees are independent third parties, and while we seek to enforce uniform standards through contractual arrangements, we have limited control over their day-to-day operations. If franchisees fail to operate in accordance with our brand standards, customer service expectations, or applicable laws and regulations, it could harm our brand reputation, reduce customer satisfaction, and expose us to legal and regulatory risks. Moreover, disputes with franchisees, including over territory, performance, or fees, could disrupt our operations or result in litigation.

We rely on franchisees to uphold our brand reputation and service quality, and any failure to do so may adversely affect our business.

Our franchise model relies on third-party franchisees to deliver services under our Beauty Lab brand. Any failure by franchisees to maintain the level of service, cleanliness, product quality, or regulatory compliance expected of our brand could result in negative customer experiences and damage to our reputation. Unlike our directly operated stores, we do not have full operational control over franchisee-run outlets, which increases the risk of inconsistent execution of our brand standards.

Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless.

Charming Medical is a holding company incorporated in the BVI, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of Hong Kong dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between Charming Medical and its subsidiaries, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from the subsidiaries, to Charming Medical and U.S. investors and amounts owed.

Currently, the PRC law and regulations and foreign currency control in Mainland China do not currently have any material impact on the transfer of cash between Charming Medical and our Operating Subsidiaries, or vice versa. However, the PRC government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless. Further, any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

The laws of BVI provide limited protections for minority shareholders, so minority shareholders will not have the same options as to recourse in comparison to the U.S. if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As the rights of shareholders under BVI law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs are governed by our post-offering memorandum and articles of association, the BVI Act and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from the common law of England and the wider Commonwealth, which has persuasive, but not binding, authority on a court in the BVI. The rights of our shareholders and the fiduciary responsibilities of our directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

Shareholders of BVI business companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Shareholders of a BVI company could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI business company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

(1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our Board of Directors, or our Controlling Shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Shares — Differences in Corporate Law.”

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

Currently, our Operating Subsidiaries’ operations are conducted outside the United States, and all of our assets are located outside the United States. All of our directors and officers reside outside of the United States, and a substantial portion of their assets are located in Hong Kong outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Investors may have difficulty in effecting service of legal process, enforcing judgments against us, our directors and management. Investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in the BVI or Hong Kong against us or our management named in the prospectus based on BVI or Hong Kong laws.

We are incorporated under the laws of the BVI. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all our directors and executive officers, including Ms. Kit Wong, Ms. Ching Man Cheung, Ms. Josephine Yan Yeung, Mr. Leut Ming Gung, and Mr. Shu Tai Victor Yu, are Hong Kong residents or based in Hong Kong and their assets are substantially located in Hong Kong and outside the United States. As a result, it may be difficult or impossible to effect service of process within the U.S. upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Even if you are successful in bringing an action of this kind, the laws of the BVI or Hong Kong could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We have been advised by Harney Westwood & Riegels, our counsel as to the law of BVI, that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the BVI court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) which had jurisdiction to give the judgment of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes, penalties or fines, where the judgment was obtained by fraud or where enforcement would be contrary to public policy). The BVI court can also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company. The BVI court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering if the judgment creditor has a foreign judgment based on a cause of action recognized under BVI law, can establish that the BVI court has jurisdiction over the judgment debtor and whether the principles of comity apply.

To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable and arrears of interest on a judgment debt cannot be recovered after 6 years from the date on which the interest was due. The courts of the BVI are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the BVI to give rise to obligations to make payments that are penal or punitive in nature. A court of the BVI may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The BVI court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

In addition, you may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of the U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. For more information regarding the relevant laws of the BVI and Hong Kong, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

We are a BVI business company with limited liability incorporated under the laws of the BVI. Our corporate affairs are governed by our post-offering memorandum and articles of association, the BVI Act and the common law of the BVI. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from the common law of England and the wider Commonwealth, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the BVI. The rights of our shareholders and the fiduciary duties of our directors under the BVI law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the BVI. In addition, the BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of a BVI company could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

Certain corporate governance practices in the BVI, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. We are permitted to rely on home country practice with respect to our corporate governance after we complete this Offering. If we choose to follow BVI practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulties in protecting their interests in the face of actions taken by our management, or members of our board of directors than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Shares.”

As a company incorporated in the BVI, we are permitted to adopt certain BVI practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market listing standards.

As a BVI company listed on the Nasdaq Capital Market, we are subject to the Nasdaq listing rules, which require Nasdaq-listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. The Nasdaq Listing Rules also require shareholder approval for U.S. domestic issuers in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) issuance of 20% or more of our outstanding ordinary shares in transactions other than public offerings. Moreover, the Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the BVI, which is our home country, may differ significantly from the Nasdaq Capital Market listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Capital Market listing standards applicable to U.S. domestic issuers.

Our corporate actions will be substantially controlled by our Controlling Shareholder, Kit Wong, who will have the ability to control or exert significant influence over important corporate matters that require the approval of shareholders, which may deprive you of an opportunity to receive a premium for your Class A Ordinary Shares and materially reduce the value of your investment. Additionally, we are, and following this offering will continue to be a “controlled company” and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Prior to the completion of this Offering, 77.60% of the issued and outstanding Class A Ordinary Shares of the Company and 100% of our total issued and outstanding Class B Ordinary Shares were owned by Ms. Kit Wong, our CEO, Director, and Chairman of the Board of Directors. After the completion of this Offering, Ms. Wong owns 69.29% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing 91.65% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 68.19% of our total issued and outstanding Ordinary Shares, representing 91.25% of the total voting power, assuming that the over-allotment option is exercised in full. Accordingly, Kit Wong has significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions.

The interests of our Controlling Shareholder may differ from the interests of our other shareholders. The concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Class A Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Class A Ordinary Shares in this Offering. Without the consent of our Controlling Shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees must be selected or recommended solely by independent directors; and

•        the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We are, and following the completion of this offering, will continue to be, a “controlled company” as defined under the Nasdaq Listing Rules. Although we do not intend to rely on the “controlled company” exemptions, we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we relied on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Risks Related to Our Class A Ordinary Shares and This Offering

Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in 2023, and as of the date of this prospectus, our auditor is not subject to and not affected by to the PCAOB’s Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares.

There has been no public market for our Class A Ordinary Shares, prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Our Class A Ordinary Shares have been approved for listing on the Nasdaq Capital Market, however, we cannot assure you that a liquid public market for our Class A Ordinary Shares will develop. If an active public market for our Class A Ordinary Shares does not develop following the completion of this Offering, the market price of our Class A Ordinary Shares may decline and the liquidity of our Class A Ordinary Shares may decrease significantly.

The initial public offering price for our Class A Ordinary Shares was determined by negotiation between us and the underwriters and may vary from the market price of our Class A Ordinary Shares following our initial public offering. We cannot assure you that the price at which the Class A Ordinary Shares are traded after this Offering will not decline below the initial public offering price. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. As a result, investors in our Class A Ordinary Shares may experience a significant decrease in the value of their Class A Ordinary Shares due to insufficient or a lack of market liquidity of our Class A Ordinary Shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares, which could result in substantial losses to you.

The market price of our Class A Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and Mainland China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading price of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based, U.S.-listed companies, which consequently may affect the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong and Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Class A Ordinary Shares. The market price for our Class A Ordinary Shares may be volatile and subject to wide fluctuations due to factors, such as:

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actual or anticipated fluctuations in our operating results;

•        changes in financial estimates by securities research analysts;

•        negative publicity, studies or reports about us, our services, our officers, directors, Controlling Shareholder, other beneficial owners, our business partners, or our industry;

•        our capability to catch up with the technology innovations in the industry, and maintain such technological innovations, once attained;

•        announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

•        additions or departures of key personnel;

•        fluctuations of exchange rates between Hong Kong dollar, Renminbi, and the U.S. dollar;

•        litigation or regulatory proceedings involving us, our directors, officers or Controlling Shareholders;

•        realization of any of the other risk factors presented in this prospectus;

•        changes in investors’ perception of our company and the investment environment promptly;

•        market reaction to the COVID-19 pandemic and its variants;

•        the general market reactions and financial market fluctuation due to the continuous Russo-Ukraine conflicts;

•        changes in the economic performance or market valuations of other financial printing firms;

•        economic, social and political conditions in Hong Kong and Mainland China;

•        the liquidity of the market for our Class A Ordinary Shares;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares;

•        sales and perceived potential sales of additional Class A Ordinary Shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A Ordinary Shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our Class A Ordinary Shares may be “thinly-traded,” meaning that the number of persons interested in purchasing our Class A Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we come to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our Class A Ordinary Shares may not develop or be sustained.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them.

Even though our Class A Ordinary Shares have been listed on the Nasdaq Capital Market, we cannot assure you that our Class A Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this Offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our Class A Ordinary Shares could be subject to delisting.

If the Nasdaq Capital Market delists our Class A Ordinary Shares from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our Class A Ordinary Shares;

•        reduced liquidity with respect to our Class A Ordinary Shares;

•        a determination that our Class A Ordinary Share is a “penny stock” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. Because our shares have been approved for listing on Nasdaq, such securities are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

Our existing shareholders that are not included in this registration statement will be able to sell their Class A Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144.

Our existing shareholders may be able to sell their shares pursuant to Rule 144 under the Securities Act after completion of this Offering and/or after the expiration of their lock-up period, if applicable. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this Offering and there are currently no established markets for the sale of the shares they own, when they are able to sell their pre-offering shares under Rule 144, they may be more willing than participants in this Offering to accept a lower sales price than the Offering Price. These shareholders may sell all or a portion of their shares, from time to time, at the market price prevailing at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. This fact could impact the trading price of our Class A Ordinary Shares following completion of the Offering, to the detriment of participants in this Offering. Under rule 144, before our existing shareholders can sell their Class A Ordinary Shares, in addition to meeting other requirements, they must meet the required holding period. As such, the trading price of our Class A Ordinary Shares may fluctuate significantly due to such sales, which are beyond our control. We do not expect any of such Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this Offering.

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect the market price of our Class A Ordinary Shares.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after the completion of this Offering, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future.

The Class A Ordinary Shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 14,938,000 Class A Ordinary Shares outstanding immediately after this Offering, or 15,178,000 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full. Sales of these Class A Ordinary Shares into the market could cause the market price of our Class A Ordinary Shares to decline.

In connection with this Offering, we, our directors, officers and shareholders holding 5% or more of the issued and outstanding Class A Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or are otherwise subject to similar lockup restrictions for six months after the effective date of this prospectus without the prior written consent of the representative of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares. See “Underwriting” for a more detailed description of the restrictions on selling our securities after this Offering.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Class A Ordinary Shares. Consequently, when you purchase our Class A Ordinary Shares in the Offering and after the Offering, you will incur immediate dilution. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our Board of Directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

Our Board of Directors has complete discretion as to whether to distribute dividends. Subject to the BVI Act and our post-offering memorandum and articles of association, our Board of Directors may by resolution, authorize a distribution (which includes a dividend) by our Company to our members if our Board of Directors are satisfied, on reasonable grounds, that immediately after the distribution the Company will satisfy the solvency test, that is: (a) the Company will be able to pay its debts as they fall due; and (b) the value of the Company’s assets exceeds its liabilities.

We currently intend to retain all remaining funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any further dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and will be subject to the restrictions contained in any future financing instruments.

Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our Operating Subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. We cannot assure you that our Class A Ordinary Shares will appreciate in value after this

Offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares. See “Dividend Policy” section for more information.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Class A Ordinary Shares less attractive to investors.

We are now a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the Nasdaq Capital Market detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404(b) of the Sarbanes-Oxley Act;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have only provided two years of audited financial statements and have not included all the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter; (ii) the end of the fiscal year during which we have total annual gross revenues of US$1.235 billion or more; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the last day of our fiscal year following the fifth anniversary of the completion of this Offering.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

We are now a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the New York Stock Exchange detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal controls over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and devote other time and attention to our public company reporting obligations and other compliance matters. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and are permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. We are also permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

By virtue of being a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

In addition, as a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the BVI, may differ significantly from Nasdaq corporate governance listing standards. Currently, we do not plan to rely on any home country practices with respect to our corporate governance. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our outstanding voting securities become directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company (“PFIC”) for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this Offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be a PFIC, because the value of our assets, for purposes of the asset test, may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition and classification of our income, including the relative amounts of income generated by and the value of assets of our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the U.S. Internal Revenue Service, or IRS, may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC in any taxable year during which a U.S. holder (as defined below in the Taxation section) owns our Class A Ordinary Shares, the U.S. Holder may incur significantly increased United States income tax on gain recognized on the sale or other disposition of our Class A Ordinary Shares and on the receipt of distributions on our Class A Ordinary Shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A Ordinary Shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A Ordinary Shares. We do not intend to provide the information that would enable investors to make a qualified electing fund election that could mitigate the adverse U.S. federal income tax consequences should we be classified as a PFIC. See “Taxation — United States Federal Income Tax Considerations” on page 128 for further information.

Nasdaq may apply additional and more stringent criteria for our continued listings due to the relatively small size of this offering and the fact that our insiders hold a large portion of our listed securities after this offering.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq, and Nasdaq may use such discretion to apply additional or more stringent criteria for the continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities may meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including, but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, and Nasdaq had concerns that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering is relatively small. The insiders of our Company still hold a large portion of the Company’s listed securities after the Offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our continued listing in the future.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests, and other proceedings alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines or penalties;

•        substantial outside counsel legal fees and costs;

•        additional compliance and licensure requirements;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        changes to our business model and practices; and

•        damage to our brand and reputation.

Any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our growth strategies;

•        current and future economic and political conditions;

•        expected changes in our revenues, costs or expenditures;

•        our expectations regarding demand for and market acceptance of our services;

•        our expectations regarding our customer base;

•        our ability to obtain, maintain or procure all necessary government certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate;

•        competition in our industry;

•        relevant government policies and regulations relating to our industry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        overall industry, economic and market performance;

•        the spread of the COVID-19 virus and its new variants, the impact it may have on our operations, the demand for our services, and economic activity in general; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based upon the initial public offering price of US$4.00 per Class A Ordinary Share, we will receive net proceeds from this Offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, of approximately US$4.9 million assuming the underwriters do not exercise their over-allotment option.

We plan to use the net proceeds we will receive from this Offering for the following purposes:

Description of Use	Estimated Amount of Net Proceeds (US$)%
Expanding our business and geographic coverage, such as opening new wellness centers in other geographic markets like Southeast Asia	$1,942,067	40%
Potential strategic investment and acquisitions	$1,456,551	30%
Research and development, including funding for technology development and product innovation. For example, we may invest in ingredient research and exploring new uses of medicinal herbs for skincare product development	$485,517	10%
General working capital and corporate purposes	$971,034	20%
Total	$4,855,169	100%

As of the date of this prospectus, we have not identified any specific investment or acquisition opportunities. For a more detailed discussion on our future business plans and growth strategies, see “Business — Our Growth Strategies” and “Business — Our Challenges” on page 88 of this prospectus.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this Offering are not imminently used for the above purposes, we intend to invest in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our Class A Ordinary Shares for the fiscal years ended March 31, 2025 and 2024. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our Board of Directors, subject to compliance with applicable BVI laws regarding solvency. Our Board of Directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our Operating Subsidiaries to us, and such other factors as our Board of Directors may deem relevant. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board of Directors.

Subject to the BVI Act and our post-offering memorandum and articles of association, our Board of Directors may by resolution authorize a distribution (which includes a dividend) by our Company to our shareholders if our Board of Directors is satisfied, on reasonable grounds, that immediately after the distribution the Company will satisfy the solvency test, that is: (a) the Company will be able to pay its debts as they fall due; and (b) the value of the Company’s assets exceeds its liabilities.

Our holding company relies on dividends paid by our Operating Subsidiaries for its cash requirements, including funds to pay any dividends and other cash distributions to its shareholders, service any debt it may incur and pay its operating expenses. Our holding company’s ability to pay dividends to its shareholders will depend on, among other things, the availability of dividends from our Operating Subsidiaries.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering at the initial public offering price of US$4.00 per Class A Ordinary Share and to reflect the application of the proceeds after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses (including accountable expenses) payable by us. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Shares.”

	As of March 31, 2025
	Actual	Pro Forma as Adjusted(1)
Shareholders’ Equity
Class B Ordinary Shares, par value $0.0001 per share, 15,000,000 shares authorized, 2,000,000 Class B Ordinary Shares issued and outstanding	200	200
Class A Ordinary Shares, par value $0.0001 per share, 60,000,000 shares authorized, 13,338,000 Class A Ordinary Shares issued and outstanding on an actual basis, 14,938,000 shares issued and outstanding on an adjusted basis (assuming 1,600,000 shares to be issued in this offering without over-allotment)	1,334	1,494
Additional paid-in capital(1)	312,880	5,167,889
Subscription receivables	(381,043)	—
Retained earnings	119,441	119,441
Accumulated other comprehensive loss	(3,569)	(3,569)
Total Shareholders’ Equity	49,243	5,285,455
Indebtedness
Bank borrowings	314,226	314,226
Total borrowings	314,226	314,226
Total Capitalization Equity	$363,469	$5,599,681

____________

(1)      Reflects the sale of Class A Ordinary Shares in this Offering (excluding any over-allotment Class A Ordinary Shares that may be sold pursuant to the over-allotment option) at the initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including accountable expenses) payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including accountable expenses) payable by us. We estimate that such net proceeds will be approximately $4,855,169. The receipt of subscription receivables of $381,043 on an as adjusted basis from original shareholders were received in June 2025.

(2)      The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Shares.”

If the underwriters’ over-allotment option to purchase additional shares from us was exercised in full, pro forma (i) Ordinary Shares (both Class A and Class B Ordinary Share) would be 17,178,000 shares, (ii) additional paid-in capital would be $6,051,065, (iii) total shareholders’ equity would be $6,168,655, and (iv) total capitalization would be $6,482,881.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Share and the pro forma net tangible book value per Ordinary Share after the offering. Dilution results from the fact that the Offering Price per Class A Ordinary Share is substantially in excess of the book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares. Our net tangible deficit attributable to shareholders as of March 31, 2025 was approximately $0.03 per Ordinary Share (both Class A and Class B Ordinary Share). Net tangible deficit per Ordinary Share as of March 31, 2025 represents the amount of total assets less deferred offering costs and total liabilities, divided by the number of total Ordinary Shares (both Class A and Class B Ordinary Share) outstanding.

We will have 14,938,000 Class A Ordinary Shares issued and outstanding upon completion of the offering or 15,178,000 Class A Ordinary Shares assuming the full exercise of over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2025, will be approximately US$0.26 per Ordinary Share (both Class A and Class B Ordinary Share). This would result in dilution to investors in this Offering of approximately US$3.74 per Ordinary Share or approximately 93.5% from the initial public offering price of US$4.00 per Class A Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by US$0.29 per share attributable to the purchase of the Class A Ordinary Shares by investors in this Offering.

The following table sets forth the net tangible book value per Ordinary Share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Ordinary Shares” for more details.

	Offering Without Over- Allotment	Offering With Over- Allotment
Initial public offering price per Class A Ordinary Share	$4.00	$4.00
Net tangible deficit per Ordinary Share (both Class A and Class B Ordinary Share) before the offering	$(0.03)	$(0.03)
Increase per Ordinary Share (both Class A and Class B Ordinary Share) attributable to payments by new investors after the offering	$0.29	$0.34
Pro forma net tangible book value per Ordinary Share (both Class A and Class B Ordinary Share) after this offering	$0.26	$0.30
Dilution per Ordinary Share to new investors	$3.74	$3.70

If the underwriters exercise the over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share (both Class A and Class B Ordinary Share) after the offering would be $0.30, the increase in net tangible book value per ordinary share (both Class A and Class B Ordinary Share) to existing shareholders would be $0.34, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $3.70.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

Over-allotment option not exercised	Ordinary Shares purchased		Total consideration		Average price per ordinary share
	Number	Percent	Amount	Percent
Existing shareholders	15,338,000	90.55%	$314,414	4.68%	$0.02
New investors	1,600,000	9.45%	$6,400,000	95.32%	$4.00
Total	16,938,000	100.00%	$6,714,414	100.00%	$0.40
Over-allotment option exercised in full	Ordinary Shares purchased		Total consideration		Average price per ordinary share
	Number	Percent	Amount	Percent
Existing shareholders	15,338,000	89.29%	$314,414	4.10%	$0.02
New investors	1,840,000	10.71%	$7,360,000	95.90%	$4.00
Total	17,178,000	100.00%	$7,674,414	100.00%	$0.45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 1-for-1,500, as a result of which the Company’s authorized shares was changed to 75,000,000 shares with a par value of US$0.0001, divided as 60,000,000 class A ordinary shares with a par value of US$0.0001 per share (the “Class A Ordinary Shares”) and 15,000,000 class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”), approved by our board of directors on October 18, 2024.

This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

TCM is a comprehensive medical system that has been practiced in China and other parts of Asia for over two thousand years. It is based on the concept that the human body is a holistic ecosystem, integrating mind, essence, Qi, body fluids, and blood. The therapeutic mechanism in TCM focuses on achieving health by maintaining harmony and restoring internal balance within the body. TCM aims to promote disease prevention and enhance overall well-being and the body’s ability to self-heal. While TCM is built upon a foundation of thousands of years of empirical practice, there is a lack of extensive Western scientific studies validating its efficacy and safety.

TCM is widely applied in women’s health care, particularly in regulating the female menstrual cycle and treating various gynecological issues. Through methods such as herbal therapy, acupuncture, and TCM-based Tuina massage therapy, TCM can improve women’s reproductive health and overall constitution. Herbal therapy uses various herbal formulations to restore internal balance and is commonly used to address conditions such as irregular menstruation and dysmenorrhea. Acupuncture regulates the flow of Qi and blood by stimulating specific acupoints, which can relieve pain and balance the endocrine system. TCM-based Tuina massage therapy promotes blood circulation, relaxes muscles, and supports postpartum recovery.

We are a Hong Kong-based provider of comprehensive wellness and beauty care services rooted in TCM principles. Operating under the “Beauty Lab” brand, our Operating Subsidiaries in Hong Kong offer a wide range of therapies and products through our four wellness centers in Hong Kong. Our services are designed to meet diverse health improvement needs, including alleviating premenstrual syndrome, menstrual irregularities, dysmenorrhea, leukorrhea, pelvic inflammatory disease, menopausal care, breast health, and other common women’s health issues. We believe that our TCM-inspired services can help balance the female endocrine system and improve women’s constitution and overall health. Additionally, the Operating Subsidiaries offer TCM-inspired therapy programs tailored to men.

Key factors affecting operating results

We believe the following key factors may affect our results of operations:

Economic conditions in Hong Kong

A substantial part of our operations is located in Hong Kong. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in Hong Kong. Economic growth directly influences disposable income and consumer spending power. Any adverse changes, such as a slowdown in economic growth or pessimistic economic outlook, could reduce demand for our services and products. Hong Kong’s tourism industry has been recovering following the COVID-19 pandemic. Mainland Chinese tourists, in particular, have historically sought TCM-inspired services in Hong Kong due to its reputation for high-quality and authentic practices.

Retention and growth of our existing customers

Our current business and long-term revenue growth rely on the retention and expansion of our existing customer base. We will provide various services to cater to market needs to maintain our capabilities to maximize customer satisfaction and retention. By consistently improving our services based on customer feedback, we aim to ensure high satisfaction, which is crucial for retaining and growing our customer base.

Acquisition of new customers

Expanding our customer base is critical to our continued revenue growth. We believe there is a substantial opportunity to further grow our customer base by continuing to make significant investments in sales, marketing and brand building. To strengthen our brand presence and attract new customers, we have implemented targeted marketing strategies, including search engine optimization (SEO), paid digital advertising, and data-driven campaign optimization. We continuously enhance our website and content to improve search engine rankings, increasing online visibility and reach. Additionally, we utilize paid advertising platforms, such as Google Ads and social media, to target relevant keywords, demographics, and consumer segments. By leveraging data analytics, we optimize our advertising efforts to improve conversion rates and efficiently reach our target audience. We believe these strategies will continue to support our ability to acquire new customers and achieve sustainable revenue growth in alignment with our business objectives.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and financial reporting requirements under the SEC rules. They include the financial statements of the Company and its subsidiaries. All transactions and balances among these entities have been eliminated upon consolidation.

In preparing our consolidated financial statements, our board of directors has given careful consideration to our future liquidity in light of the fact that our current liabilities exceeded our current assets as of March 31, 2025 and 2024, and the Company had a working capital deficit of US$1,581,254 and US$2,212,261 as of March 31, 2025 and 2024, respectively. We had cash and cash equivalents of US$816,771 as of March 31, 2025. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to March 31, 2025. We intend to meet the cash requirements for the next 12 months from the issuance date of the consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. In addition, we have US$1,441,099 certificates of deposit and $503,453 investment in US Treasury Bills as of March 31, 2025, which are considered to provide liquidity within the next 12 months. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs. We are of the opinion that, taking into account the present available banking facilities and internal financial resources we have, we have sufficient working capital to meet in full our financial obligations as they fall due in the foreseeable future. Hence, the consolidated financial statements have been prepared on going concern basis.

Critical Accounting Policies, Judgments and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities as at the date of the consolidated financial statements and reported amounts of income and expenses during the reporting periods. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the consolidated financial statements include allowance for expected credit losses, interest rate of lease and valuation allowance for deferred tax assets. Actual results may differ from these estimates.

We believe the following critical accounting policies reflect the more significant judgments and estimates we used in the preparations of our consolidated financial statements.

Accounts receivable, net

Accounts receivable mainly represent amounts due from financial institutions in which customers settled the payment by credit cards for the purchase of services of beauty, wellness and postpartum, and the accounts receivable derived from consultancy services, which are all recorded net of allowances for the Group’s expected credit losses. Credit card transactions are typically settled within two days. However, if customers opt for installment payments, settlement periods range from 30 to 60 days. The installment payments arrangement is strictly between the customer and the credit card issuer and does not involve the Company. Regardless of the installment terms agreed upon by the customer, the full transaction amount is remitted to the Company in a lump sum — within 30 days for American Express and 60 days for other credit cards, including UnionPay, Visa, and MasterCard — after the customer has authorized the payment. For consultancy services and franchise, the Group generally grants credit terms of 90 days to customers.

In evaluating the collectability of accounts receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness, current economic trends and future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. The Group regularly reviews the adequacy and appropriateness of the allowance for expected credit losses. Accounts receivables are written off after all collection efforts have ceased. As of March 31, 2025 and 2024, no allowance for expected credit losses was recognized as there were no experiences on default from customers or failure of transfer from credit card center after payment authorization was made by customers and all outstanding accounts receivable as of March 31, 2025 and 2024 were subsequently settled before the report date.

Leases

The Company utilizes ASC 842 to account for leases for all periods presented. ASC 842 supersedes the lease requirements in ASC 840 “Leases” and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

Operating lease

We determine if an arrangement is a lease at inception. On our balance sheet, our corporate office leases are included in operating lease right-of-use (ROU) assets, current portion of operating lease liability and operating lease liability, net of current portion.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for our operating leases, we generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments are fixed.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU assets and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

The Financial Accounting Standards Board (“FASB”) issued a Q&A in March 2020 that focused on the application of lease guidance in ASC 842 for lease concessions related to the effects of COVID-19. The FASB staff has said that entities can elect to not evaluate whether concessions granted by lessors related to COVID-19 are lease modifications. Entities that make this election can then apply the lease modification guidance in ASC 842 or account for the concession as if it were contemplated as part of the existing contract. The Company has elected to not treat the concessions as lease modifications and will instead account for the lease concessions as if they were contemplated as part of the existing leases. The Company has recorded negative variable lease expense and adjusted lease liabilities at the point in which the rent concession has become accruable.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended March 31, 2025 and 2024, the Group did not have any impairment loss against its operating lease right-of-use assets.

Finance lease

On our balance sheet, finance lease represented the lease of equipment as of March 31, 2025 and 2024. We classify a lease as a finance lease when the lease meets any of the following criteria at lease commencement:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•        The lease term is for the major part of the remaining economic life of the underlying asset;

•        The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease term includes rent holidays and options to extend or terminate the lease when we are reasonably certain that it will exercise that option. We do not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that we are reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The interest and amortization expense of finance lease are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For finance leases, lease expense is recognized as depreciation and interest; depreciation on a straight-line basis over the lease term and interest using the effective interest method.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). The Company derives revenue principally from the provision of beauty, wellness and postpartum services, sales of products and consultancy services. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have written agreements with its customers and revenue on oral or implied arrangements is generally not recognized. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      identify the contract(s) with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price;

4.      allocate the transaction price to the performance obligations in the contract; and

5.      recognize revenue when (or as) the entity satisfies a performance obligation.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The core principle underlying ASC 606 is that the Company will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer.

The service offerings by the Company comprise the following:

(a)    Beauty, wellness and postpartum services

Our beauty, wellness, and postpartum services include but are not limited to womb-warming therapy, BTS (Beauty, Tailor-made, Slim) pelvic detox therapy, agarwood moxibustion therapy, TCM-inspired prenatal massage, and Indonesian traditional abdominal binding. The Company enters into a distinct contract with its customers for the provision of beauty, wellness and postpartum services. Our customers are individuals. The customers can purchase various plans of different services based on their needs and choices. Pursuant to the contract, each type of service is not interrelated and is distinct as (i) customers are entitled to a series of appointments for the specific services purchased; and (ii) each service has its own price which is separately negotiable. For example, a customer can purchase Indonesian traditional abdominal binding for 15 times with HK$15,000 and TCM-inspired prenatal massage for 20 times with HK$22,000. Each of the two types of services was accounted separately when services are rendered separately. Each type of service is considered as a promise and a separate performance obligation. Hence, there will be more than one promise for each contract entered into between the Company and the customers. The contracts are generally non-cancellable and non-refundable in the event of cancellation. All services have an expiry date of one full year from the date of the purchase but exception was granted case-by-case which may have more than one year for expiry date but this situation is mere. If there is an extension of expiry date requested by customer, the customers are required to pay additional fee for the purchase of other plans or purchase additional number of times with the same plan. Each service is typically fixed priced with no variable consideration and does not provide any post-contract service. Customers are required to pay a fixed lump sum fee in advance for the purchase of either (i) a series of services offered by the Company for one year; or (ii) a designated service with fixed number of times within an one-year period. Payments can be settled by cash, Payme, Alipay, Octopus card, WeChat Pay, faster payment system or credit card. The fee was recognized as contract liability upon receipt and charged to revenue, net of any discounts, promotional and rebates, in the consolidated statements of operations and comprehensive income (loss) once used by the customers and the amount of revenue to be recognized either on (i) the price of series of services used each time; or (ii) the times used for each plan in each appointment. The unit price for customers purchasing the plan based on number of times calculated on an effective basis, i.e. total lump sum fee paid by customers after considering the allocation of the discounts, promotional and rebates mentioned below divided by total number of times purchased including any free trials offered for the plan as stipulated in the contract. The discounts, promotional and rebates offered by the Company to customers which are vary and depend on the types of packages, the type of services and total lump sum amount for the services purchased each time when entering into contract with customer. All discounts, promotional and rebates agreed and net amount paid by the customers for the services were clearly stated on each contract before payment was made by the customers. Hence, the total consideration is not variable but fixed once entering into the contract. The entire discounts, promotional and rebates relate to all performance obligations in a contract, the Company will allocate the discount, promotional and rebates stated in the contract proportionately to all distinct performance obligations in the contract. The proportionate allocation of the discounts, promotional and rebates is a consequence of the Company allocating the transaction price to each performance obligation on the basis of the relative standalone selling prices of the underlying distinct services. The customers can renew/purchase additional times/plans upon or before the expiry of contract and any renewal and purchase by the same customer are considered a new contact separately since similar price is required to be paid by the customers as normal purchase. During the services, as the customer simultaneously receives and consumes the benefits of the relaxation services, the revenue is recognized over time. We also recognize revenue for breakage based on past experience that the prepaid amounts are not expected to be used upon expiry without any renewal.

(b)    Sales of products

We also offer TCM-inspired supplements products, including (i) TCM-inspired supplements products, such as Beauty Lab home herbal uterine care patch, probiotic intimate wash, and Yin nourishing pill sets, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, including ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care for skin issues and scalp health. The Company derives its revenues from sales contracts with its customers with revenues being recognized at a point in time when the control of the products is transferred to its customer at the Company’s wellness centers. The revenue is recognized based on the price paid which is fixed and net of any discount upon delivery at the counter. The sales have no right of return, no warranty and are not refundable. Product delivery is evidenced by a payment receipt record. Payments can be settled by cash, Payme, Alipay, Octopus card, WeChat Pay, faster payment system or credit card.

(c)     Consultancy services

In addition, we provide TCM-inspired therapy technical training and dietary therapy training and other consultancy services to other well-established and reputable beauty salons, massage centers, and similar entities. The Company enters into a distinct contract with its customers for the provision various services including (i) training for skills on promotion of reputation of their entities and dietary therapy services; and (ii) the attendance of our traditional Chinese medicine practitioners for services, with service period from three months to six months. Pursuant to the contracts between the Company and their customers, there are various promises in one contract and each promise is distinct and is not interrelated representing separate performance obligation. Fees charged for each performance obligation are different and based on the promises provided. The service fees for training sessions are fixed and stipulated in the contract while other services are not fixed but variable which depends on the actual number of working hours during dispatched period. The Company does not offer any credits or discounts, rebates, price concessions or other similar privileges to customers. Due to the nature of services, the Company does not permit refund to customers. Typically, customers are required to pay either in advance or within 90 days from invoicing. Services provided are evidenced by the attendance records signed by both the Company and the customers. These services are primarily recognized as revenues at point in time when services are provided.

(d)    Franchise

The Company also allows franchisees to use the Company’s brand and techniques and earns license fees and service fees from franchisees. As the franchisor, the Company enters into a franchise agreement with the franchisee (i.e. the customer), which authorizes the franchisee to run the specified business under the Company’s brand, intellectual properties and techniques in the designated region. Under the franchise agreement (the contract), the Company is committed to (i) provide pre-opening service, which is to get the franchisee ready for business operation; (ii) acquire new customers for the franchisee; and (iii) authorize the franchisee to use the Company’s brands, logos and names (the “franchise license”). Under the franchise agreement, each of the above promises is considered as a separate performance obligation because the franchisee can benefit from each promise separately, and each promise has its own standalone price as indicated in the agreement. The franchise agreement is effective upon signed by both parties, and remains effective until either party gives the written termination notice to the other party.

(i)     Pre-opening service:    the Company is committed to perform a series of procedures which are not individually marketable with standalone value, to assist the franchisee to get ready for operation including but not limited to identifying location, assisting for company registration and advising for the design and decoration of new store. Contract price for pre-opening service is fixed and due within five days upon signing the franchise agreement. There is no further obligation once the store is ready to open, which occurred in March 2025. Apparently, none of the criteria in ASC 606-10-25-27 is met. Therefore, revenue from the provision of pre-opening service is recognized at the point in time when the store is ready to operate. For the year ended March 31, 2025, the Company has completed pre-opening service for a franchisee and recognized US$46,708 revenue from pre-opening service when the store was ready to open in March 2025.

(ii)    New customer acquisition:    the Company will help to promote the franchisee’s store and services over social media platforms in order to acquire new customers for the franchisee. Per the franchise agreement, every time the Company successfully acquire a new customer for the franchisee, the Company will charge the franchisee a fixed price for the new customer acquired, as specified in the contract, which is due immediately. As long as the franchise agreement is effective, there is no limitation on the number of new customers the Company may acquire for the franchisee. Hence, revenue from promotional services is recognized at each time when the Company acquire a new customer for the franchisee. For the year ended March 31, 2025, the Company had no revenue from new customer acquisition.

(iii)   Franchise license:    once the pre-opening service is completed and the franchisee starts its business, the franchisee is required to pay an annual license fee for running the business using the brand name of the Company, which is due at the beginning of each year. Price for each year is fixed and clearly specified in the agreement. If the franchise agreement is terminated in the middle of a year, the license fee for that year is non-refundable. In applying ASC 606-10-55-59 to 62, the license is considered the right to access a symbolic intellectual property. Hence, revenue from franchise license is recognized ratably over each year. In case when the franchise agreement is terminated in the middle of a year, the contract price for the remaining of the year is recognized immediately upon termination as it’s non-refundable. For the year ended March 31, 2025, the Company had no revenue from franchise license.

Income taxes

BVI

We are incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Subsidiaries incorporated in Hong Kong are subject to Hong Kong Profits Tax on the taxable income as reported in their statutory financial statements adjusted in accordance with Hong Kong’s Inland Revenue Department Ordinance. The applicable tax rate is 16.5% in Hong Kong. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million.

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes (“ASC 740”). Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, is dependent upon future earnings, if any, of which the timing and amount are uncertain.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Recently issued accounting pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies and Practices”.

Results of Operations

Comparison of Years Ended March 31, 2025 and 2024

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount.

	2025	2024
	US$	US$
REVENUES
Beauty, wellness and postpartum services	5,967,277	5,813,814
Sales of products	207,766	88,992
Franchise	46,708	—
Consultancy services	—	112,569
TOTAL REVENUES	6,221,751	6,015,375

OPERATING COST AND EXPENSES
Cost of sales of products	15,514	11,294
Advertising and promotion expenses	999,354	859,473
Staff costs and employee benefits	1,839,746	1,930,900
Rental and building management expenses	711,716	848,691
Professional expenses	173,106	260,224
Depreciation	263,454	391,704
Bank charges	210,688	163,710
Consumables	186,103	159,195
Others general and administrative expenses	433,132	381,336
TOTAL OPERATING EXPENSES	4,832,813	5,006,527

INCOME (LOSS) FROM OPERATIONS	1,388,938	1,008,848

OTHER INCOME (EXPENSE)
Interest income	64,136	19,513
Interest expense	(20,874)	(26,051)
Unrealized gain from trading securities	2,621	—
Government subsidies	15,486	1,398
Other (expense) income	(15,140)	(214)
TOTAL OTHER (EXPENSE) INCOME, NET	46,229	(5,354)

INCOME BEFORE INCOME TAX	1,435,167	1,003,494
INCOME TAX EXPENSES	236,082	181,751
NET INCOME	1,199,085	821,743

Revenue

We generate revenue primarily from: (i) provision of beauty, wellness and postpartum services; (ii) sales of products; and to a lesser degree, (iii) provision of consultancy services; and (iv) franchise activities. Total revenues increased by US$206,376 or 3.4%, from US$6,015,375 for the fiscal year ended March 31, 2024, to US$6,221,751 for the fiscal year ended March 31, 2025. Such increase was mainly attributable to the increase in revenue generated from our provision of beauty, wellness and postpartum services by US$153,463 and franchise by US$46,708. Details of further explanation were discussed below.

The following table sets forth our revenue by sales categories for the periods indicated.

	Years ended March 31,
	2025		2024
	US$	%	US$	%
Beauty, wellness and postpartum services	5,967,277	96.0%	5,813,814	96.6%
Sales of products	207,766	3.2%	88,992	1.5%
Franchise	46,708	0.8%	—	—%
Consultancy services	—	—%	112,569	1.9%
Total	6,221,751	100.0%	6,015,375	100.0%

Beauty, wellness and postpartum services

For the fiscal years ended March 31, 2025 and 2024, revenue generated from our provision of beauty, wellness and postpartum services accounted for approximately 96.0% and 96.6% of our total revenues, respectively. Revenue from beauty, wellness and postpartum services increased by US$153,463 or 2.6% from US$5,813,814 for the fiscal year ended March 31, 2024 to US$5,967,277 for the fiscal year ended March 31, 2025. The main reason for the increase is that the average customer spending increased, although the number of customers has decreased. Our number of customers decreased by 5.2% from 3,090 for the fiscal year ended March 31, 2024 to 2,928 for the fiscal year ended March 31, 2025. Our Average customer spending increased by 11.2% from US$1,881 for the fiscal year ended March 31, 2024 to US$2,092 for the fiscal year ended March 31, 2025. During the FY2025, revenue growth was partially attributable to the Hong Kong Government’s Consumption Voucher Scheme, which provided eligible residents with vouchers redeemable through designated e-payment platforms (including Alipay, Octopus Card and WeChat Pay). As a result, our customers increased their purchases of TCM-inspired services after receiving the consumption vouchers. In addition, we launched a series of promotional activities, which led to an increase in customer spending during the FY2025.

Sales of products

For the fiscal years ended March 31, 2025 and 2024, revenue generated from sales of products accounted for approximately 3.2% and 1.5% of our total revenues, respectively. We sell TCM-inspired supplements products, including (i) TCM-inspired supplements products, such as uterine care patches, probiotic intimate wash, and nourishing pill sets, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, including time ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care for skin issues, and scalp health to our customers. The revenues from sales of products increased by US$118,774 or 133.5% from US$88,992 for the fiscal year ended March 31, 2024 to US$207,766 for the fiscal year ended March 31, 2025, which was mainly due to (i) the increase in sales of products to new customers who subscribed beauty, wellness and postpartum services; and (ii) the sales of products to franchisee during the year.

Franchise

For the fiscal years ended March 31, 2025 and 2024, revenue generated from franchise activities accounted for approximately 0.8% and nil of our total revenues, respectively. In March 2025, we entered into a franchise agreement with a franchisee (i.e., a customer), authorizing the franchisee to run the specified business under the Company’s brand, intellectual properties and techniques in the designated territory. The increase to US$46,708 in FY2025 was primarily attributable to the launch of our franchise operations in March 2025. For the year ended March 31, 2025, the Company has completed the pre-opening services and recognized US$46,708 as franchise income when the store was ready to open in March 2025.

Consultancy services

For the fiscal years ended March 31, 2025 and 2024, revenue generated from the provision of consultancy services accounted for approximately nil and 1.9% of our total revenues, respectively. During the COVID-19 pandemic, we offered advisory services such as training courses on promotional skills and programs delivered by our traditional Chinese medicine practitioners to support corporate clients in related industries. These services were intended to help clients maintain operations during the economic downturn. The revenues from the provision of consultancy services decreased by US$112,569, from US$112,569 for the fiscal year ended March 31, 2024 to nil for the fiscal year ended March 31, 2025 as the epidemic was brought under control and the economy improved, there was no demand for such consulting services from the market in FY2025.

Operating cost and expenses

	Years ended March 31,
	2025		2024
	US$	%	US$	%
Cost of sales of products	15,514	0.3%	11,294	0.2%
Advertising and promotion expenses	999,354	20.6%	859,473	17.2%
Staff costs and employee benefits	1,839,746	38.1%	1,930,900	38.6%
Rental and building management expenses	711,716	14.7%	848,691	17.0%
Professional fees	173,106	3.6%	260,224	5.2%
Depreciation	263,454	5.5%	391,704	7.8%
Bank charges	210,688	4.4%	163,710	3.2%
Consumables	186,103	3.9%	159,195	3.2%
Other general and administrative expenses	433,132	8.9%	381,336	7.6%
Total	4,832,813	100%	5,006,527	100.0%

Operating costs and expenses include the cost of sales of products, advertising and promotion expenses, staff cost and employee benefits, rental and building management expense, professional fees, depreciation and other general and administrative expenses for the daily operations of the Company. For the fiscal years ended March 31, 2025 and 2024, the total operating cost and expenses were US$4,832,813 and $5,006,527, respectively. The decrease in operating expenses by US$173,714 or 3.5% was primarily caused by:

The decrease in rental and building management expenses by US$136,975 or 16.1%, from US$848,691 for the fiscal year ended March 31, 2024 to US$711,716 for the fiscal year ended March 31, 2025, was mainly due to the termination of a lease with monthly payment of HKD125,000 (US$16,008). As a cost saving measure, the Company elected to close the store located in Central, Hong Kong upon the expiration of its lease on April 4, 2024.

The decrease in depreciation by US$128,250 or 32.7%, from US$391,704 for the fiscal year ended March 31, 2024 to US$263,454 for the fiscal year ended March 31, 2025, was mainly because leasehold improvements of two stores became fully depreciated during the first half of fiscal years ended March 31, 2025.

The decrease in staff costs and employee benefits by US$91,154 or 4.7%, from US$1,930,900 for the fiscal year ended March 31, 2024 to US$1,839,746 for the fiscal year ended March 31, 2025, was mainly due to less commissions paid to employees as the decrease in the number of our new customers.

While partially offset by:

The increase in advertising and promotion expenses by US$139,881 or 16.3%, from US$859,473 for the fiscal year ended March 31, 2024 to US$999,354 for the fiscal year ended March 31, 2025, was mainly due to higher expenditure on advertisement across various platforms and social medias to promote the Company’s brand awareness.

The increase in other general and administrative expenses by US$51,796 or 13.6% from US$381,336 for the fiscal year ended March 31, 2024 to US$433,132 for the fiscal year ended March 31, 2025, was mainly due to the rise in training costs for our therapists and traditional Chinese medicine practitioners, as our beauty, health care and postpartum business grew.

Other income (expenses), net

Other income (expenses) consisted of interest income, interest expense, government subsidies and other income/expenses. It resulted in other income of US$46,229 for the fiscal year ended March 31, 2025, compared to other expenses of US$5,354 for the fiscal year ended March 31, 2024. The change was mainly due to the increase in interest income, which mainly earned from our certificates of deposit. This increase amounted to US$44,623 or 228.7%, from US$19,513 for the fiscal year ended March 31, 2024 to US$64,136 for the fiscal year ended March 31, 2025.

Income tax expenses

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which members of our Group domicile or operate.

BVI

Charming Medical Limited and Beautylab Group Medical Limited are incorporated in the BVI and are not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Pilate International Trading Limited, My Beauty Technology Limited, Dream International Trading (Hong Kong) Limited and Choliya Limited are incorporated in Hong Kong and each is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,470), and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,470). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Our income tax expenses increased by approximately $54,331, or 29.9%, from US$181,751 for the fiscal year ended March 31, 2024 to US$236,082 for the fiscal year ended March 31, 2025, primarily due to the increase in income before income tax by US$431,673 or 43.0% from US$1,003,494 for year ended March 31, 2024 to US$1,435,167 for year ended March 31, 2025. Our effective tax rates decreased from 18.1% for the year ended March 31, 2024 to 16.4% for the year ended March 31, 2025. The effective tax rates in both years are higher than the standard rate of 16.5 % for Hong Kong, mainly due to the permanent difference of administrative expenses incurred by the Company during the fiscal years ended March 31, 2025 and 2024, which were non-deductible due to no income tax in BVI.

Net income

As a result of the foregoing, our net income increased by US$377,342 or 45.9% from net income of US$821,743 for the fiscal year ended March 31, 2024 to net income of US$1,199,085 for the fiscal year ended March 31, 2025.

Liquidity and Capital Resources and Going Concern

Our audited financial statements for the fiscal years ended March 31, 2025 and 2024 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based upon our working capital deficits as of March 31, 2025 and 2024. The Company had a working capital deficit of US$1,581,254 and US$2,212,261 as of March 31, 2025 and 2024, respectively. These circumstances gave rise to substantial doubt that the Company would continue as a going concern subsequent to March 31, 2025. As of March 31, 2025, the Company has US$816,771 cash and cash equivalents. In addition, the Company has US$1,441,099 certificates of deposit and $503,453 investment in US Treasury Bills as of March 31, 2025, which are considered to provide liquidity within the next 12 months.

We intend to meet the cash requirements for the next 12 months from the issuance date of the consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. In June 2025, we have received US$381,043 subscription receivables from existing shareholders. Currently, we are obtaining additional financing and negotiating the terms of the existing short-term liabilities. In addition, our Controlling Shareholder, Ms. Kit Wong, has made pledges to provide continuous financial support to the Company for at least the next 12 months from the issuance of the Company’s consolidated financial statements. On the other hand, we are continuously working to improve operational efficiency, reduce costs, and enhance overall efficiency. We have achieved a net income of US$1,199,085 for the fiscal year ended March 31, 2025, which representing an improvement in our profitability compared to the net income of US$821,743 for the fiscal year ended March 31, 2024. Therefore, we consider we are able to continue as a going concern to meet our liquidity needs for the next 12 months. As such, we believe our ability to continue as a going concern is not contingent upon obtaining funding from sales of our securities in this Offering. Despite our efforts to obtain additional funding and reduce operating costs, there is no assurance that our plans and actions will be successful. Therefore, there is a substantial doubt about our ability to continue as a going concern, and that it may be unable to realize its assets and discharge its liabilities in the normal course of business. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

Our auditor has issued a going concern opinion which could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If we become unable to continue as a going concern, we may have to liquidate our assets, and the value we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Our potential inability to continue as a going concern may materially and adversely affect the price of our shares and our ability to raise new capital or to continue our operations. See “Notes to the Consolidated Financial Statements — Summary of Significant Accounting Policies and Practices — Going Concern” on page F-22.

The following table sets forth a breakdown of our current assets and liabilities as of the dates indicated.

	As of March 31, 2025	As of March 31, 2024
	US$	US$
Current assets:
Cash and cash equivalents	816,771	2,103,655
Certificates of deposit	1,441,099	—
Trading securities	503,453	—
Accounts receivable, net	395,901	351,614
Deposits, prepayments and other receivables, net	183,190	298,951
Inventories	26,797	28,151
Amount due from a director	—	885,056
Total current assets	3,367,211	3,667,427

Current liabilities:
Trade payables, accruals and other payables	246,464	451,150
Contract liabilities	3,463,453	4,496,155
Bank borrowings	314,226	442,612
Operating lease liabilities	474,739	356,081
Finance lease liabilities	13,641	14,436
Tax payables	221,339	119,254
Amount due to a director	214,603	—
Total current liabilities	4,948,465	5,879,688
Net working capital deficit	(1,581,254)	(2,212,261)

Cash and cash equivalents

Cash represents cash at bank and short-term time deposits and is unrestricted as to withdrawal or use. The Group maintains bank accounts in Hong Kong. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

Certificates of deposit

Certificates of deposit with original maturities greater than three months which cannot be classified as cash equivalents are presented as a separate line item at its amortized cost. The Company believes that it is not exposed to any significant credit risk on certificates of deposit.

Trading securities

Trading securities represent the Company’s investment in US Treasury Bills, which are bought and held for the purpose of selling them in the near term. The Company measures its trading securities at fair value through net income (FVTNI). As of March 31, 2025, the fair value of the Company’s position in US Treasury Bills was US$503,453. Since US Treasury Bills are short term in nature, the Company believes that its position in US Treasury Bills is not exposed to any credit risk or risk of significant market value impairment.

Accounts receivable and allowance for expected credit losses

The Company has established credit policies with the objective to minimize their exposure to credit risk. The Company’s accounts receivable are short-term in nature and the associated risk is minimal. In evaluating the collectability of accounts receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness, current economic trends and future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. The Group regularly reviews the adequacy and appropriateness of the allowance for expected credit losses. Accounts receivables are written off after all collection efforts have ceased. As of March 31, 2025 and 2024, no allowance for expected credit losses was recognized as there were no experiences on default from customers or failure of transfer from credit card center after payment authorization was made by customers and all outstanding accounts receivable as of March 31, 2025 and 2024 were subsequently settled before the report date. Our accounts receivable balance increased by US$44,287, or 12.6%, from US$351,614 as of March 31, 2024 to US$395,901 as of March 31, 2025. The increase was generally in line with the increase in revenue.

Deposits, prepayments and other receivables, net

Deposits, prepayments and other receivables consist of utility and rental deposits paid and cash prepaid to suppliers for computer maintenance service and client records. Deposits paid, prepaid rent and cash prepaid to suppliers are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and reviewed periodically to determine whether their carrying value has become impaired. As of March 31, 2025 and March 31, 2024, management believes that the Company’s deposits, prepayments and other receivables were not impaired. Our deposits, prepayments and other receivable were US$183,190 and US$298,951 as of March 31, 2025 and 2024, respectively, the decrease mainly because we renewed two lease contracts for more than one year, the respective deposit paid were recognized as non-current assets.

Inventories

Inventories are composed of supplement products, which are stated at cost, on a weighted average basis, and does not exceed net realizable value. Our inventories slightly decreased by US$1,354 or 4.8% from US$28,151 as of March 31, 2024 to US$26,797 as of March 31, 2025.

Amount due (to) from a director

Name	Relationship	As of March 31, 2025	As of March 31, 2024
		US$	US$
Ms. Kit Wong	Chairwoman, Director and Controlling Shareholder	(214,603)	885,056
		(214,603)	885,056

The balances represented funds transferred to Ms. Kit Wong, the chairwoman, director and Controlling Shareholder of the Company, for (i) payments made on behalf of the Company for the purchase of inventories and consumables, (ii) receipt of service fees on behalf of the Company from payment platforms, including Payme, Alipay and Faster Payment System, and (iii) fund transfers for daily operations. The balances as of March 31, 2024 with the director were unsecured, interest-free, had no specific repayment terms, and were non-trade in nature. The balance of amount due from Ms. Wong as of March 31, 2024 had been fully settled or collected during the fiscal year ended March 31, 2025.

During the fiscal year ended March 31, 2024, the director received service fees from customers on behalf of the Company when the customers chose the settlement method of Alipay, Payme, WeChat Pay and Faster Payment System (FPS) since the Company did not have these payment methods under the Company’s name. However, the Company has completed the registration of these payment methods under the Company’s name as of March 31, 2025.

As of March 31, 2025, the balance represented funds due to Ms. Wong for the payments made on behalf of the Company for the purchase of inventories, consumables and listing expenses. For the year ended March 31, 2025, Ms. Wong received US$184,118 proceeds from customers through payment platforms on behalf of the Company, and made US$1,202,010 payments for the Company’s purchases and listing expenses on behalf of the Company.

Trade payables, accruals and other payables

Trade payables, accruals and other payables consist of payable to vendors, accrued staff costs and employee benefits, accrued professional fees and other accrued expense and payables. Our trade payables, accruals and other payables decreased by US$204,686, or 45.4% from US$451,150 as of March 31, 2024 to US$246,464 as of March 31, 2025. The decrease was mainly because the Company has paid off the accrued audit fee for the purpose of this Offering within the fiscal year ended March 31, 2025.

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the services to the customer or other conditions under the terms of a service contract. These payments are non-refundable and are recognized as revenue when either our performance obligation is satisfied or upon expiry of the subscription plan for the services. As of March 31, 2025 and 2024, the Company recorded contract liabilities of US$3,463,453 and US$4,496,155, respectively. The decrease in our contract liabilities by US$1,032,702 or 23.0% was due to the recognition of US$6,125,511 revenue from contract liabilities for completion of performance obligations and partially offset by the receipt of US$5,068,006 contract prices during the fiscal year ended March 31, 2025.

Bank borrowings

All bank borrowings were for working capital purpose and classified as short term due to repayment on demand clauses attached on the borrowings. As of March 31, 2025 and 2024, bank borrowings were approximately US$314,226 and US$442,612, respectively.

Operating lease liabilities

Our operating lease liabilities represented the current position of our non-cancellable lease agreement of our corporate office and stores in Hong Kong, and were reduced by amortization charge and lease payments were made, respectively.

Finance lease liabilities

Our finance lease liabilities represented the current position of our non-cancellable lease agreement of our equipment operated in Hong Kong under a finance lease.

Tax payables

Our tax payables consisted of income tax payables of our operating subsidiaries in Hong Kong.

Our income tax payables increased by US$102,085 from US$119,254 as of March 31, 2024 to US$221,339 as of March 31, 2025, primarily due to the increase in income before income tax.

Cash Flows Analysis

The following table sets forth a summary of our cash flows for the fiscal years indicated.

	Year ended March 31,
	2025	2024
	US$	US$
Net cash provided by operating activities	425,888	295,429
Net cash used in investing activities	(2,229,458)	(210,598)
Net cash provided by financing activities	521,303	100,145
Net increase in cash and cash equivalents	(1,282,267)	184,976
Cash and cash equivalents at the beginning of the year	2,103,655	1,929,192
Net foreign exchange differences	(4,617)	(10,513)
Cash and cash equivalents at the end of the year	816,771	2,103,655

Operating Activities

For the fiscal year ended March 31, 2025, net cash generated from operating activities was US$425,888, primarily resulting from net income of US$1,199,085 for the current year, as adjusted for non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items mainly included depreciation of US$263,454 and deferred income taxes of US$134,873. Changes in operating assets and liabilities mainly included (i) a decrease of US$1,057,178 in contract liabilities due to less contract prices received than revenue recognized within the period; and (ii) a decrease in trade payables, accruals and other payables by US$204,686 as the Company paid off accrued audit fees in the current year.

For the fiscal year ended March 31, 2024, net cash generated from operating activities of US$295,429 primarily due to the net income of US$821,743 for the current year, as adjusted for non-cash items and changes in other operating assets and liabilities activities. Adjustments for non-cash items consisted of depreciation US$391,704 and reduced by non-cash portion of operating of US$37,446. Changes in operating assets and liabilities mainly included (i) an increase of accounts payables, accruals and other payables of US$210,275 mainly due to increase in the accrued audit fee of US$250,000 for this Initial Public Offering purpose and partially offset by the payment of other accrued expenses and payables during year ended March 31, 2024; and (ii) an increase in tax payable of US$119,254 due to increase in the net income before income tax by US$1,423,962 or 338.7% from loss before income tax of US$420,468 for the fiscal year ended March 31, 2023 to income before income tax of US$1,003,494 for year ended March 31, 2024; which are partially offset by (iii) the decrease in contract liabilities of US$1,106,517 as we have rendered more services to the customers during the year resulted in reversing the contract liabilities to revenue; and (iv) an increase in account receivables of US$164,976 due to 90 credit terms being granted to the corporate customers for provision of consultancy service for strengthen relationships with those corporate customers and lead to increased customer loyalty and purchase the service extensively.

Investing Activities

For the fiscal year ended March 31, 2025, net cash used in investing activities was US$2,229,458 which was due to (i) the purchase of property and equipment of US$287,527; (ii) the investment in certificates of deposit of US$1,441,099; and (iii) the investment in trading securities of US$500,832.

For the fiscal year ended March 31, 2024, net cash used in investing activities was US$210,598 which was primarily due to the purchase of property and equipment.

Financing Activities

For the fiscal year ended March 31, 2025, net cash generated from financing activities was US$521,303, which was caused by (i) collection of US$1,202,010 from a director; (ii) US$205,866 proceeds from a finance lease; while partially offset by (iii) US$545,518 paid for deferred offering costs; (iv) US$130,783 repayments of bank borrowings, and (v) US$184,118 advance to a director.

For the fiscal year ended March 31, 2024, net cash generated from financing activities was US$100,145, which was primarily driven by (i) repayment of bank borrowings of US$148,881; and (ii) advance to a director of US$1,294,076; which was offset by repayment from a director of US$1,536,906.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Quantitative and Qualitative Disclosure About Market Risk

Credit risk

The Company’s assets that are potentially subject to a significant concentration of credit risk primarily consist of bank balances and certificates of deposit and accounts receivable.

Bank balances and certificates of deposit

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (US$102,829) if the bank with which an individual/a company holds its eligible deposit fails. As of March 31, 2025, cash and cash equivalents balance of US$816,771 and certificates of deposit balance of US$1,441,099 were maintained at financial institutions in Hong Kong and approximately US$1,708,972 was not insured by the Hong Kong Deposit Protection Board.

Accounts receivable

The Company has designed credit policies with the objective of minimizing its exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on customers and generally do not require collateral or other securities from such customers. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for expected credit losses primarily based upon the aging of the receivable, the client’s payment history, its current creditworthiness, current economic trends and future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. Since all accounts receivable as of March 31, 2025 and 2024 are aged within one year and fully collected at of report date, minimum credit risk was noted for accounts receivable.

Customer concentration risk

For the fiscal year ended March 31, 2025 and 2024, no customer accounts for more than 10% of our total revenue, respectively.

As of March 31, 2025 and 2024, no customer accounts for more than 10% of the total balance of accounts receivable.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank borrowings, cash and cash equivalents, certificates of deposit and trading securities. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency risk

The reporting currency of the Company is U.S. dollars, or US$. To date the majority of the revenues and costs are denominated in Hong Kong dollars, or HK$, and a significant portion of the assets and liabilities are denominated in HK$. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of twelve months, including through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency, as well as servicing of financial obligations: this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

INDUSTRY

All the information and data set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us on September 8, 2024 and independently prepared by Frost & Sullivan in connection with this Offering, unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources.

Overview of the Market and Market Size

The market for TCM women’s wellness and beauty encompasses a range of natural, non-invasive treatments rooted in TCM principles, therapies and products that are designed to support women’s health, balance within the body, and beauty through TCM practices. As women increasingly prioritize comprehensive wellness, TCM services provide holistic, preventative, and non-invasive options that cater to various stages of a woman’s life, including fertility, maternity, and general health maintenance.

The market for TCM women’s wellness and beauty is growing rapidly and includes a wide range of services, which can generally be grouped into three main categories: TCM women’s health market, fertility-related TCM services market, and TCM Beauty Market. While exact figures are not available for the entire industry, the three aforementioned segments collectively capture a substantial and growing portion of the market, driven by rising consumer demand for natural, holistic wellness solutions tailored to women’s health, reproductive, and aesthetic needs.

The traditional Chinese medicine service market in Hong Kong grew from 32.5 billion HKD in 2019 to 36.9 billion HKD in 2023, reflecting a CAGR of 3.2%, despite fluctuations between 2019 and 2023 mostly due to the impacts of the COVID-19 pandemic. By 2030, the market size is expected to reach 57.3 billion HKD, representing a CAGR of 6.5% from 2023 to 2030. The market is anticipated to further expand from 2023 to 2030. Based on available data from related segments — including the three aforementioned markets — the TCM women’s wellness and beauty industry demonstrates significant market potential as these segments cumulatively represent a large and expanding sector.

Source: Frost & Sullivan Analysis

TCM Women’s Health Market

The TCM women’s health market, valued at 2,039 million HKD in 2019, has expanded to 2,766 million HKD by 2023, reflecting a CAGR of 7.9%. This growth is projected to continue, reaching 4,666 million HKD by 2030, representing a CAGR of 7.7% from 2023 to 2030. Demand is largely driven by the rise in gynecological health issues, such as menstrual pain and “cold womb” (referring to a condition affecting the female reproductive system in which a lack of “Yang” energy (also known as “Yang deficiency” in TCM) in the body reduces blood circulation to the womb, depriving it of the necessary nutrients and resulting in insufficient warmth and a cooler internal environment), which affects a significant portion of the female population. TCM approaches to managing these conditions, such as herbal medicine, acupuncture, and moxibustion, are valued for their non-invasive, preventive focus, making them a popular choice for women seeking holistic health management.

Source: Frost & Sullivan Analysis

Fertility-related TCM Services Market

The market for fertility-related TCM services, which include preconception preparation, prenatal care, and postnatal recovery, grew from 831.1 million HKD in 2019 to 1,112 million HKD in 2023 and is expected to reach approximately 1,809 million HKD by 2030, with a CAGR of 7.2%. Key factors contributing to this growth are the trend of delayed childbearing and an increasing focus on both physical and emotional well-being. Older mothers often face additional health challenges during pregnancy and require prolonged recovery postpartum, making TCM fertility services, such as uterine warming therapy and dietary adjustments, a preferred choice for comprehensive maternal care.

Source: Frost & Sullivan Analysis

TCM Beauty Market

The TCM beauty market, which covers facial aesthetics, body sculpting, hip care, and breast health, has grown from 537.6 million HKD in 2019 to 598.9 million HKD in 2023, with projections indicating growth to 1,245 million HKD by 2030 at an 11% CAGR. The expansion of this market is fueled by the popularity of natural and safe beauty therapies, increased health awareness, and the influence of social media. Consumers are increasingly drawn to TCM beauty for its gentle, non-invasive methods, which include facial osteopathy, acupuncture, and herbal skincare products that address both aesthetic and underlying health needs.

Source: Frost & Sullivan Analysis

Growth Drivers in the Related Industries

According to Frost & Sullivan, several factors are driving the growth of the abovementioned segments.

Growth Drivers in the TCM Women’s Health Market

The Hong Kong government has been instrumental in promoting TCM by integrating it into tourism and wellness centers. This, along with growing health awareness and demand for natural care, is expanding the TCM women’s health market. In 2023, the Democratic Alliance for the Betterment and Progress of Hong Kong (DAB) proposed several policies to advance TCM. A nationwide survey on women’s health revealed that the number of women affected by “cold womb” is substantial, accounting for approximately 60% of the female population. TCM’s holistic, non-invasive treatments and therapies, using natural materials, are gaining popularity among consumers for managing women’s health issues like menstrual pain and hormonal imbalances. Below is a discussion on the three key growth factors in the TCM women’s health market.

•        Government Support for TCM Wellness — As a key element of Chinese culture, TCM has a significant role in disease prevention, treatment, and health maintenance in Hong Kong. The Hong Kong government has actively promoted TCM development through policy initiatives. In March 2023, the DAB proposed a policy to coordinate and enhance TCM development at the government level. In June 2024, additional proposals included establishing a TCM wellness center on Kai Tak Island featuring health, beauty, and cultural amenities. This support lays a solid foundation for growth in TCM women’s health market Hong Kong.

•        Widespread Impact of Gynecological Symptoms — Menstrual pain is prevalent among women of all ages in Hong Kong, with a 2023 survey involving 555 females aged 12 and above showing that over 85% of respondents have experienced it, and over half reported that it affected daily activities. Additionally, lifestyle factors like cold beverage consumption and long hours in air-conditioned environments contribute to conditions such as “cold womb”. This growing demand for natural solutions to manage menstrual pain and “cold womb” drives interest in TCM wellness treatments and therapies.

•        Consumer Preference for Natural Health and Balance — TCM’s holistic health approach is increasingly preferred by consumers seeking preventive, low-risk options without the side effects of hormonal drugs. TCM treatments and therapies, which include natural ingredients like herbs, animal products, and minerals, aim to balance body functions, addressing both symptoms and root causes of issues such as endocrine disorders, menstrual irregularities, and menopausal syndrome. This natural and holistic approach resonates with consumers, further driving growth in the TCM women’s health market.

Growth Drivers in Fertility-Related TCM Services Market

Female consumers are increasingly focusing on their health and well-being, especially in fertility and postpartum recovery. They are turning to TCM wellness centers for they offer natural, safe, and non-invasive options and personalized treatment/therapy plans. These wellness centers also offer emotional support through services like massage and detoxification to help manage stress. With more women delaying marriage and childbirth, there’s a growing demand for prenatal and postpartum care. Older mothers face more health challenges and need more time for recovery, making TCM a popular choice for addressing these needs. Below is a discussion on the two key growth factors in the fertility-related TCM services market.

•        Rising Focus on Health and Well-being — Women are increasingly prioritizing health and well-being, especially in fertility and postpartum care. TCM wellness centers have become popular for their natural and body-regulating methods, offering support not only for physical recovery but also emotional well-being. These centers often include services such as massage and detoxification, which help manage stress, making them an attractive choice for women balancing personal, family, and professional roles.

•        Delayed Marriage and Childbearing Trends — As delayed marriage and childbearing become more common, demand for prenatal and postpartum TCM care has risen. The median age of first-time mothers in Hong Kong increased from 28.1 in 1991 to 32.9 in 2023. Older mothers may face additional health challenges, requiring longer recovery periods and more comprehensive care, including fertility treatments and postpartum recovery support. This trend has led to increased use of TCM treatments tailored to these specific needs.

Growth Drivers in the TCM Beauty Market in Hong Kong

The widespread use of social media and the influence of female celebrities have significantly boosted Hong Kong’s TCM beauty market. Celebrities and influencers frequently showcase their TCM beauty routines and results through social media. By sharing before-and-after photos, videos, and personal endorsements, they make TCM beauty treatments and therapies highly visible to a broad audience and help build consumer trust in the overall TCM beauty market. Besides, rising awareness of women’s health and the demand for natural, safe care methods have made TCM beauty popular for its holistic approach. This combination of social media influence and health awareness has rapidly expanded the TCM beauty market.

•        Influence of Social Media and Celebrity Endorsements — The TCM beauty market has grown significantly, partly due to social media and celebrity endorsements. Celebrities and influencers frequently showcase their TCM beauty routines and results through social media. This trend drives word-of-mouth marketing, rapidly increasing market reach and building customer loyalty. As these public figures endorse TCM methods, consumers feel more confident in trying these TCM beauty treatments and therapies. Social media amplifies word-of-mouth marketing, as users share their own experiences with TCM beauty treatments and therapies, creating an organic spread of testimonials that resonate in the beauty industry. These authentic endorsements attract new consumers. Social media influencers appeal strongly to this group, positioning TCM as a natural, non-invasive alternative to traditional beauty methods. Additionally, influencers help educate their followers on TCM principles, making these principles accessible to consumers unfamiliar with TCM.

•        Increased Awareness of Women’s Health — Growing awareness of women’s health and the desire for natural, non-invasive beauty treatments have boosted the TCM beauty industry. Women are turning to TCM beauty treatments that promote overall health, enhancing both their looks and internal well-being. This comprehensive approach is driving the market’s growth, with services designed to meet the varied needs of today’s consumers.

•        Preference for Natural Ingredients and Gradual Standardization of Qualification for Beauty Industry Professionals — The TCM beauty market in Hong Kong is experiencing growth, which is partially driven by customer demand for natural ingredients. According to a study conducted by Lingnan University in 2014 on the preferences of users of TCM gynecological therapies, a survey of 143 gynecological patients aged 15 and above showed that up to 90% of respondents believe that traditional Chinese medicine has fewer side effects compared to Western medicine and offers more effective wellness benefits. Although more recent comprehensive studies are limited, this trend remains relevant based on the Frost & Sullivan’s observations and continuing cultural practices. Given that the TCM beauty products share similar principles by primarily using natural extracts with minimal or no synthetic chemicals, we believe they align with the demand for natural and safe products. In addition, the “Specification of Competency Standards for the Beauty Industry in Hong Kong” (《香港美容业能力标准说明》) was established in 2011, and further updated in 2021 to promote standardization of qualification for beauty industry professionals in Hong Kong. As advised by our Hong Kong counsel, Fairbairn Catley Low & Kong, the statutory professional qualifications required for TCM practitioners to practice TCM under the laws of Hong Kong fall under the Chinese Medicine Ordinance (Chapter 549 of the Laws of Hong Kong). See “Regulations — Laws Related to Chinese Medicine” on page 107 for more details. Other relevant certifications, training and memberships held by the TCM practitioners and technicians in the TCM-inspired beauty and wellness industry are preferred qualifications that enhance their ability to provide products and services, but are not required. Gradually established regulatory framework on the safety of the beauty industry in Hong Kong, especially for standardized qualifications for professionals, can help build the credibility of TCM beauty services, and help the market further expand in the future.

Competitive Landscape

The market for TCM women’s wellness and beauty is highly competitive, with a mix of public and private providers, such as TCM clinics and wellness centers, offering a range of services. Public hospitals typically offer more standardized TCM services, which are primarily symptom-focused and at lower costs but potentially longer waiting times. In contrast, private institutions offer more flexibility with a wider variety of services, often providing more personalized plans at a relatively higher cost. Wellness centers are gaining popularity for their ability to offer flexible, comprehensive health management, making them an attractive option for women seeking specialized care.

Future Trends in the Related Markets

Based on Frost & Sullivan’s industry report, the future of the TCM women’s wellness and beauty market in Hong Kong looks promising, with wellness centers evolving into one-stop health service solutions. These centers are expected to offer a wider range of personalized services, including emotional support, fertility care, and beauty treatments. As health and wellness continue to take center stage, more women are expected to turn to TCM for long-term health management, beauty, and emotional well-being, further solidifying the market’s growth trajectory.

Future Trends in the Women’s TCM Health Market in Hong Kong

Women’s TCM wellness centers are gaining popularity due to their ability to provide personalized and comprehensive services that cater to a broad range of women’s needs. Unlike treatments at public hospitals, which are often symptom-focused and with a long waiting time, these wellness centers emphasize holistic, long-term health enhancement to address issues like “cold womb” and menstrual pain, which require consistent attention. With diverse and tailored service options, TCM wellness centers expect to attract more consumers seeking more in-depth health and wellness support beyond symptom relief, creating strong growth prospects for these wellness centers.

As health awareness rises, women demonstrate a growing interest in TCM because of its use of natural ingredients, gentle approach, and lower risk of side effects compared to Western medicine. The 2014 study conducted by Lingnan University has shown that up to 90% of respondents who have experienced gynecological problems prefer TCM practices. This study reveals that among 143 gynecological patients aged 15 and above, up to 90% of respondents believe that traditional Chinese medicine has fewer side effects compared to Western medicine and offers more effective wellness benefits. TCM’s approaches, which integrate adjustments in lifestyle, diet, along with herbal remedies and other therapies, can help address both symptoms and root causes. By offering personalized wellness plans that consider each woman’s unique constitution and lifestyle, TCM is increasingly becoming the preferred choice for managing long-term health issues, contributing to the expanding women’s TCM health market.

•        Growth of TCM Wellness Centers with Diverse Services — TCM wellness centers, which emphasize comprehensive and personalized care, are attracting more consumers than public hospitals, which typically focus on acute care. These wellness centers cater to long-term health needs such as “cold womb” and menstrual pain, offering tailored treatment and therapy plans that foster lasting relationships with customers and a promising growth outlook.

•        Preference for Natural Wellness Solutions — TCM’s use of natural ingredients and minimal invasiveness are leading more women to choose TCM for health and wellness. According to the study conducted by Lingnan University in 2014 on the preferences related TCM women’s health involving 143 gynecological patients aged 15 and above, showed that up to 90% of respondents believe that traditional Chinese medicine has fewer side effects compared to Western medicine and offers more wellness benefits. This rising preference supports continued growth in the women’s TCM health market.

•        Need for Long-Term, Personalized Women’s Health Care — TCM’s comprehensive approach to long-term wellness is increasingly appealing to women with conditions like “cold womb” and endocrine disorders. TCM’s tailored wellness plans, which take into account a patient’s constitution and lifestyle, can help address these health issues and position TCM as the preferred option for women seeking holistic care.

Future Trends in Fertility-related TCM Services in Hong Kong

Wellness centers in Hong Kong are increasingly adopting a “one-stop” approach to women’s health, offering comprehensive TCM services that support women throughout their pregnancy journey. Responding to the rising demand for fertility and postpartum care, these wellness centers combine fertility-focused TCM practices like moxibustion and uterine warming with other wellness services, such as beauty therapies and weight management. This holistic model addresses a wide range of women’s health needs, making TCM wellness centers a preferred choice for those seeking integrated, long-term support.

As demand for comprehensive care grows, TCM wellness centers are also introducing more customized, high-end postpartum recovery options, meeting women’s expectations for refined and personalized services. With the trend of delayed childbearing continuing in Hong Kong, older mothers are seeking extended postpartum recovery support. TCM services are well-suited to meet this need, as they offer tailored solutions that help women recover physically and emotionally, solidifying the role of TCM wellness centers in modern women’s health care.

•        Evolving One-Stop Health Service Solutions — The demand for fertility-related TCM services is driving wellness centers to offer one-stop solutions encompassing physical, emotional, and psychological support. By integrating techniques such as moxibustion and uterine warming with beauty treatments and weight management, these centers offer comprehensive services across a woman’s pregnancy journey, making them a preferred choice.

•        Increased Customization — More and more women’s TCM wellness centers are offering high-end, customized fertility-related services, especially in postpartum recovery. This trend toward more refined, customized care is elevating TCM services to meet constantly evolving consumer expectations, establishing TCM as a leader in women’s wellness.

•        Rising Demand for Postpartum Recovery — As the trend of delayed childbearing continues, there is a growing demand for postpartum body recovery. Older mothers require longer recovery periods, and TCM’s tailored postpartum care options are well-suited to meet these needs, contributing to increased interest in TCM services.

Future Trends in the TCM Beauty Market in Hong Kong

The TCM beauty market in Hong Kong is shifting towards personalized, high-end services as consumers increasingly seek treatments and therapies tailored to their unique skin types, body profiles, and health needs. Moving away from standardized offerings, TCM beauty clinics are creating customized service plans that enhance customer satisfaction and build trust. Moreover, there is a growing preference for natural beauty practice as consumers become more conscious of the potential side effects of synthetic ingredients in conventional cosmetics. TCM beauty, which is perceived as natural, gentle, and non-invasive, has gained popularity as it aligns with modern expectations for health-conscious beauty solutions. This shift is further supported by social media exposure, which highlights the advantages of TCM’s natural ingredients and contributes to the market’s rapid growth and mainstream acceptance.

•        Personalized Beauty Treatments — Consumer demand for high-end, customized beauty treatments is leading TCM beauty clinics to develop personalized plans tailored to individual needs. This trend helps position TCM beauty as leader in the beauty industry in Hong Kong.

•        Demand for Natural and Safe Beauty Methods — Heightened awareness of the side effects of synthetic chemicals in beauty products is driving a shift toward natural beauty solutions. TCM beauty, which is natural and non-invasive, is increasingly popular and aligns with consumer preferences for safer, health-oriented beauty methods. This demand fuels the ongoing growth of the TCM beauty market.

BUSINESS

Our Mission

We are committed to enhancing the quality of life from the inside out by integrating TCM wellness practices with modern technology. Through combining customized TCM-inspired constitution-regulating plans and modern wellness therapies, we provide comprehensive wellness and beauty services and products for women and TCM-inspired therapies tailored for men.

Overview

TCM is a comprehensive medical system that has been practiced in China and other parts of Asia for over two thousand years. It is based on the concept that the human body is a holistic ecosystem, integrating mind, essence, Qi1, body fluids, and blood. The therapeutic mechanism in TCM focuses on maintaining harmony and restoring internal balance within the body. TCM aims to promote disease prevention and enhance overall well-being and the body’s ability to self-heal. While it has a long history of empirical practice, there is limited scientific evidence from rigorous, large-scale clinical studies validating its efficacy and safety under the research methodologies commonly used in modern Western medicine. Western medicine primarily relies on randomized controlled trials as the “gold standard” for establishing efficacy, whereas TCM treatments are often individualized and holistic in nature, making them less commonly studied through large-scale RCTs. As a result, the effectiveness of TCM remains a subject of ongoing scientific investigation.

TCM is widely applied in women’s health care, particularly in regulating the female menstrual cycle and treating various gynecological issues. Through methods such as herbal therapy, acupuncture, and TCM-based Tuina massage therapy, TCM can improve women’s reproductive health and overall constitution. Herbal therapy uses various herbal formulations to restore internal balance and is commonly used to address conditions such as irregular menstruation and dysmenorrhea. Acupuncture regulates the flow of Qi and blood by stimulating specific acupoints, which can relieve pain and balance the endocrine system. TCM-based Tuina massage therapy promotes blood circulation, relaxes muscles, and supports postpartum recovery.

We are a Hong Kong-based provider of comprehensive TCM-inspired wellness and beauty care services and products that are rooted and influenced by the principles and practices of TCM, such as the use of herbal ingredients, acupuncture techniques, Tuina massage, and dietary guidance. Our services are designed to address a wide range of health improvement needs health improvement needs, such as alleviating premenstrual syndrome, menstrual irregularities, dysmenorrhea, leukorrhea, pelvic inflammatory disease, menopausal care, breast health, and other common women’s health conditions. We believe that our TCM-inspired therapies can help balance the female endocrine system and improve women’s constitution and overall health. Additionally, the Operating Subsidiaries offer TCM-inspired therapies tailored to men.

Through our four wellness centers in Hong Kong, we offer a wide range of beauty, wellness, and postpartum services and products for women that are rooted and influenced by the principles and practices of TCM with a focus on utilizing TCM approaches in addressing women’s health issues. Our beauty, wellness, and postpartum services include but are not limited to womb-warming therapy, BTS (Beauty, Tailor-made, Slim) pelvic detox therapy, agarwood moxibustion therapy, TCM-inspired prenatal massage therapy, and Indonesian traditional abdominal binding therapy. In addition, under the “Beauty Lab” brand, we also offer products, including (i) TCM-inspired supplements products, such as Beauty Lab home herbal uterine care patch, probiotic intimate wash, and Yin nourishing pill sets, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, such as ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care for skin issues and scalp health. Moreover, we also offer consultancy services to provide TCM-inspired therapy technical training and dietary therapy training to other well-established and reputable beauty salons, massage centers, and similar institutions. In March 2025, we launched a franchise model for our Beauty Lab brand, granting exclusive rights to the Franchisees to operate branded beauty and wellness outlets. Franchisees are authorized to offer services such as scalp and hair

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1        In TCM, “Qi” refers to the vital life force or energy that flows through the human body.

care and women’s wellness services under the Beauty Lab brand. We derive franchise-related revenue mainly from initial franchise fees, royalty and promotional fees, brand management fees, training and administration fees. As of March 31, 2025 and as of the date of this prospectus, we had 1 and 3 franchisees, respectively.

We generated revenue of $6,221,751 and $6,015,375, respectively, and achieved a net income of $1,199,085 and $821,743, respectively, for the years ended March 31, 2025 and 2024. We generated revenue primarily through the following: (i) beauty, wellness, and postpartum services; (ii) sales of products; (iii) consultancy services; and (iv) franchise activities. For the fiscal years ended March 31, 2025, and 2024, the revenue from beauty, wellness, and postpartum services amounted to $5,967,277 and $5,813,814, representing 96.0% and 96.6% of total revenue, respectively. The revenue from sales of products was $207,766 and $88,992 for the fiscal years ended March 31, 2025, and 2024, representing 3.2% and 1.5% of total revenue, respectively. The revenue from consultancy services was nil and $112,569 for the fiscal years ended March 31, 2025, and 2024, representing 0% and 1.9% of total revenue, respectively. The revenue generated from the provision of franchise activities amounted to $46,708 and nil for the fiscal years ended March 31, 2025 and 2024, representing 0.8% and 0% of total revenues, respectively.

Our Competitive Strength

We believe we have the following competitive strengths:

Professional Team and Certified Services

Our Operating Subsidiaries boast a team of professional TCM practitioners experienced in women’s health and skilled technicians, offering comprehensive care and therapies tailored to women. Our TCM practitioners provide consultation services, ensuring customers receive personalized health guidance and care, with each holding a Registered Chinese Medicine Practitioner Certificate issued by the Hong Kong Chinese Medicine Council. As advised by FCLK, our Hong Kong counsel, the statutory professional qualifications required for TCM practitioners to practice TCM under the laws of Hong Kong fall under the Chinese Medicine Ordinance (Chapter 549 of the Laws of Hong Kong) (“CMO”). The CMO provides for the regulation of activities or matters relating to Chinese medicine, including, among other matters, the licensing requirements for Chinese medicine practitioners, and the practice, use, manufacture, possession and trading of Chinese medicine in Hong Kong. According to the CMO, a Chinese medicine practitioner must be listed or registered under the Chinese Medicine Ordinance and hold a Registered Chinese Medicine Practitioner Certificate issued by the Hong Kong Chinese Medicine Council before being permitted to practice Chinese medicine in Hong Kong. Moreover, under section 108(2) of the CMO, any person who is not a registered Chinese medicine practitioner or listed Chinese medicine practitioner practices Chinese medicine commits an offence and is liable to a fine of HK$100,000 and imprisonment for three years, or on conviction upon indictment to imprisonment for five years. Section 158 of the CMO exempts registered Chinese medicine practitioners from obtaining licenses for possessing and dispensing Chinese herbal medicines listed in Schedule 1 to the CMO to persons on prescription. To ensure high-quality services, our Indonesian traditional abdominal binding therapy is performed by technicians who have completed training in Indonesian abdominal binding. Additionally, our Japanese facial bone adjustment services are performed by our TCM practitioners, who hold memberships with the Hong Kong Chinese Orthopedics Society, and our massage services are delivered by our TCM practitioners. We believe these professional qualifications held by our TCM practitioners and technicians as well as the additional training and professional memberships they hold contribute to the overall quality of our services.

Comprehensive One-Stop Health and Wellness Services

Our Operating Subsidiaries offer a wide range of services, including feminine care, prenatal and postpartum therapies, and women’s health products, providing comprehensive solutions to meet the diverse needs of female customers. We also launched home services during the COVID-19 pandemic, to enable our customers to enjoy professional care in the comfort of their homes. Our approach is to serve women across various life stages, and continuously track and adjust our services to meet their evolving health needs. Furthermore, we offer TCM-inspired hair care therapies to male customers.

High-quality Assurance for Products and Services

Our Operating Subsidiaries are committed to delivering quality products and services while maintaining a satisfactory customer experience. We implement quality control measures, including training service providers and selecting third-party product suppliers, to ensure compliance with safety and efficacy standards. Our Indonesian traditional abdominal binding therapy is performed by technicians who have completed training in Indonesian abdominal binding.

The suppliers we currently contract with all hold a Good Manufacturing Practice (GMP) certificate and comply with the globally recognized quality management standard ISO 9001. We believe adherence to these quality control measures contributes to customer trust and brand reputation.

Integration of TCM Principles and Modern Technology

The Operating Subsidiaries are dedicated to integrating TCM principles with modern technology to offer comprehensive wellness and beauty solutions. Our needle-free thread embedding therapy leverages advanced noninvasive cosmetic technology to deliver substantial aesthetic results without the need for surgery, enhancing both skin quality and facial contours. We have also developed the TCM E-plus eye care therapy, which improves eye blood circulation, relieves eye fatigue, and enhances visual health through targeted acupoint massage.

Experienced Management Team with Substantial Industry Experience

The management team brings extensive experience and deep expertise in the TCM-inspired wellness and beauty industry. Our team members include seasoned TCM practitioners and beauty experts, all dedicated to enhancing service quality and customer satisfaction.

Customer-Centric Approach with Customized Services

Our Operating Subsidiaries uphold a customer-centric philosophy and are committed to providing personalized services and solutions tailored to customers’ needs. Through continuous communication with customers, we optimize and improve our service offerings. We aim to create a caring and professional environment where every customer feels valued and respected, fostering long-term relationships and customer loyalty.

Our Challenges

Intense Competition in the TCM-inspired Wellness and Beauty Industry

The TCM-inspired wellness and beauty industry is highly competitive, with many similar beauty centers and brands. Beauty Lab must differentiate itself from the competing brands to attract and retain customers. To stand out in the competitive market, our Operating Subsidiaries must be able to introduce unique products and services that cater to diverse customer needs. We may also improve customer satisfaction and loyalty by providing high-quality customer service and personalized experiences. Moreover, strengthening brand promotion and marketing and leveraging social media and online platforms can help increase brand visibility and attract more customers.

Challenges in Building Customer Trust and Boosting Customer Acceptance

Due to the limited evidence-based validation in TCM, the major challenges faced by us are building customer trust, improving consumer awareness, and boosting customer acceptance. Some consumers are unfamiliar with the holistic approaches of TCM-inspired wellness and beauty therapies and may be skeptical about the effectiveness of our services. Besides, TCM-inspired beauty treatments often take a longer time to show visible results compared to modern cosmetic treatments. Thus, convincing customers to stay committed to longer-term therapy plans and building trust around the adoption of TCM can be challenging.

Regulatory and Compliance Challenges in Global Expansion

As the Operating Subsidiaries expand their presence in the Southeast Asian market with TCM-inspired beauty and wellness services and supplements products, we may face varying regulatory and compliance requirements across different regions. These requirements could involve product certification, safety standards, and advertising practices. To ensure smooth business operations, the company must closely monitor regulatory changes in each region and promptly adjust its product and service offering and compliance strategies. Establishing solid relationships with local governments and industry associations can also help navigate regulatory and compliance challenges effectively.

Our Growth Strategies

Expanding Our Presence in International Markets

We plan to increase our international market share by entering new geographic regions or countries. This will involve conducting thorough market research to understand different countries’ cultural nuances, consumer habits, and regulatory requirements and adjust our marketing strategies and product positioning accordingly. We will prioritize regions with significant market potential and rapid economic growth, such as Southeast Asia. In addition to leveraging e-commerce platforms to expand global sales channels and enhance brand recognition, we intend to evaluate potential franchise opportunities in select international markets as part of our broader growth strategy. These opportunities will be assessed based on local market demand, operational feasibility, and alignment with our brand and service standards.

Building Strategic Partnerships

We will evaluate and selectively seek strategic partnerships with other companies to collaborate on market promotion, product development, or sales activities. We believe such partnerships can foster resource sharing, reduce costs, and expand market influence. For example, we may collaborate with some well-known cosmetic brands, health institutions, or retailers to launch co-branded products or joint promotional campaigns. Additionally, we plan to establish partnerships with research institutions or universities in Hong Kong to drive technological research and innovation, and we expect such partnerships will enhance product competitiveness and market appeal in the future.

Investing in Technological Innovation and Improving R&D Capability

We plan to invest in technological innovation and improve our research and development (“R&D”) capability to develop new beauty products and services. Our approaches include investing in ingredient research, and adopting advanced technologies and equipment to improve the efficacy of our products and ensure they can align with the constantly changing beauty standards. For example, we may invest in conducting continuous research on exploring new uses of common medicinal herbs to develop skincare products. Furthermore, we plan to adopt advanced beauty instruments, such as laser devices and micro-needling instruments to provide more professional and diverse services, and we expect the adoption of such advanced devices and instruments to improve our service and product offerings.

Establishing a Strong Brand Image through Differentiation

We will focus on building a strong brand image of the “Beauty Lab” brand through differentiation to attract potential customers. We plan to do so through marketing campaigns, quality assurance, and enhanced customer experience. For instance, brand promotion and engagement will be carried out via social media and online platforms to increase consumer awareness and trust in the “Beauty Lab” brand. We are confident that we can improve customer satisfaction and loyalty by providing high-quality customer service and personalized experiences. Additionally, we believe that hosting beauty seminars, workshops, and other events will strengthen interaction and connection with customers, thereby establishing a positive brand reputation.

Diversifying Product and Service Offerings

Currently, we offer TCM-inspired hair care therapies to male customers. As part of our growth strategy, we plan to expand our service and product offerings tailored to male consumers by developing and introducing additional TCM-inspired wellness solutions. These may include herbal-based wellness products designed to address common health concerns among men, such as insomnia, chronic fatigue, acne & oily skin, and male pattern baldness. By broadening our range of services, we aim to enhance customer engagement, increase brand loyalty, and capture a larger share of the male wellness market. We believe that diversifying our TCM-based offerings for male consumers will strengthen our competitive position and support our long-term revenue growth.

Our Business Model

We generate revenue by offering a wide range of beauty and wellness services and products. These services include wellness care for women, prenatal and postpartum therapies, Japanese facial contouring, needle-free thread embedding, Indonesia postpartum abdominal binding therapy, Chinese head therapy, and TCM E-plus eye care therapy. Additionally, the Operating Subsidiaries offer a variety of TCM-inspired wellness and beauty products, such as uterine care patches, probiotic intimate wash, Yin nourishing pills, Dendrobium eye essence, and ginseng soothing anti-allergy moisturizing care.

Pricing Strategy and Diverse Marketing Channel

The Operating Subsidiaries employ a flexible pricing strategy, offering products and services at different price points to meet the needs of customers at various income levels. The pricing of products and services is mainly based on cost, market demand, and competitors’ pricing strategies. Besides, the Operating Subsidiaries conduct marketing through both online and offline channels, including several e-commerce platforms.

Services and Products Provision

We have a team of professional TCM practitioners experienced in women’s health and technicians to ensure personalized care for every customer. We prioritize customer experience, regularly collecting feedback and conducting satisfaction surveys to continually optimize and improve service offerings. Additionally, during the COVID-19 pandemic, the Operating Subsidiaries introduced home services to allow customers to receive professional care in the comfort of their own homes. The Operating Subsidiaries offer a comprehensive range of wellness and beauty services, integrating TCM with modern technology to provide personalized care solutions for our customers. Our services and products mainly include TCM-inspired women’s wellness Services, TCM-inspired beauty services, other TCM-inspired women’s health services, TCM-inspired head/eye care, and TCM-inspired supplements products. In sourcing and selecting ingredients and developing new products and services, the Operating Subsidiaries conduct market research and analysis to understand the current beauty trends, consumer preferences, and demand for TCM-inspired natural beauty products.

Service Process

Our service process generally follows the steps below:

Step 1. Appointment and Consultation

During the appointment and consultation phase, our goal is to provide customers with an opportunity to gain a preliminary understanding of our services. Customers can make appointments on our official website, social media platforms, or by phone, and they can also consult about any services they may require. During the appointment, our reception staff will ask detailed questions about the customer’s needs and expectations to arrange a suitable in-person consultation time. Additionally, we offer initial consultation services to answer any questions the customer may have regarding our services, including information about our team, service content, expected outcomes, potential risks, and costs. The purpose is to establish trust and ensure that customers have a clear understanding of the services they are about to receive.

Step 2. Reception

Upon the customer’s arrival at our physical store, the customer will be greeted by our staff. We will first confirm their appointment details and guide them to the waiting area. During this time, we will take the opportunity to further understand the customer’s needs, expectations, and physical condition to offer personalized service recommendations, ensuring our services precisely meet their expectations.

Step 3. Filling Out a Form

Before the formal consultation, the customer is required to complete a set of forms, including a personal information form, a health questionnaire, and a consent form. These forms are designed to collect basic information about the customer, understand the customer’s general physical condition, lifestyle, and specific needs, and ensure that they are fully informed about the services they will receive. Our reception staff will patiently guide the customer through the form completion process and answer any questions the customer may have.

Step 4. Consultation with a TCM Practitioner

After completing the consultation forms, the customer will meet with our TCM practitioner. The TCM practitioner will ask more questions to further understand the customer’s condition and needs. The TCM practitioner will then make recommendations and explain how our services can be tailored to the customer’s specific condition to achieve the customer’s expected outcomes.

Step 5. Meeting with a Service Consultant

Following the consultation with the TCM practitioner, the customer will meet with one of our service consultants for further discussion. The service consultant will, based on the customer’s specific condition and the recommendations from the TCM practitioner, discuss possible service plans and explain the principles of each plan, the expected outcomes, potential risks, and price estimates. This step ensures that customers fully understand the different service options and can make informed decisions.

Step 6. Formulating Service Schedule

Once the customer has selected a therapy plan, our TCM practitioners will carry out the service. During the process, the practitioner will closely monitor and evaluate the customer’s response to the therapy. Based on customer feedback and the therapy results, we will adjust the therapy plan as necessary.

Step 7. Next Appointment

After the therapy is completed, we will discuss the therapy results with the customer and summarize their feedback. The store manager will also assist the customer in scheduling their next appointment. We encourage customers to visit regularly so we can continuously track their therapy progress and adjust the service plan as needed.

Our Services and Products

I.    Beauty, Wellness, and Postpartum Services

We offer a wide range of beauty, wellness, and postpartum services for women with a focus on utilizing TCM approaches in addressing women’s health issues. Our beauty, wellness, and postpartum services include but are not limited to womb-warming therapy, BTS (Beauty, Tailor-made, Slim) pelvic detox therapy, agarwood moxibustion therapy, TCM-inspired prenatal massage, and Indonesian traditional abdominal binding. For the fiscal years ended March 31, 2025, and 2024, revenue from beauty, wellness, and postpartum services amounted to $5,967,277 and $5,813,814, representing 95.9% and 96.6% of total revenue, respectively.

TCM-inspired Women’s Wellness Services

Our TCM-inspired women’s wellness services are dedicated to providing comprehensive wellness services for women from adolescence through menopause. We offer these services at our wellness centers, encompassing a whole process that includes consultation with TCM practitioners, development of therapy plans, implementation of therapies, and follow-up care. Our services cater to various needs, such as prenatal massage, postpartum recovery, and womb-warming services, targeting women of different age groups. Additionally, these services can be integrated into a customer’s assisted reproductive treatment plan as needed. Usually, we will provide TCM-based services such as herbal therapies before egg retrieval to prepare the customer’s body for the assisted reproductive treatment plan, and then uterine massages will be provided before embryo transfer to optimize the uterine environment, finally, herbal therapies will be provided to improve overall health during pregnancy.

No.	Name	Description	Target Customer
1	Womb-warming Therapy

This therapy uses TCM techniques aimed at improving blood circulation and alleviating “coldness” in the uterus[3] to address issues such as physical weakness, menstrual discomfort, dysmenorrhea, and cold extremities.

The target customer is women aged 14 – 28.
2	BTS (Beauty, Tailor-made, Slim) Pelvic Detox Therapy

This therapy involves several steps, including herbal oil massage, ginger massage, thermal cupping, and the application of herbal plaster, aimed at removing toxins and waste from the uterus, promoting blood circulation, alleviating menstrual pain, improving gastrointestinal function, assisting fertility, and aiding in weight loss.

The primary target customer is postpartum women and adult women suffering irregular menstruation, typically aged 28 – 42.

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3        In TCM, a “cold uterus” or “cold womb”, also known as Gong Han (宫寒), refers to a condition often associated with Yang deficiency in the body, resulting in insufficient blood supply to the uterus. This condition implies that the uterus lacks the necessary warmth for optimal function, which can affect fertility and menstrual health.

No.	Name	Description	Target Customer
3	Agarwood Moxibustion Therapy

By integrating TCM techniques and using artificially cultivated agarwood, this therapy is designed to help women entering menopause restore and maintain a balanced state of harmony and well-being in their internal body systems. This therapy can help improve sleep quality, enhance digestive function, promote bowel movements, reduce “cold and dampness”[4] in the body, supplement Yang energy, and relieve lower back and joint pain.

The target customer is women aged 42 – 49.
4	TCM-inspired Pregnancy Massage

Utilizing organic essential oils and mineral salt stones, this massage therapy is provided by professional therapists that aim to alleviate pregnancy-related edema and varicose veins, promote blood circulation, deeply relax muscles, prevent cramps, eliminate negative energy and toxins from the body, and improve skin conditions.

The primary target customer is women preparing for pregnancy and pregnant women.
5	Non-hormonal Induced Lactation Therapy

This therapy involves massage and drainage techniques using organic essential oils to improve clogged mammary ducts, enhance blood circulation, reduce postpartum breast discomfort, and ease mastitis during the breastfeeding period.

The target customer is women during pregnancy and postpartum breastfeeding mothers.
6	Indonesian Traditional Abdominal Binding

Combining Tai Chi cupping detox techniques and Indonesian traditional abdominal binding techniques, this therapy aims to address issues such as organ displacement, widened pelvis, enlarged uterus, abdominal muscle separation, and cold uterus in postpartum women. The therapy includes abdominal assessment, acupoint massage, herbal oil application, TCM-based Tuina massage therapy, detoxification through thermal cupping, and the use of traditional abdominal binding. Our service is performed by specialists trained in Indonesian abdominal-binding technique.

The primary target customer is postpartum women.

For the fiscal years ended March 31, 2025, and 2024, revenue from TCM-inspired women’s wellness services amounted to $2,753,987 and $2,938,498, representing 44.3% and 48.8% of total revenue, respectively.

Other TCM-inspired Wellness Services for Women

In addition to our TCM-inspired women’s wellness services, we offer customers other wellness therapies, including natural hydration facials, saffron hip therapy, and natural reishi mushroom breast care, aimed at addressing various women’s health concerns.

No.	Name	Description	Target Customer
1	Natural Moisturizing Facial

The natural moisturizing facial is specifically designed for pregnant women. It aims to address common skin issues such as dryness and sensitivity during pregnancy. This therapy uses nourishing ingredients to restore hydration and radiance to the skin, aiming to maintain healthy and well-maintained skin throughout pregnancy.

The target customer is pregnant women.

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4        In TCM, cold and dampness refer to the external influences that disrupt the body’s natural balance, which can cause blockages in the flow of Qi and lead to various health issues as listed above.

No.	Name	Description	Target Customer
2	Saffron Hip Therapy

The saffron hip therapy combines TCM principles with massage and herbal therapy to improve hip health. This therapy aims to enhance blood circulation and balances the body internally, targeting women, especially those looking to restore hip health after pregnancy or childbirth.

The target customer is postpartum women.
3	Natural Reishi Mushroom Breast Care

The natural reishi mushroom breast care utilizes high-quality wild reishi essence combined with massage and care techniques to promote breast health. This noninvasive therapy aims to improve the condition of breast skin and tissue and is designed for women seeking to maintain or enhance chest health.

The target customer is women seeking to maintain or enhance chest health.

For the fiscal years ended March 31, 2025, and 2024, revenue from other TCM-inspired wellness services for women amounted to $2,237,989 and $1,397,125, representing 36.0% and 23.2% of total revenue, respectively.

TCM-inspired Beauty Services

Our TCM-inspired beauty services combine TCM principles with modern technology to enhance wellness and appearance through natural therapies and innovative techniques. Key services offered by the Operating Subsidiaries include Japanese-style facial bone adjustment, needle-free thread embedding, and Imperial Chinese herbal acne detox therapy.

No.	Name	Description	Target Customer
1	Japanese-style Facial Bone Adjustment

The Japanese facial bone adjustment is a therapy using TCM techniques to address issues related to jaw alignment and facial asymmetry. Through massage, this therapy aims to alleviate pain associated with jaw alignment and facial asymmetry, and restore facial contours and enhance facial balance.

This therapy is suitable for customers seeking non-invasive methods to restore facial contours, particularly those with issues such as facial swelling, wide jawline, or facial asymmetry.
2	Needle-free Thread Embedding

The needle-free thread embedding is a noninvasive cosmetic therapy that is based on the principles of TCM and uses ultrasonic energy to pass through the outer layer of the skin and penetrate into the deeper layers. This therapy aims to help rebuild the dermal foundation and enhance the firmness and tightness of the facial and neck skin.

This therapy is designed for customers seeking noninvasive, non-surgical methods to lift and firm the face, particularly those aiming to reduce fine lines and improve skin sagging.
3	Imperial Chinese Herbal Acne Detox Therapy	The imperial Chinese herbal acne detox therapy integrates TCM principles by using targeted acupressure and herbal ingredients to help remove internal toxins and improve skin health.	This therapy is suitable for customers with acne and rough skin, particularly those seeking natural methods to address skin issues.

For the fiscal years ended March 31, 2025, and 2024, revenue from TCM beauty services amounted to $273,494 and $533,372, representing 4.4% and 8.9% of total revenue, respectively.

TCM Head/Eye Care Therapy

TCM head therapy is a health-promoting method that applies TCM principles by massaging specific acupoints on the head. This therapy deeply explores the meridians and acupoints of the head, helping to improve blood circulation, increase nutrient supply to hair follicles, support hair growth, and prevent hair loss. Head therapy also seeks to alleviate headaches, improve sleep, and support overall well-being. Utilizing TCM methods, head therapy focuses on head health and may contribute to overall health by regulating the meridians. The target customers include individuals experiencing hair loss, headaches, memory decline, poor sleep quality, high stress, and those seeking overall health improvement.

TCM eye care involves massaging specific acupoints around the eyes to improve blood circulation, relieve eye fatigue, and enhance visual health, making it suitable for individuals who frequently use electronic devices or have vision problems.

Based on years of experience serving female customers, our Operating Subsidiaries have developed and offered a range of TCM head and eye care therapies tailored to meet the needs of our female customers. The target customer includes individuals with hair loss issues, headaches, memory decline, poor sleep quality, high stress levels, and those seeking overall health improvement. The therapies we provide include ultrasound therapy, forehead cupping therapy, herbal deer antler hair care, deep cleansing follicle therapy, Japanese scalp cleansing, cell activation hair growth therapy, and TCM E-plus eye care therapy.

No.	Name	Description	Target Customer
1	Ultrasound Therapy

The ultrasound therapy uses high-frequency sound waves to stimulate deep layers of the skin and muscle tissue, which help soften tissues, enhance permeability, promote metabolism, improve blood circulation, and stimulate hair follicle nerves.

This therapy is suitable for customers aged 18 to 60 who experience hair loss.
2	Forehead Cupping Therapy

The forehead cupping therapy uses small cups applied along the forehead and hairline to create a suction effect that promotes blood circulation, revitalizes the scalp, and encourages nutrient flow directly to the hair follicles.

This therapy is suitable for customers aged 18-60 with forehead hair follicle atrophy issues.
3	Traditional Herbal Deer Antler Hair Care

The traditional herbal deer antler hair care harnesses the natural regenerative properties of deer antler extract, and combine other carefully selected ingredients known for promoting hair health with modern techniques, aiming to nourish the scalp.

This therapy is suitable for customers aged 18-60 years old with seborrheic alopecia.
4	Deep Cleansing Follicle Therapy

This therapy removes impurities from the scalp surface and within hair follicles, helping to alleviate inflammation and bacteria. It also uses serums to reduce buildup, improve scalp health, enhance hair quality, and create an optimal environment for hair growth.

This therapy is suitable for customers aged 18 to 60 who seek to improve scalp health, enhance hair quality, address hair loss, and prolong the hair follicle growth phase.
5	Japanese Scalp Cleansing

This therapy is designed to deeply cleanse the scalp, targeting residual chemicals left from hair dyeing, perming, and other styling therapies. By adopting Japanese scalp care principles, this therapy aims to restore the natural balance of the scalp, soothing irritation, and promote a healthier environment for hair growth and vitality.

This therapy is suitable for customers aged 18 to 60 who seek to revitalize their scalp and protect hair health, especially those affected by frequent dyeing or perming.

No.	Name	Description	Target Customer
6	Cell Activation Hair Growth Therapy	This therapy uses medical-grade essence from Spain, combined with thermal energy techniques, to stimulate hair stem cells and support natural hair growth.	This therapy is suitable for customers aged 18 to 60 who seek to improve scalp health, enhance hair quality, address hair loss, and prolong the hair follicle growth phase.
7	TCM E-plus Eye Care Therapy

The therapy integrates TCM principles with specific eye-point massages to enhance ocular health. This therapy includes several steps: (1) We start with introducing a nourishing herbal essence derived from dendrobium, known for its hydrating and calming properties. This essence helps to soothe and prepare the eyes for the therapy. (2) Next, we apply formulated herbal eye masks that promote detoxification and help remove toxins from the delicate eye area. (3) Finally, we perform targeted massages on specific eye points and surrounding meridians to enhance blood circulation and relieve tension. The aim is to improve blood circulation around the eyes, alleviate discomfort, and promote overall visual health.

This therapy is suitable for customers aged 18 to 60 who experience various eye issues, such as dry eyes, redness, blurred vision, macular degeneration, excessive tearing, dark circles, fine lines, and puffiness.

For the fiscal years ended March 31, 2025, and 2024, revenue from TCM head/eye care services amounted to $659,764 and $925,435, representing 10.6% and 15.4% of total revenue, respectively.

Men’s Hair Care Therapies

Men’s hair care uses a variety of therapies and devices as listed below to promote blood circulation in scalp, reduce fatigue and may stimulate hair growth.

•        Forehead and temples cupping therapy;

•        Hair follicle deep cleaning therapy;

•        Ultrasonic therapy device;

•        TCM deer antler hair care therapy; and

•        Hair follicle activation therapy.

For the fiscal years ended March 31, 2025, and 2024, revenue from men’s hair care therapies amounted to $42,043 and $19,384, representing 0.7% and 0.3% of total revenue, respectively.

II.    Our Products

We also offer products, including (i) TCM-inspired supplements products, such as Beauty Lab home herbal uterine care patch, probiotic intimate wash, and Yin nourishing pill sets, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, including ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care skin issues and scalp health.

TCM-inspired Supplements Products

Under the “Beauty Lab” brand, the Operating Subsidiaries offer the following products to our customers: (i) TCM-inspired supplements products, such as Beauty Lab home herbal uterine care patch, probiotic intimate wash and Yin-nourishing pill, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, including ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care for skin issues and scalp health. TCM-inspired supplements products will be recommended by our TCM practitioners to our customers post-consultation, tailored to match their specific health conditions.

No.	Product Name	Intended Use	Picture	Target Customer
1	Beauty Lab home herbal uterine care patch	This product is designed to improve cold uterus, relieves menstrual pain, and aids in uterine recovery, while also alleviating menopause symptoms.		This product is suitable for women aged 18 to 60 who seek targeted uterine care and hormonal balance.
2	Probiotic intimate wash	This product is designed to help repair vaginal dryness caused by childbirth, aging, or hormone deficiency, while also enhancing protection and moisture for women’s intimate areas.		This product is suitable for women aged 18 to 60 who seek to maintain the balance of vaginal flora and improve or prevent discomfort (such as itching, odor, and related issues).
3	Yin-nourishing pill	This product is designed to improve blood circulation, relieves menstrual pain, helps regulate irregular periods, and promotes pelvic floor muscle contraction.		This product is suitable for women aged 18 to 60 who are concerned about their health, especially those with irregular periods and menstrual pain.

No.	Product Name	Intended Use	Picture	Target Customer
4	Ginseng soothing anti-allergy moisturizing wash	This product is designed to reduce the occurrence of oily scalp and acne, balances scalp oil secretion, repairs damaged scalp, strengthens hair roots and strands, and promotes blood circulation.

This product is suitable for people aged 18 to 60 with sensitive, itchy, dry, oily, or inflamed scalps. Also ideal for those looking to promote hair growth, prevent hair loss, and achieve healthy, thick hair.

5	Southern European olive leaf extract for hair anti-aging and hair loss prevention	This product is designed to reduce excessive sebum production on scalp, restores scalp balance, quickly soothes scalp irritation and itching, and promotes anti-aging for hair.		This product is suitable for people aged 18 to 60 looking to improve seborrheic dermatitis, dandruff, scalp odor, and teenage scalp acne.

For the fiscal years ended March 31, 2025, and 2024, revenue from products amounted to $207,766 and $88,992, representing 3.2% and 1.5% of total revenue, respectively.

III.   Consultancy Services

We launched our consultancy services in September 2023. Our consultancy services are designed to provide technical training on TCM-inspired therapy and dietary therapy training to other well-established and reputable beauty salons, massage centers, and similar institutions. We offer training courses that are based on TCM theory and tailored to meet practical needs. The training covers TCM principles and techniques, including but not limited to acupuncture, manual therapy, and realignment techniques, as well as wellness therapies such as TCM-based dietary therapy, tea therapy, porridge therapy, and wine therapy. We also offer specialized dietary therapy training focused on cancer prevention and diabetes management.

Our training aims to impart professional TCM knowledge and skills to help trainees improve their service quality and enhance their market competitiveness. Through this training, trainees will be able to apply TCM principles and techniques and provide more professional and personalized service solutions to their customers. As these trainings will generate additional business income for us, we believe it creates a win-win situation for both us and the trainees.

Our instructor team consists of experienced TCM practitioners who possess extensive industry experience. Through comprehensive systematic training, our trainees will master the core skills of TCM-inspired beauty therapies and enhance their professional expertise.

For the fiscal years ended March 31, 2025, and 2024, revenue from consultancy services amounted to nil and $112,569, representing 0.0% and 1.9% of total revenue, respectively.

IV.    Franchise

In March 2025, we (the “Franchisor”) launched a franchise model for our Beauty Lab brand, granting exclusive rights to the Franchisees to operate branded beauty and wellness outlets. Under this arrangement, franchisees are authorized to offer services such as scalp and hair care and women’s wellness services under the Beauty Lab brand on an exclusive basis within the designated territory. We derive franchise-related revenue mainly from initial franchise fees, royalty and promotional fees, brand management fees, training and administration fees. As of March 31, 2025 and as of the date of this prospectus, we had 1 and 3 franchisees, respectively. Set forth below are the material terms of our franchise agreement:

Designated Territory	Exclusive rights limited to the address of the Franchisee’s first outlet in Hong Kong (relocation permitted; no rights to operate additional branches)
Term and renewal

Indefinite until terminated in accordance with the agreement; renewal at Franchisor’s sole discretion if the Franchisee provides written notice no earlier than nine (9) months and no later than six (6) months prior to expiration, and meets all renewal conditions

Intellectual Property

All intellectual property, including trademarks, patents, copyrights, designs, trade secrets belong to Franchisor. Non-exclusive, non-transferable license granted to Franchisee during the term of the franchise agreement.

Sub-Franchising	Permitted within the designated territory with oversight
Franchise Fee Arrangements

i.       Initial fee: HK$750,000, payable within five (5) business days of signing and covers: (i) HK$88,000 worth of hair and scalp care products, (ii) four pieces of equipment valued at HK$298,000, and (iii) pre-opening services, including site selection, company registration assistance, and store design support. Late payment incurs a HK$10,000 penalty. Non-payment may lead to termination and additional claims of HK$100,000 plus damages.

a. Products delivered within fourteen (14) days of fee payment, at Franchisor’s cost, with product list and quality report.
b. Devices installed and operational training provided within 14 days of payment, at Franchisor’s cost.

ii.      Royalty and promotional fees: A fixed monthly fee of HK$50,000 is payable for social media promotion services (up to 10 new customers). If fewer than 10 customers are acquired, the fee is adjusted to HK$5,000 per customer.

iii.     Brand management fee: HK$150,000 per year (first three (3) years); HK$80,000 per year (afterward). This entitles the Franchisee to use the Franchisor’s authorized promotional posters, videos, and design materials.

iv. Other fees: Franchisee pays agreed fees in advance for optional services (e.g., advertising or marketing materials).
v. Product and equipment purchases: Payable based on actual purchases and invoiced amounts under agreed pricing terms.
vi. Training fees: Fees for training, meetings, inspections, and store openings based on actual time and cost, with prior written consent.
vii. Administrative costs: Reimbursement of reasonable costs incurred by the Franchisor for reviewing insurance policies and sub-franchise agreements, with itemized breakdowns on request.
Training & Support	Franchisor provides initial training, annual support visits, and marketing guidance.
Termination	Either party may terminate with thirty (30) days’ notice or immediately for cause
Non-Compete	Franchisee prohibited from operating similar business in the Territory during the term and for 2 years thereafter

The launch of our franchise model represents a new channel to scale our Beauty Lab brand, while expanding our geographic presence and customer base. We intend to evaluate further franchise opportunities in other jurisdictions in the future.

For the fiscal years ended March 31, 2025, and 2024, revenue from franchise amounted to $46,708 and nil, representing 0.8% and 0.0% of total revenue, respectively.

Quality Control

The Company’s ability to maintain and provide high-quality services and services is significantly dependent on the expertise and qualifications of our TCM practitioners and technicians. Our team consists of TCM practitioners who are experienced in women’s health and technicians with extensive training to provide high-quality and consistent service. Most technicians employed by us possess relevant certifications from recognized training programs, ensuring that they meet our internal standards for delivering effective and safe services. While the Company has established internal quality control measures to ensure our service quality, the relative lack of stringent laws and regulations specifically governing qualifications and practices in the beauty services sector in Hong Kong, particularly for the TCM-inspired beauty and wellness industry, creates challenges for us in maintaining consistent service quality. See “Risk Factors — Risks Related to Our Business and Industry — The relative lack of stringent laws and regulations in Hong Kong’s beauty services sector, particularly in the TCM-inspired beauty and wellness industry, poses a risk of inconsistent service quality. Any failure to maintain high standards of quality and safety could also adversely affect our reputation, customer trust, and overall business performance. In addition, to the extent any new regulatory measures are required to be implemented, our business, financial condition, and results of operations could be adversely affected, potentially materially decreasing the value of our Class A Ordinary Shares, and rendering them worthless” on page 34.

We have established a comprehensive quality control system that covers every stage, from raw material procurement to final product and service delivery. We regularly collect and analyze customer feedback, as we believe this is key to ensuring customer satisfaction and loyalty. Internal reviews and external audits are also conducted to continuously monitor and enhance service quality.

For our TCM-inspired supplements products, the Operating Subsidiaries source products mainly from third-party organizations. We have implemented a stringent supplier selection process to ensure that all partners meet our internal standards for quality and safety. As part of this process, we prioritize contracting with suppliers who hold a Good Manufacturing Practice (GMP) certificate and comply with the globally recognized ISO 9001 quality management standard developed by the International Organization for Standardization (ISO).

Research & Development

Our R&D efforts focus on continuously advancing innovative technologies to improve the customer care experience. To date, we have successfully implemented a range of innovative solutions in our TCM beauty and wellness industry, including needle-free thread embedding and TCM-inspired E-plus eye care therapy. Our Operating Subsidiaries plan to collaborate with third-party institutions for R&D, leveraging shared resources and expertise.

Our Customers

Our customer base primarily consists of individuals in Hong Kong, typically characterized by high purchasing power, health consciousness, and an interest in herbal-based, integrative and natural TCM approaches. These customers, mostly women aged between 25-55, prioritize skincare, anti-aging, and holistic wellness. We engage with our customers through a combination of online and offline channels, offering personalized health and beauty services. We are committed to building long-term relationships with our customers and our approaches is guided by two key factors: the customers’ demand for our products and services, and their reliability in making timely payments. Customers typically discover and select our services through word-of-mouth referrals, social media presence, and targeted marketing efforts. Since our customers consist of individuals, no single customer accounted for more than 10% of our revenue for the fiscal years ended March 31, 2025 and 2024.

By continuously improving service quality and customer experience, we aim to enhance customer satisfaction and loyalty, driving sustainable business growth.

Our Suppliers

The Operating Subsidiaries source products mainly from third-party organizations, including medical device, pharmaceutical, and beauty product manufacturers. Additionally, the Operating Subsidiaries collaborate with several OEM (Original Equipment Manufacturer) factories (refers to manufacturing facilities that produce goods for another company to sell under the latter’s brand name in accordance with the specifications provided by the purchasing company) to produce health and beauty products under our brand. The suppliers we currently contract with all hold a Good Manufacturing Practice (GMP) certificate and comply with the globally recognized quality management standard ISO 9001. As similar alternatives are available in the market, the Operating Subsidiaries do not have ongoing or long-term supply agreements with these suppliers. The Operating Subsidiaries purchase products based on each procurement order. During the fiscal years ended March 31, 2025 and 2024, no single supplier accounted for more than 10% of our total procurement. This diversified supply chain management ensures stability and flexibility in our product supply, allowing us to adapt to market demands.

Intellectual Property

We regard intellectual properties as critical to our success.

As of the date of this prospectus, we have registered the following trademark:

Trademark Owner	Country/ Place of Registration	Trademark No.	Trademark	Classification	Registration Date	Trademark Validity Period
Wong Kit	Hong Kong	304633173		Class 44	August 14, 2018	August 13, 2028

Patents

We have the exclusive right to use one patent as listed below. As of the date of this prospectus, we have one service that is covered by this Exclusive Patent Licensing Agreement: BTS (Beauty, Tailor-made, Slim) pelvic detox therapy. Pursuant to the Exclusive Patent Licensing Agreement between Beautylab Group Medical Limited (the “Transferee”) and Yiu Yee Chiu (the “Transferor”), the Transferee was granted the exclusive rights to use, design, manufacture, sell products using the patented technology, and export such products worldwide (including Hong Kong) at the consideration of HK$ 1. The Transferee shall be responsible for paying the renewal fee(s) during the term of the patent. The Transferee’s exclusive rights shall remain in effect until the patent expires on July 12, 2031. During the term of this contract, without the Transferee’s written consent, the Transferor may not use, transfer, or authorize any third party to use this patent, nor to design, manufacture, use, sell, or export. If, due to reasons attributable to the Transferor, the patent expires prematurely, then the Transferor shall reimburse the Transferee for the portion of fees paid after the patent’s expiration, calculated on a pro-rata basis. The Transferor shall also compensate the Transferee with interest at the prevailing bank deposit rate, which shall be paid together with the principal amount. During the term of this Agreement, if the legal status of the patent undergoes any changes, the Transferor shall immediately notify the Transferee in writing.

Patent Name	Patent No.	Owner	Patent Type	Term	Expiration Date
Traditional Chinese Medicine Composition and Its Preparation Method for Treating Gynecological Diseases (用於治療婦科疾病的中藥組合物及其製備方法)	HK30087894	Yiu Yee Chiu	Short-term patent	8 years	July 12, 2031

Domain Name

As of the date of this prospectus, we have registered the following domain name:

Domain Name	Registered Owner	Date of Registration	Expiry Date
hkbeautylab.com	Beautylab Group Medical Limited	2018/08/18	2026/08/18

Employees

As of the date of this prospectus, and as of March 31, 2025 and 2024, we had a total of 49, 49 and 49 employees, respectively, all of which are located in Hong Kong.

The following tables provide a breakdown of our employees by functions and geographic locations as of the date of this prospectus:

Functions	Number of employees as of the date of this prospectus
Management and Operations	10
Sales and Marketing	14
TCM practitioners and other professionals	25
Total	49

Properties

As of the date of this prospectus, we leased the following properties in Hong Kong.

Location	Term	Use of property	Rent
The whole of the 5th Floor, Hang Shun Commercial Building, 12-12A Cameron Road, Tsimshatsui, Kowloon, Hong Kong	December 17, 2024 – December 16, 2026	Retail Operation	HK$ 51,903/month
Units Nos. 1313 & 1315, 13/F, Tower 1 Grand Central Plaza, 138 Shatin Rural Committee Road, Shatin, New Territories, Hong Kong	June 15, 2024 – June 14, 2027	Retail Operation	HK$ 80,373/month
Suite 1803-06, 18/F., Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong	November 1, 2022 – October 31, 2025	Office & Retail Operation	HK$ 142,117/month
Unit No.1505, Carnarvon Plaza, No. 20 Carnarvon Road, Tsimshatsui, Kowloon, Hong Kong	July 16, 2024 – July 15, 2026	Retail Operation	HK$ 97,525/month

Insurance

We pay social insurance for our employees in accordance with the requirements of the relevant laws and regulations in Hong Kong, including according to the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) and the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong). We also have property insurance for the primary property and equipment required for our business operations to protect against possible risks and losses. We do not maintain business interruption, key person, or product liability insurance.

Seasonality

Our services and products don’t typically have significant seasonal fluctuations in demand. We believe that seasonality does not have a material impact on our business operation.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

CORPORATE HISTORY AND STRUCTURE

Corporate History

On July 14, 2016, Pilate was incorporated as a company with limited liability in Hong Kong. Pilate is engaging in the business of providing wellness services.

On March 14, 2017, Dream International Trading was incorporated as a company with limited liability under the laws of Hong Kong. Dream International Trading is engaging in the business of providing wellness services.

On September 19, 2019, My Beauty Technology was incorporated as a company with limited liability in Hong Kong. My Beauty Technology is engaging in the business of providing wellness services.

On March 7, 2021, Choliya was incorporated as a company with limited liability in Hong Kong. Choliya is engaging in the business of providing wellness services.

For purposes of effectuating this Offering, in November 2024, we completed a series of transactions effectuating the reorganization of our Group (the “Reorganization”). Upon completion of the Reorganization as described below in November 2024, Charming Medical became the holding company of the Operating Subsidiaries in Hong Kong, through the intermediate holding company, Beautylab BVI.

The Reorganization

In this prospectus, we refer to the following events as the “Reorganization.”

As part of the reorganization, on February 28, 2024, Charming Medical was incorporated as the holding company under the laws of the BVI. On the date of its incorporation, 8,892 Shares, representing 100% of the issued shares, were allotted and issued fully paid at par to Ms. Kit Wong (“Ms. Wong”) for a consideration of US$1,333.80. On May 6, 2024, Beautylab BVI was incorporated in the BVI, as the intermediate wholly-owned holding company by Charming Medical.

On June 18, 2024, Ms. Wong acquired 2,000 ordinary shares of Choliya, representing 20% of Choliya’s equity interests, from an independent third party, for a consideration of HK$2,000. Choliya is 80% owned by Pilate, which is wholly owned by Ms. Wong, and 20% owned by Ms. Wong. As a result, Choliya became wholly owned by Ms. Wong.

On September 10, 2024, Dream International Trading, My Beauty Technology, and Pilate have collectively allotted and issued 99% of the enlarged share capital, consisting of 990,000 ordinary shares to Beautylab BVI, while Ms. Wong’s equity interests in Dream International Trading, My Beauty Technology, and Pilate have been diluted to 1%.

On September 16, 2024, Ms. Wong transferred her 2,000 ordinary shares in Choliya to Pilate for a consideration of HK$2,000, via executing an instrument of transfer and a bought and sold note. As such, Choliya became a 100% wholly-owned subsidiary of Pilate.

On September 19, 2024, Beautylab BVI acquired 10,000 ordinary shares, representing 1% of the share capital of Dream International Trading, My Beauty Technology, and Pilate, respectively, from Ms. Wong.

After completing the Reorganization, the Operating Subsidiaries became indirectly wholly owned by Charming Medical, through the intermediate holding company, Beautylab BVI.

Reclassification and Forward Share Split

On October 18, 2024, the shareholders and director of the Company resolved and approved a redesignation and reclassification of shares and share split at a ratio of 1-to-1,500, as a result of which the Company’s authorized shares was changed to 75,000,000 shares with a par value of US$0.0001, divided as 60,000,000 class A ordinary shares with a par value of US$0.0001 per share (the “Class A Ordinary Shares”) and 15,000,000 class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”). All ordinary shares and per ordinary share amount used elsewhere in this prospectus and the consolidated financial statements have been retroactively restated to reflect the share split.

Issuance of Class B Ordinary Shares

On November 1, 2024, the sole director of the Company resolved and approved the allotment and issuance of 2,000,000 class B ordinary shares with par value of US$0.0001 each to Ms. Wong.

Corporate Structure

Charming Medical is a holding company incorporated in British Virgin Islands. As a holding company with no material operations, Charming Medical conducts all of its operations through its Operating Subsidiaries, Pilate, My Beauty Technology, Dream International Trading, and Choliya, all of which are companies incorporated in Hong Kong. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. Investors are cautioned that you are buying shares of a BVI holding company with operations solely conducted in Hong Kong by its Operating Subsidiaries. You are not directly investing in, and may never hold equity interests of any of our Operating Subsidiaries. Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment.

We are offering 1,600,000 Class A Ordinary Shares, representing 10.71% of the Class A Ordinary Shares issued and outstanding following completion of the Offering, assuming the underwriters do not exercise the over-allotment option, or 1,840,000 Class A Ordinary Shares, representing 12.12% of the Class A Ordinary Shares following completion of the Offering, assuming the underwriters exercise their over-allotment option in full. Following this Offering, assuming that the underwriters do not exercise their over-allotment option, 10.71% of the Class A Ordinary Shares of the Company are held by public shareholders.

Charming Medical’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

The following diagram illustrates our corporate structure, including our subsidiaries, prior and after this Offering (assuming no exercise of the over-allotment option by the underwriters):

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business in Hong Kong.

Laws Related to Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every entity which carries on a business in Hong Kong to apply for business registration and to display the valid business registration certificate at the place of business. Any person who fails to apply for business registration or display a valid business registration certificate at the place of business shall be guilty of an offence and shall be liable to a fine of HK$5,000 and imprisonment for one year.

Laws Related to Taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong. The Company has complied with the Inland Revenue Ordinance as at the date of this prospectus.

Tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital gains and profit tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax which is imposed at the rates of 8.25% on assessable profits up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000 on corporations from the year of assessment commencing on or after April 1, 2018. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty

Hong Kong stamp duty, currently charged at the ad valorem rate of 0.13% on the higher of the consideration for or the market value of the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.26% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HK$ 5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Estate duty

Hong Kong estate duty was abolished effective from February 11, 2006. No Hong Kong estate duty is payable by shareholders in relation to the shares owned by them upon death.

Laws Related to Employment

Employment Ordinance

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”) provides for, among other things, the basic employment protection of wages to all employees to regulate the general conditions of employment and for matters connected therewith.

The EO provides that where a contract of employment is terminated, any sum due to the employee shall be paid to him as soon as is practicable and in any case not later than seven days after the day of termination. Under the Employment Ordinance, any employer who willfully and without reasonable excuse fails to pay the said sum due to the employee within seven days after the day of termination, commits an offence and is liable to a fine of HK$350,000 and to imprisonment for three years.

Further, the EO provides that if any wages or any sum earned by the employee for work done over the period commencing on the expiry of his wage period next preceding the time of termination up to that time are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Any employer who willfully and without reasonable excuse fails to pay such wages or sum within seven days from the day on which they become due, commits an offence and is liable on conviction to a fine of HK$10,000.

Mandatory Provident Fund Schemes Ordinance

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”) provides that every employer must take all practicable steps to ensure that each employee is covered under a Mandatory Provident Fund (MPF) scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer must, for each contribution period, (a) from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO; and (b) deduct from the employee’s relevant income for that period as a contribution by the employee to that scheme the amount determined in accordance with the MPFSO.

The amount to be contributed and/or deducted by an employer for a contribution period is in the case of a casual employee who is a member of an industry scheme, an amount determined by reference to a scale specified in an order made in accordance with the MPFSO.

Employees’ Compensation Ordinance

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”) establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees respectively in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases.

Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is generally liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity arising from an occupational disease or dies from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

Under the ECO, an employer must notify the Commissioner for Labour of any work accident by submitting the prescribed form (within fourteen days after the accident for general work accidents and within seven days after the accident for fatal accidents), irrespective of whether the accident gives rise to any liability to pay compensation. If the happening of such accident was not brought to the notice of the employer or did not otherwise come to his knowledge within such period of seven or fourteen days (as the case may be), then such notice shall be given not later than seven days or, as may be appropriate, fourteen days after the happening of the accident was first brought to the notice of the employer or otherwise came to his knowledge.

The ECO further provides that all employers are required to take out insurance policies to cover their liabilities under the ECO and common law for injuries at workplace for all of their employees. An employer failing to do so is liable on conviction upon indictment to a fine of HK$100,000 and to imprisonment for two years, and on summary conviction to a fine of HK$100,000 and imprisonment for one year.

Minimum Wage Ordinance

The prescribed minimum hourly wage rate (currently set at HK$40.0 per hour) for every employee is govern by the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”). Section 15 of the MWO provides that any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)

The Occupational Safety and Health Ordinance provides protection to employees with respect to their safety and health in workplaces. It applies not only to industrial workplaces but also non-industrial.

Under the Occupational Safety and Health Ordinance, every employer must, as far as reasonably practicable, ensure the safety and health at work for all employees by: (a) providing and maintaining plant and systems of work that are safe and without risks to health; (b) making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances; (c) providing such information, instruction, training and supervision as may be necessary to ensure the safety and health at work of the employees; (d) as regards any workplace under the employer’s control, (i) maintaining the workplace in a condition that is safe and without risks to health; and (ii) providing or maintaining means of access to and egress from the workplace that are safe and without any such risks; and (e) providing and maintaining a working environment for the employees that is safe and without risks to health. An employer who fails to comply with the above provisions commits an offence and is liable, on summary conviction, to a fine of HK$3,000,000 and on conviction on indictment, to a fine of HK$10,000,000. Further, an employer who intentionally, knowingly or recklessly fails to comply with these provisions commits an offence and is liable, on summary conviction, to a fine of HK$3,000,000 and to imprisonment for six months, and on conviction on indictment, to a fine of HK$10,000,000 and to imprisonment for two years.

The Commissioner for Labour may serve improvement notices on an employer or an occupier of the workplace against contravention of this ordinance or the Factories and Industrial Undertakings Ordinance (Cap 59 of the Laws of Hong Kong), or suspension notices against an activity or condition or use of workplace where there is an imminent risk of death or serious bodily injury. An employer or occupier who fails to comply with such improvement notices without reasonable excuse commits an offence and is liable on conviction to a fine of HK$400,000 and imprisonment of up to twelve months. An employer or occupier who fails to comply with such suspension notices without reasonable excuse commits an offence and is liable on conviction to a fine of HK$1,000,000, to imprisonment for twelve months, and to a further fine of HK$100,000 for each day or part of a day during which such employer or occupier knowingly and intentionally continues the contravention.

Laws Related to Personal Data

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

The Personal Data (Privacy) Ordinance (“PDPO”) imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

•        Principle 1 — purpose and manner of collection of personal data;

•        Principle 2 — accuracy and duration of retention of personal data;

•        Principle 3 — use of personal data;

•        Principle 4 — security of personal data;

•        Principle 5 — information to be generally available; and

•        Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense that may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

•        the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

•        if the data user holds such data, to be supplied with a copy of such data; and

•        the right to request correction of any data the individual considers to be inaccurate.

The PDPO criminalizes, including, but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request, and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

Laws Related to Chinese Medicine

Chinese Medicine Ordinance (Chapter 549 of the Laws of Hong Kong)

The Chinese Medicine Ordinance (Chapter 549 of the Laws of Hong Kong) (“CMO”) provides for the regulation of activities or matters relating to Chinese medicine, including, among other matters, the licensing requirement of the Chinese medicine practitioner, and the practice, use, manufacture, possession and trading of Chinese medicine in Hong Kong.

According to the CMO, a Chinese medicine practitioner is required to be listed or registered under Chinese Medicine Ordinance holding a Registered Chinese Medicine Practitioner Certificate issued by the Chinese Medicine Council of Hong Kong before he is permitted to practice Chinese medicine in Hong Kong. Under section 108(2) of the CMO, any person who is not a registered Chinese medicine practitioner or listed Chinese medicine practitioner practices Chinese medicine commits an offence and is liable to a fine of HK$100,000 and imprisonment for three years, or on conviction upon indictment to imprisonment for five years. Section 158 of the CMO exempts the registered Chinese medicine practitioners from obtaining licenses for possessing and dispensing Chinese herbal medicines listed in Schedule 1 to the CMO to persons on prescription.

Section 67 of the CMO provides that a person is qualified to apply to be registered as a registered Chinese medicine practitioner if (a) he has passed the Chinese Medicine Practitioners Licensing Examination (the “Licensing Examination”) under section 61 of the CMO; or (b) the Chinese Medicine Practitioners Board of the Chinese Medicine Council of Hong Kong (the “Practitioners Board”) has determined that he is so qualified under section 92 of the CMO. The Chinese Medicine Council of Hong Kong is a statutory body established under the CMO for determining and overseeing the standardized Licensing Examination and the admission of the registered Chinese medicine practitioners in Hong Kong.

For the eligibility for undertaking the Licensing Examination under section 61 of the CMO, one must meet the following requirements: (i) has satisfactorily completed an undergraduate degree course of training in Chinese medicine practice or its equivalent as is approved by the Practitioners Board; and (ii) he has become a listed Chinese medicine practitioner under the transitional arrangements for registration of Chinese medicine practitioners and has been notified by the Practitioners Board that he has to undertake and pass the Licensing Examination before he is eligible for registration as registered Chinese medicine practitioner.

The Practitioners Board sets out the basic requirements of an approved course of training in Chinese medicine practice for the Licensing Examination, which shall be a full-time on campus degree course in Chinese medicine with duration of not less than five years, including a Chinese medicine clinical training of not less than 30 weeks and courses on 10 compulsory subjects on Chinese medicine specified by the Practitioners Board. In addition, the institutions conducting the course must fulfill the basic requirements of university and clinical teaching in terms of teaching condition, teaching/practical exercise facilities, education management, library information, teacher qualifications, admission standard and clinical training.

The Licensing Examination by the Practitioners Board includes 2 parts, which include the writing examination and the clinical examination. Upon passing both parts of the Licensing Examination, the person will be issued a “Registered Chinese Medicine Practitioner Certificate” by the Chinese Medicine Council of Hong Kong; and hence be eligible to be a registered Chinese medicine practitioner in Hong Kong.

Laws Related to Product Quality and Liability

Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong)

The Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong) (“CGSO”) imposes a statutory duty on manufacturers, importers and suppliers of certain consumer goods to ensure that the consumer goods they supply are reasonably safe having regard to all the circumstances. Under CGSO, it is an offence for a person to supply, manufacture or import into Hong Kong consumer goods which fail to comply with the general safety requirement for consumer goods or the specific standards approved by the Secretary for Commerce and Economic Development for those specific types of consumer goods. It shall be a defence for that person to show that he has taken all reasonable steps and exercised all due diligence to avoid committing the offence. Any person who commits an offence shall be liable, on first conviction to a fine of HK$100,000 and imprisonment for one year, and on subsequent conviction to a fine of HK$500,000 and two years’ imprisonment. A continuing offence will result in an additional fine of HK$1,000 per day. The Commissioner of Customs and Excise also has power to serve a recall notice requiring the immediate withdrawal of any consumer goods or products which are believed to be unsafe and may cause serious injury.

Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong)

The Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong), which codifies the law in relation to the sale of goods, provides that:

•        where there is a contract for sale of goods by description, there is an implied condition that the goods shall correspond with the description;

•        where the seller sells goods in the course of business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition: (a) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (b) if the buyer examines the goods before the contract is made, as regards defects which that examination ought to reveal; or (c) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample; and

•        where there is a contract for sale by sample, there is an implied condition that: (a) the bulk shall correspond with the sample in quality; (b) the buyer shall have a reasonable opportunity of comparing the bulk with the sample; and (c) the goods shall be free from any defect, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the laws of Hong Kong), any right, duty or liability arising under a contract of sale of goods by implication of law may be negative or varied by express agreement or by the course of dealing between the parties or by usage if the usage is such as to bind both parties to the contract.

Trade Description Ordinance (Chapter 362 of the Laws of Hong Kong)

The Trade Description Ordinance (Chapter 362 of the Laws of Hong Kong) (“TDO”) regulates the descriptions and statements made to any goods in the course of trade. Under the TDO, it is an offence for a person to, in the course of trade or business, (i) apply a false or misleading trade description to any goods or supply any goods with false or misleading trade descriptions; or (ii) forges any trade mark or falsely apply any trade mark to any goods. A person who commits any such offence is subject to a fine of up to HK$100,000 and imprisonment of up to two years on summary conviction; and is subject to a fine of up to HK$500,000 and imprisonment of up to five years on conviction on indictment.

MANAGEMENT

Directors and Executive officers	Age	Position
Kit Wong	32	Chief Executive Officer, Director, and Chairman of the Board
Ching Man Cheung	44	Chief Financial Officer
Josephine Yan Yeung	44	Independent director
Leut Ming Gung	34	Independent director
Shu Tai Victor Yu	57	Independent director

Kit Wong, Director, Chief Executive Officer, and Chairman of the Board

Ms. Kit Wong is our Chief Executive Officer, Director, and Chairman of the Board. Ms. Wong has rich experience in postpartum repair, beauty and health, and TCM-inspired long-term health maintenance. She serves as the sole director of Pilate, My Beauty Technology, Dream International Trading, and Choliya, and is also the Managing Director of Athena Beauty (Hong Kong) Group Limited, and CEO of Smooth, a company operating in the skincare industry. In 2015, Ms. Wong founded a skincare brand, Athena Beauty (Hong Kong) Group Limited, where she participated in manufacturing and sales, and established more than 100 distribution points in China via WeChat.

Ching Man Cheung, Chief Financial Officer

Ms. Ching Man Cheung is our Chief Financial Officer. Ms. Cheung has nearly 20 years of experience in the field of accounting and financial management. From 2022 to the present, Ms. Cheung has been the CFO of Beauty Lab, engaging in all accounting issues, financial analysis, budgeting, and financial reporting From 2006 to 2022, Ms. Cheung also acted as accountant manager and financial manager of several companies, including HLB Hodgson Impey Cheng, Emperor Motion Pictures (HK) Limited, Mirach Energy Limited, L’Sea Resources International Holdings Limited, Medicskin Holdings Limited, Titan Petrochemicals Group Limited, Brightoil Petroleum Holdings Limited, and Aberdeen Kai-Fong Welfare Association Social Service Centre. From 2005 to 2006, Ms. Cheung was an accountant at Zhong Yi CPA Hong Kong Company Limited, offering a variety of professional services, including audit reports for listed/unlisted companies and audit planning. Ms. Cheung obtained a Bachelor of Commerce degree from the University of Melbourne, Australia in 2005. Ms. Cheung is a member of the Hong Kong Institute of Certified Public Accountants (HKICPA). We believe that Ms. Cheung is qualified to serve as our Chief Financial Officer based on her experience in accounting, auditing, financial management experience.

Josephine Yan Yeung, Independent Director

Ms. Josephine Yan Yeung is our independent Director and the chairman of the audit committee and a member of the compensation committee and nominating committee immediately upon the Company’s listing on the Nasdaq Capital Market. Ms. Yeung has over 20 years of experience in accounting, auditing, financial management, internal control and corporate governance. From May 2017 to the present, Ms. Yeung has been a practicing partner at Noble Partners CPA Company, a certified public accountants firm in Hong Kong. Ms. Yeung has served as an Independent Director of two Nasdaq-listed companies, including Intelligent Group Limited (Nasdaq: INTJ) since March 2024, Neo-Concept International Group Holdings Limited (Nasdaq: NCI) since April 2024. From April 2018 to June 2020, she served as the authorized representative and company secretary of Tu Yi Holding Company Limited (HKEx: 01701). From September 2019 to April 2020, she served as the company secretary of Link-Asia International MedTech Group Limited (formerly known as Link-Asia International Co. Ltd.) (HKEx: 01143).

From October 2017 to May 2019, Ms. Yeung served as the authorized representative and company secretary of Sunlight (1977) Holdings Limited (HKEx: 08451). From August 2009 to May 2017, Ms. Yeung worked at Verdant Group Limited, a China-focused private investment firm based in Hong Kong with her last position as the group finance director. From September 2003 to July 2009, Ms. Yeung held various positions at Ernst & Young Hong Kong, where she last served as manager in the assurance and advisory business services department, specializing in auditing listed companies in Hong Kong. Ms. Yeung graduated from The Hong Kong University of Science and Technology in November 2003 with a Bachelor of Business Administration in Accounting degree. She was admitted as a member and fellow of the Association of Chartered Certified Accountants in February 2007 and February 2012, respectively. She was admitted as a member and fellow of the Hong Kong Institute of Certified Public Accountants in February 2008 and October 2017, respectively. She is currently a practicing certified public accountant in Hong Kong. We believe that Ms. Yeung qualifies to be our independent director because of her significant experience in listed companies, accounting, auditing, financial management, internal control and corporate governance.

Leut Ming Gung, Independent Director

Mr. Leut Ming Gung is our independent Director and the chairman of the compensation committee and a member of the audit committee and nominating committee immediately upon the Company’s listing on the Nasdaq Capital Market. Mr. Gung is a seasoned professional with extensive experience in the financial industry. From May 2016 to September 2020, he worked as a financial strategy consultant at Guotai Junan International, a prominent securities firm based in Hong Kong. Following this role, he served as Vice President of Finance at Mooyi International from September 2020 to December 2021, where he managed financial operations for a company that supplies major catering brands across more than 20 countries. Since December 2021, Mr. Gung has been the Chief Executive Officer of Pu Shu Capital, a venture capital firm focused on technology and consumer sectors in China. Additionally, since May 2024, he has been an independent non-executive director of Intelligent Group Limited (Nasdaq: INTJ). Mr. Gung holds a Bachelor’s Degree in Engineering from Nanjing University of Science and Technology and a Master’s Degree in Industrial Engineering and Logistics Management from the University of Hong Kong. We believe that Mr. Gung qualifies to be our independent director because of his significant experience in listed companies and corporate finance.

Shu Tai Victor Yu, Independent Director

Mr. Shu Tai Victor Yu is our independent Director and the chairman of the nominating committee and a member of the audit committee and compensation committee immediately upon the Company’s listing on the Nasdaq Capital Market. Mr. Yu is a registered TCM practitioner in Hong Kong with extensive experience in the field. Mr. Yu has been operating as a self-employed professional, offering Chinese medicine-related consultation service in Hong Kong since 2015. Prior to that, Mr. Yu has worked as a TCM practitioner specializing in acupuncture point embedding, orthopedics and weight loss treatments at various institutions including Dr. Protalk from 2012 to 2013, Cutis Limited from 2013 to 2014, and the Beauty Medical from 2013 to 2015. From 2011 to 2012, he served as the Chief Chinese Medicine practitioner at the Chinese Medicine Village. Between 2008 and 2010, he worked as a TCM practitioner at another TCM beauty service provider offering treatments for weight loss, stem cells, placenta, and acupuncture point embedding. He served as a TCM practitioner at Fuming Tong from 2007 to 2008, where he specialized in internal medicine and orthopedics. From 2005 to 2007, he served as a TCM practitioner at Phama, providing weight loss services to customers. From 2000 to 2002, Mr. Yu worked as a TCM practitioner at the Hong Kong Hospital of Chinese Medicine, focusing on gastroenterology, orthopedics, and acupuncture. He then served as the chief TCM practitioner at the Chinese Medical Center (Kaiser Cosmetology) from 2002 to 2003, specializing in weight loss and placenta treatments. He graduated from the Hong Kong Polytechnic University in 1988 and later pursued a career in Chinese Medicine, earning a certificate from the Hong Kong Elite College of Chinese Medicine in 1994. We believe that Mr. Yu qualifies to be our independent director because of his significant experience in TCM and TCM beauty.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Terms of Directors

Pursuant to our Articles of Association, each of our directors holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him/her, or until his/her earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his/her earlier death, resignation or removal.

Employment Agreements and Director Offer Letters

Employment Agreements with Named Executive Officers

The following is a summary of the material terms of the employment agreements between the Company and its executive officers:

Kit Wong, Chief Executive Officer	Term of Employment	3 years, automatically extends for a successive 3-year term unless terminated.
	Base Salary	HK$900,000 annually, inclusive of statutory welfare reserves, subject to annual review and adjustment.
	Bonus	Eligible for bonuses as determined by the Board.
	Equity Incentive Plan	Eligible to participate in any share incentive plan adopted by the Company, subject to the terms and conditions of such plan as determined by the Board.
	Other Benefits	Eligible to participate in the Company’s employee benefit plans, including retirement, health and life insurance, and travel/holiday plans.
Duties and Responsibilities

Ms. Wong shall be employed on a full-time basis and is expected to work the standard business hours of the Company, subject to any additional requirements necessary to fulfill her duties. She shall devote all of her working time, attention and skills to the performance of her duties at the Company. Her duties at the Company include all jobs assigned by the Company’s Board of Directors.

Outside Roles

Ms. Wong shall not, without the prior written consent of the Board, serve as an officer or member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities to the Company.

Non-Compete and Non-Solicitation

During the term of employment and for one year thereafter, Ms. Wong may not (i) engage with or be employed by a competing business, (ii) solicit the Company’s clients, or (iii) recruit the Company’s employees. Passive investment in less than 5% of a publicly traded competitor is permitted with written disclosure.

	Termination Notice	Either party may terminate by providing at least 3 months’ prior written notice before the end of the current term.
Ching Man Cheung, Chief Financial Officer	Term of Employment	3 years, automatically extends for a successive 3-year term unless terminated.
	Base Salary	HK$572,000 annually, inclusive of statutory welfare reserves, subject to annual review and adjustment.
	Bonus	Guaranteed Bonus HK$44,000, payable every October 7. Eligible for additional bonuses as determined by the Board.

Equity Incentive Plan	Eligible to participate in any share incentive plan adopted by the Company, subject to the terms and conditions of such plan as determined by the Board.
Other Benefits	Eligible to participate in the Company’s employee benefit plans, including retirement, health and life insurance, and travel/holiday plans.
Duties and Responsibilities

Ms. Cheung shall be employed on a full-time basis and is expected to work the standard business hours of the Company, subject to any additional requirements necessary to fulfill her duties. She shall devote all of her working time, attention and skills to the performance of her duties at the Company. Her duties at the Company include all tasks assigned by the Board and/or CEO of the Company.

Outside Roles

Ms. Cheung shall not, without the prior written consent of the Board, serve as an officer or member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities to the Company.

Non-Compete and Non-Solicitation

During the term of employment and for one year thereafter, Ms. Cheung may not (i) be employed by or otherwise engage in any competing business, (ii) solicit the Company’s clients, or (iii) recruit the Company’s employees. Passive investment in less than 5% of a publicly traded competitor is permitted with written disclosure.

Termination Notice	Either party may terminate by providing at least 1-month prior written notice before the end of the current term.

A full copy of the employment agreements with Ms. Kit Wong and Ms. Ching Man Cheung is available in Exhibits 10.1 and 10.2. Please also see “Risk Factors — Risks Related to Our Business and Industry — Our Chief Executive Officer, Kit Wong, also holds certain management positions and directorships of other companies and may allocate her time to such other businesses, thereby causing conflicts of interest in her determination as to how much time to devote to the business affairs of our Company. This could have a negative impact on our ability to implement our plan of operation” on page 40 of this prospectus.

Agreements with independent directors

We have entered into director offer letters with each of our independent directors which agreements set forth the terms and provisions of their engagement.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors.

Board of Directors

Our Board of Directors consists of four directors, three of whom are independent as such term is defined by the Nasdaq Capital Market. We expect that all current directors will continue to serve after this Offering.

The directors will be up for re-election at our annual general meeting of shareholders.

A director may vote in respect of any contract or transaction in which he is interested, provided, the interested director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company. A disclosure to all other directors to the effect that such director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Board Committees

We have established three committees under the Board of Directors: an audit committee, a compensation committee and a nominating committee. We have adopted a charter for each of the three committees. Copies of our committee charters are posted on our corporate investor relations website.

Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Josephine Yan Yeung, Leut Ming Gung, and Shu Tai Victor Yu. Josephine Yan Yeung is the chair of our audit committee. We have determined that Josephine Yan Yeung, Leut Ming Gung, and Shu Tai Victor Yu satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board has also determined that Josephine Yan Yeung qualifies as audit committee financial experts within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee consists of Josephine Yan Yeung, Leut Ming Gung, and Shu Tai Victor Yu. Leut Ming Gung is the chair of our compensation committee. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee.    Our nominating committee consists of Josephine Yan Yeung, Leut Ming Gung, and Shu Tai Victor Yu. Shu Tai Victor Yu is the chair of our nominating committee. We have determined that Josephine Yan Yeung, Leut Ming Gung, and Shu Tai Victor Yu satisfy the “independence” requirements under Nasdaq Rule 5605. The nominating committee assists the Board of Directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee is responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Board Oversight of Cybersecurity Risks

Our Board of Directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. Our Board of Directors focuses on determining and reviewing our general risk management policies and strategy, identifying any significant risk that we may face, and overseeing the implementation of risk mitigation strategies, while the management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach. We have currently adopted an offline store management system, coupled with stable and reliable software and hardware solutions for our payment and appointment management.

Duties of Directors

Under BVI law, our Board of Directors has the powers necessary for managing, directing and supervising our business affairs. The functions and powers of our Board of Directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers; and

•        maintaining or registering a register of charges of the Company.

Under BVI law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. You should refer to “Description of Shares — Differences in Corporate Law” for additional information on our standard of corporate governance under BVI law. In fulfilling their duty of care to us, our directors must ensure compliance with our post-offering memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Foreign Private Issuer Exemption

We are a “foreign private issuer” under the securities laws of the U.S. and Nasdaq’s corporate governance standards. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Class A Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our Board of Directors, either by (1) independent directors constituting a majority of our Board of Directors’ independent directors in a vote in which only independent directors participate, or (2) a committee composed solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Controlled Company Exception

We may also be eligible to utilize the controlled company exemptions under the Nasdaq corporate governance rules. Under the Nasdaq rules, a company of which more than 50% of the voting power with respect to the election of directors is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

•        that a majority of its board of directors consists of independent directors;

•        that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee composed solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

•        that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Prior to the completion of this Offering, our Controlling Shareholder, Kit Wong, owned 77.60% of our total issued and outstanding Class A Ordinary Shares and 100% issued and outstanding Class B Ordinary Shares, representing 94.4% of the total voting power. After the completion of this Offering, Kit Wong owns 69.29% of our total issued and outstanding Class A Ordinary Shares and 100% issued and outstanding Class B Ordinary Shares, representing 91.65% of the total voting power, assuming the underwriters do not exercise their over-allotment option. As a result, we are, and will continue to be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our controlling shareholder holds more than 50% of the voting power for the election of directors. Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our Board of Directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

We have adopted (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Compensation of Directors and Executive Officers

For the fiscal years ended March 31, 2025 and 2024, we paid an aggregate of HK$2,008,634 (US$257,240) and HK$1,300,236 (US$166,174), respectively, as compensation to our directors and executive officers as well as an aggregate of HK$30,000 (US$3,842) and HK$53,674 (US$6,860), respectively, as contributions to the Mandatory Provident Fund (“MPF”), a statutory retirement scheme introduced after the enactment of the Mandatory Provident Fund Schemes Ordinance in Hong Kong.

As the appointments of our independent directors became effective immediately upon the Company’s listing on the Nasdaq Capital Market, for the fiscal years ended March 31, 2025 and 2024, we did not have any non-executive directors and therefore have not paid any compensation to any non-executive directors.

Except for our contribution to the MPF, we have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Financial Year-end

We had no outstanding equity awards as of March 31, 2025.

RELATED PARTY TRANSACTIONS

Relationships with related parties

Name of the Related Party	Relationship with the Company
Ms. Wong Kit (“Ms. Wong”)	Controlling Shareholder and Chief Executive Officer of the Company
Ms. Wong Ting Ting	Sister of Ms. Wong, and employee of the Company
Ms. Liu Qiong	Mother of Ms. Wong, and employee of the Company
Water F (Worldwide Hong Kong) Company Limited	Owned by Ms. Wong

Amounts due (to) from a related party consists of the following:

		As of the Date of this Prospectus	As of March 31,
Name	Nature		2025	2024	2023
		US$	US$	US$	US$
Ms. Wong	Amount due from (to) a director	(214,603)	(214,603)	885,056	1,817,177
Totals		(214,603)	(214,603)	885,056	1,817,177

The balances with related parties are unsecured, interest free with no specific repayment terms. These balances represented funds transferred to Ms. Kit Wong, the chairwoman, director and Controlling Shareholder of the Company, for the payment made on behalf of the Company’s for the purchase of inventories and consumables and the receipt of service fees on behalf of the Company’s from payment platforms, including Payme, Alipay and Faster Payment System, and fund transfer for daily operations. The balances as of March 31, 2024 with the director were unsecured, interest-free, had no specific repayment terms, and were non-trade in nature. The balance of amount due from Ms. Wong as of March 31, 2024 had been fully settled or collected during the fiscal year ended March 31, 2025.

During the fiscal year ended March 31, 2024, the director received service fees from customers on behalf of the Company when the customers chose the settlement method of Alipay, Payme, WeChat Pay and Faster Payment System (FPS) since the Company did not have these payment methods under the Company’s name. However, the Company has completed the registration of these payment methods under the Company’s name as of March 31, 2025.

As of March 31, 2025, the balance represented funds due to Ms. Wong for the payments made on behalf of the Company for the purchase of inventories, consumables and listing expenses. For the year ended March 31, 2025, Ms. Wong received US$184,118 proceeds from customers through payment platforms on behalf of the Company, and made US$1,202,010 payments for the Company’s purchases and listing expenses on behalf of the Company.

As of the date of this prospectus, the amount due to Ms. Wong has remained unchanged, and the Company plans to settle the outstanding balance upon listing.

The Company does not have significant related party transactions incurred during the years ended March 31, 2025, 2024 and 2023 except for the following:

(i)     For the fiscal years ended March 31, 2025, 2024 and 2023, staff costs, commission and employee benefits paid to Ms. Wong Ting Ting were US$49,783, US$30,674 and US$22,052, respectively, and Ms. Liu Qiong were US$22,550, US$16,116 and US$13,395, respectively. Both Ms. Wong Ting Ting and Ms. Liu Qiong are employees of the Company.

(ii)    Remuneration to Ms. Wong for the fiscal years ended March 31, 2025, 2024 and 2023 were:

	Years ended March 31,
	2025	2024	2023
	US$	US$	US$
Salaries and other short-term employee benefits	202,827	166,174	144,728
Payments to defined contribution pension schemes	6,902	6,860	6,836
Total	209,729	173,034	151,564

(iii)   For the years ended March 31, 2025 and 2024, Water F (Worldwide Hong Kong) Company Limited paid certain salaries of the employees of the Company on behalf of the Company, which amounted to US$233,800 and nil, respectively.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Class A Ordinary Shares as of the date of this prospectus by:

•        Each person who is known by us to beneficially own more than 5% our outstanding Class A Ordinary Shares;

•        Each of our director and named executive officers; and

•        All directors and named executive officers as a group.

The number and percentage of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned before the Offering are based on 13,338,000 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares issued and outstanding (reflecting a 1-for-1,500 forward split of our Ordinary Shares, approved by our shareholders and directors on October 18, 2024) as of the date of this prospectus.

Holders of Class A Ordinary Share will be entitled to one vote per share. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of either Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities.

In computing the number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the address for each principal shareholder is Units 1803-1806, 18/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong. As of the date of this prospectus, there are 7 shareholders of record.

Name of Beneficial Owner	Class A Ordinary Shares Beneficially Owned Prior to this Offering(1)		Class B Ordinary Shares Beneficially Owned Prior to this Offering(2)		Class A Ordinary Shares Beneficially Owned After this Offering(3)		Class B Ordinary Shares Beneficially Owned After this Offering(4)		Voting Power After this Offering
	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage(5)
Directors and Named Executive Officers:
Kit Wong	10,350,360	77.60%	2,000,000	100%	10,350,360	69.29%	2,000,000	100%	91.65%
Ching Man Cheung	—	—%	—	—%	—	—	—	—%	—
Josephine Yan Yeung	—	—%	—	—%	—	—	—	—%	—
Leut Ming Gung	—	—%	—	—%	—	—	—	—%	—
Shu Tai Victor Yu	—	—%	—	—%	—	—	—	—%	—
Directors and executive officers as a group	10,350,360	77.60%	2,000,000	100%	10,350,360	69.29%	2,000,000	100%	91.65%

5% or Greater Shareholders:
Kit Wong	10,350,360	77.60%	2,000,000	100%	10,350,360	69.29%	2,000,000	100%	91.65%

____________

(1)      Calculation based on 13,338,000 Class A Ordinary Shares issued and outstanding prior to this Offering.

(2)      Calculation based on 2,000,000 Class B Ordinary Shares issued and outstanding prior to this Offering.

(3)      Based on 14,938,000 Class A Ordinary Shares that will be outstanding after this offering and that the underwriters do not exercise the over-allotment option.

(4)      Based on 2,000,000 Class B Ordinary Shares that will be outstanding after this offering.

(5)      Percentage total voting power represents voting power with respect to all shares of our Class A Ordinary Shares and Class B Ordinary Shares, as a single class. Each holder of Class B Ordinary Shares shall be entitled to twenty (20) votes per Class B Ordinary Share and each holder of Class A Ordinary Shares shall be entitled to one (1) vote per Class A Ordinary Share on all matters submitted to our shareholders for a vote. The Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. The Class B Ordinary Share is convertible at any time by the holder into shares of Class A Ordinary Share on a share-for-share basis.

DESCRIPTION OF SHARES

We are incorporated as a BVI business company under the BVI Act, under the laws of the BVI on February 28, 2024.

On October 18, 2024, the shareholders and director of the Company resolved and approved an redesignation and reclassification of shares and share split at a ratio of 1-to-1,500, as a result of which the maximum number of shares can be issued by the Company was changed to 75,000,000 shares with a par value of US$0.0001 per share, divided as 60,000,000 class A ordinary shares with a par value of US$0.0001 per share (the “Class A Ordinary Shares”) and 15,000,000 class B ordinary shares with a par value of US$0.0001 per share (the “Class B Ordinary Shares”). All Ordinary Shares and per Ordinary Share amount used elsewhere in this prospectus and the consolidated financial statements have been retroactively restated to reflect the share split.

We are authorized to issue a maximum of 60,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares.

The following are summaries of the material provisions of our second amended and restated memorandum and articles of association (the “Amended Memorandum and Articles”) and the BVI Act, insofar as they relate to the material terms of our Ordinary Shares. The forms of our Amended Memorandum and Articles are filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

All of our issued Ordinary Shares are fully paid and non-assessable. Certificates evidencing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their Ordinary Shares.

Share Rights

Each Ordinary Share confers upon the shareholder:

(a)     the right to attend any meeting of Shareholders;

(b)    the right to an equal share in any dividend paid by the Company against each other Ordinary Share

(c)     the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share

(d)    such other rights and entitlements as may be specified in the Articles

The holders of the Class A Ordinary Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Class B Ordinary Shares are entitled to 20 votes for each share held on all matters submitted to a vote of shareholders. The holders of our Class A Ordinary Shares and Class B Ordinary Shares generally vote together as a single class on all matters submitted to a vote of our shareholders, unless otherwise required by the law of the BVI or the Amended Memorandum and Articles.

Our Ordinary Shareholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Ordinary Shares.

Register of Members

Under the BVI Act, the shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained by our transfer agent, Computershare Inc.

If:

(a)     information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register; or

(b)    there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the Company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

We have not paid any cash dividends on our shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. Under the BVI laws and our post-offering memorandum and articles of association, we may only pay a dividend or make a distribution to our shareholders if, following such dividend or distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

Listing

Our Class A Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “MCTA.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation, with its offices located at Bayside Center 1, 17755 North US Highway 19, Suite No. 140, Clearwater, FL 33764.

Differences in Corporate Laws

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which with the exception of a merger between a parent company and its subsidiary, must be approved by a resolution of a majority of the shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares, pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days following the date of shareholders’ approval. These shareholders then have 20 days from the date of the notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without considering any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his Class A Ordinary Shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under BVI law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, considering without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors, or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our memorandum and articles of association allow our shareholders holding not less than 30% of voting rights entitled to vote on any matter for which a meeting is to be convened may request that the directors shall requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the Board of Directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. The BVI law does not expressly permit cumulative voting for directors, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75% of the votes of the shareholders of the company. Directors can also be removed with cause by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors. BVI law has no comparable statute and our memorandum and articles of association do not expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors) subject to section 199(2) of the BVI Act.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of not less than 50 percent of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by BVI law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, including our Class A Ordinary Shares. Future sales of substantial amounts of Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this Offering and the issuance of 1,600,000 Class A Ordinary Shares offered hereby and exclusion of the exercise of the underwriters’ over-allotment option, we have an aggregate of 14,938,000 Class A Ordinary Shares outstanding. Of that amount, 1,600,000 Class A Ordinary Shares will be publicly held by investors participating in this Offering, and 13,338,000 Class A Ordinary Shares will be held by our existing shareholders, some of whom may be our affiliates as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

The Class A Ordinary Shares sold in this Offering will be freely tradable by persons other than our affiliates in the United States without restriction or further registration under the Securities Act. The Class A Ordinary Shares purchased by one of our affiliates may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

All of our Class A Ordinary Shares that will be outstanding upon the completion of this Offering, other than those Class A Ordinary Shares sold in this Offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•        1% of the number of Class A Ordinary Shares then outstanding, or

•        the average weekly trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase our Class A Ordinary Shares and Class B Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

Our directors, executive officers and holders of more than 5% of our Class A Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of six (6) months after date of the pricing of the offering, without the prior written consent of the underwriters. See “Underwriting.”

TAXATION

The following summary of certain BVI, Hong Kong and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the BVI and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Ordinary Shares. To the extent that this discussion relates to matters of BVI tax law, it is the opinion of Harney Westwood & Riegels, our counsel as to BVI law. To the extent that this discussion relates to matters of Hong Kong tax law, it is the opinion of Mr. Jeremy Cheung, a Hong Kong barrister in law with respect to matters of Hong Kong tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our Class A Ordinary Shares by a U.S. holder (as defined below) that holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Class A Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company” or “PFIC” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The discussion below under “Dividends” and “Sale or Other Disposition of Class A Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules”.

Dividends

Subject to the Passive Foreign Investment Company rules (“PFIC rules”) discussed below, any cash distributions (including the amount of any tax withheld) paid on our Class A Ordinary Shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Class A Ordinary Shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our Class A Ordinary Shares. Dividends received on the Class A Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our Class A Ordinary Shares. In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on Ordinary Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be treated as a capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

Based on our current and anticipated operations and the composition of our assets, we were not a PFIC for U.S. federal income tax purposes for the taxable years ended March 31, 2025 and 2024, and do not presently expect to be or become a PFIC for U.S. federal income tax purposes for the current taxable year or the foreseeable future. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for the current or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code (“IRC”), for any taxable year if either:

•        at least 75% of its gross income is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this Offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this Offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this Offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you will continue to be treated as a PFIC, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income,

•        the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and

•        An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Class A Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of your taxable year over your adjusted basis in such Class A Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Class A Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the IRC Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under IRC Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

Hong Kong Taxation

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Class A Ordinary Shares. Generally, gains arising from disposal of the Class A Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Class A Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses.

In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Class A Ordinary Shares exists between Hong Kong and the United States.

Stamp duty

Hong Kong stamp duty is generally payable on the transfer of “Hong Kong stocks”. The term “stocks” refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Class A Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Class A Ordinary Shares are not required to be registered in Hong Kong given that the books for the transfer of Class A Ordinary Shares are located in the United States. The transfer of Class A Ordinary Shares is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner,” and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

We are a holding company incorporated in the BVI with all our operations conducted and all revenue generated by our Operating Subsidiaries in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither the Company, nor its subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises,” which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

We are a holding company incorporated in the BVI with all our operations conducted and all revenue generated by our Operating Subsidiaries in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither the Company, nor its subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

BVI Taxation

The Government of the BVI does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Issuer or its security holders who are not tax resident in the BVI.

The BVI currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the BVI save for certain stamp duties which may be applicable, from time to time, on certain instruments. No stamp duty is payable in the BVI on transfer of shares of BVI companies incorporated or registered under the BVI Act, except for those which hold interests in land in the BVI. There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the BVI.

The BVI enacted the Economic Substance (Companies and Limited Partnerships) Act 2018 (the “ES Act”), which became effective on January 1, 2019, and the International Tax Authority’s (the “ITA”) Rules on Economic Substance in the Virgin Islands (the “ITA’s Rules”), containing rules and guidance relating to the interpretation of the ES Act and how the ITA will carry out its obligations. The ITA’s Rules were first issued on October 9, 2019, were further updated on February 10, 2020 and again updated on February 23, 2023. A BVI company that is considered a “legal entity” that is conducting one or more of the nine “relevant activities” is required to comply with the economic substance requirements in relation to that relevant activity. A BVI company is required to report to the ITA, via its registered agent, on an annual basis under the Beneficial Ownership Secure Search Act 2017 to enable the ITA to monitor compliance with the economic substance requirements (as applicable).

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI as a BVI business company with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI business company, such as (i) political and economic stability; (ii) an effective and sophisticated judicial system with a dedicated commercial court; (iii) tax neutral treatment, with no tax levied against companies incorporated in the BVI by the local tax authorities; and (iv) the absence of foreign exchange control or currency restrictions and (v) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the BVI: (a) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and (b) BVI companies do not have standing to sue before the federal courts of the United States.

We believe the disadvantages of incorporating in the BVI are outweighed by the benefits to us and our investors of such incorporation.

Our post-offering memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon us or such persons or to enforce judgments obtained in United States courts against them or against us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

Hong Kong

Our Hong Kong counsel, FCLK, has advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law of Hong Kong permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

British Virgin Islands

Harney Westwood & Riegels, our counsel as to British Virgin Islands law, has advised us that there is uncertainty as to whether the courts of the British Virgin Islands would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the British Virgin Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been advised by Harney Westwood & Riegels, our counsel as to the law of BVI, that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the BVI court will at common law enforce final and conclusive in personam judgments of the Foreign Court which had jurisdiction to give the judgment of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes, penalties or fines, where the judgment was obtained by fraud or where enforcement would be contrary to public policy). The BVI court can also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company. The BVI court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering if the judgment creditor has a foreign judgment based on a cause of action recognized under BVI law, can establish that the BVI court has jurisdiction over the judgment debtor and whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable and arrears of interest on a judgment debt cannot be recovered after 6 years from the date on which the interest was due. The courts of the BVI are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the BVI to give rise to obligations to make payments that are penal or punitive in nature. A court of the BVI may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The BVI court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

UNDERWRITING

We have entered into an underwriting agreement with Cathay Securities, Inc., as representative of the underwriters, or the representative, in this Offering. The representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this Offering. The underwriters have agreed to purchase from us, on a firm commitment basis, the number of Class A Ordinary Shares set forth opposite its name below, at the Offering Price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriters	Number of Ordinary Shares
Cathay Securities, Inc.
Total	1,600,000

The underwriters are committed to purchase all the Class A Ordinary Shares offered by this prospectus if they purchase any Class A Ordinary Shares. The underwriters are not obligated to purchase the Class A Ordinary Shares covered by the underwriters’ over-allotment option to purchase Class A Ordinary Shares as described below. The underwriters are offering the Class A Ordinary Shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our Class A Ordinary Shares. The Offering Price for our Class A Ordinary Shares was determined through negotiations between us and the representative. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The Offering Price of our Class A Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value, or other established criteria of value of our company.

Over-Allotment Option

We have granted to the underwriters a 45-day option to purchase up to an aggregate of additional Class A Ordinary Shares (equal to 15% of the number of Class A Ordinary Shares sold in the offering) at the Offering Price per Class A Ordinary Share less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of closing of this offering solely to cover sales of Class A Ordinary Shares by the underwriters in excess of the total number of Class A Ordinary Shares set forth in the table above. If any of the additional Class A Ordinary Shares are purchased, the underwriters will offer the additional Class A Ordinary Shares at the initial public offering price per Class A Ordinary Share.

The underwriter will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus. If the over-allotment option is exercised in full, the total proceeds less underwriting discounts, before expenses, to us will be U$6,844,800 and the total net proceeds to us will be $5.7 million.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to 7.0% of the Offering Price. The underwriting discounts do not include (i) a 1.0% non-accountable expense allowance, or (ii) certain out-of-pocket expenses, each as described below.

The following table shows the price per share and total offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

		Total
	Per Class A Ordinary Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
IPO price	$4.00	$6,400,000	$7,360,000
Underwriting discounts to be paid by us(1)	$0.28	$448,000	$515,200
Proceeds to us, before expenses	$3.72	$5,952,000	$6,844,800

____________

(1)      This only includes the proceeds of the sale of Class A Ordinary Shares underwritten by the underwriters.

We have agreed to pay to the underwriters, by deduction from the gross proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares in this offering.

We have agreed to pay expenses relating to the offering, including: (i) our legal and accounting fees and disbursements; (ii) the costs of preparing, printing, mailing, and delivering the registration statement, the preliminary and final prospectus contained therein and amendments thereto, post-effective amendments and supplements thereto, and the underwriting agreement and related documents (all in such quantities as the representative may reasonably require); (iii) the costs of preparing and printing stock certificates and warrant certificates; (iv) the costs of any “due diligence” meetings; (v) all reasonable and documented fees and expenses for conducting a net road show presentation; (vi) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering with the SEC and the filing of the offering materials with FINRA; (vii) the reasonable and documented fees and disbursements of the representative’s counsel; (viii) background checks of the Company’s officers and directors; (ix) preparation of bound volumes and mementos in such quantities as the representative may reasonably request; (x) transfer taxes, if any, payable upon the transfer of securities from us to the representative; and (xi) the fees and expenses of the transfer agent, clearing firm, and registrar for the shares; provided that the actual accountable expenses of the representative shall not exceed $250,000. We are required to supply the representative and its counsel, at our cost, with a reasonable number of bound volumes of the offering materials within a reasonable time after the closing of this offering as well as commemorative tombstones.

We have paid an advanced expense of $60,000 to the representative, upon the execution of the Letter of Engagement between us and the representative for the representative’s anticipated out-of-pocket expenses, and an additional $40,000 to the representative upon the first public filing to the SEC. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A) and Rule 5110(g)(4)(B).

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and non-accountable expenses, will be approximately $782,831, including a maximum aggregate reimbursement of $250,000 of representative’s accountable expenses.

Right of First Refusal

We have granted the representative a right of first refusal on an exclusive basis, for a period of twelve (12) months from the closing of the offering, to manage any public future public and private equity and debt offering, including all equity linked financings (excluding (i) shares issued under any compensation or stock option plan approved by the Company’s shareholders, (ii) shares issued as consideration of an acquisition or as part of a strategic partnership or transaction and (iii) conventional banking arrangements and commercial debt financing), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, with the representative receiving the right to underwrite or place a number of the securities to be sold therein having an aggregate purchase price therein equal to a minimum of the aggregate purchase price of the shares sold in this offering (excluding shares issued upon exercise of the underwriters’ over-allotment option). If the representative fails to accept in writing any such proposal within fifteen (15) business days after receipt of a written notice from us containing such proposal, the representative will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, the Company will adopt the same procedure as with respect to the original proposed public of private sale, and the representative shall have the right of first refusal with respect to such revised proposal as set forth above. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering.

Tail Financing

We have agreed that the underwriters shall be entitled to compensation commensurate set forth above, if the Company completes an offering with an investor introduced to the Company by the underwriters and not-known to the Company before such introduction regarding an offering prior to the termination or expiration of our engagement letter with the underwriters (collectively, the “Identified Party”) during the twelve (12) month period following the termination of such engagement letter. The underwriters shall provide the Company with a list of the Identified Party and proof of such communication in connection with this offering.

Lock-up Agreements

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the representative, it will not, for a period of six (6) months after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any notion or contract to sell, grant any option, right or warrant to purchase, lead, or otherwise transfer or dispose of directly or indirectly, any share of capital share of the Company or any securities convertible into or exercisable or exchangeable for shares of capital share of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital share of the Company of any securities convertible into or exercisable or exchangeable for shares of capital shares of the company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital share of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital share of the Company or such other securities, in such or otherwise.

Our directors, executive officers and holders of more than 5% of our Class A Ordinary Shares have agreed, subject to limited exceptions set forth below, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company (the “Lock-Up Securities”), that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of six (6) months after the pricing of the offering, without the prior written consent of the representative.

Notwithstanding the foregoing to the contrary and subject to the conditions below, a holder may transfer Lock-Up Securities without the prior written consent of the representative in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Public Offering; provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities (i) as a bona fide gift, by will or intestacy, (ii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, or (iii) to a family member or trust for the benefit of a family member (for purposes hereof, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if the holder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the representative a lock-up agreement substantially in the form of this lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made.

Foreign Regulatory Restrictions on Purchase of our Class A Ordinary Shares

We have not taken any action to permit a public offering of our Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters and their affiliates against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Nasdaq Listing

Our Class A Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “MCTA.”

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Class A Ordinary Shares to selling group members for sale to their online brokerage account holders. The Class A Ordinary Shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Class A Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Class A Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate-covering transactions, stabilizing transactions, and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate-covering transactions. There is no contractual limit on the size of any syndicate-covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate-covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount. The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate-covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or delaying a decline in the market price of our Class A Ordinary Shares. As a result, the price of our Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Ordinary Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Offers Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act; (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above; and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (“PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Prospectus Regulation (each, a “Relevant Member State”), an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This European Economic Area selling restriction is in addition to any other applicable selling restrictions set out below.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations, and this document has not been filed with or approved by any Irish regulatory authority, as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”); (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing of the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ – $$ – Aga e la Borsa, “CONSOB”) pursuant to Italian securities legislation, and, accordingly, no offering material relating to the securities may be distributed in Italy, and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971, as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, 2001 of Singapore (“SFA”)) under Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivatives contracts of that corporation shall not be transferable within six months after that corporation has acquired the securities or securities-based derivatives contracts under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Malaysia

The securities have not been and may not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom, and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,000
The Nasdaq Capital Market Listing Fee	50,000
FINRA Filing Fee	4,000
Legal Fees and Expenses	459,290
Transfer Agent and Registrar Expenses	13,000
Printing and Engraving Expenses	10,000
Miscellaneous Expenses	244,541
Total Expenses	$782,831

These expenses will be borne by us. Underwriting discounts and non-accountable expense allowance will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in this Offering.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered hereby and certain legal matters as to British Virgin Islands law will be passed upon for us by Harney Westwood & Riegels, our counsel as to BVI law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Certain legal matters as to Hong Kong law will be passed upon for us by Fairbairn Catley Low & Kong. Certain legal matters as to PRC law will be passed upon for us by East & Concord Partners. Kaufman & Canoles, P.C. is acting as U.S. securities counsel for the underwriters in connection with this Offering.

EXPERTS

The consolidated financial statements as of and for the fiscal years ended March 31, 2025 and 2024 as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. WWC, P.C. is headquartered at 2010 Pioneer Court, San Mateo, CA 94403, USA.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act with respect to the Class A Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act, as applicable to foreign private issuers. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:  The Board of Directors and Shareholders of
       Charming Medical Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Charming Medical Limited and its subsidiaries (collectively the “Company”) as of March 31, 2025 and 2024 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As noted in the consolidated financial statements as of and for the year ended March 31, 2024 with report date of November 21, 2024, there was substantial doubt that the Company would continue as a going concern, As further described in Note 2 to the consolidated financial statements as of and for the year ended March 31, 2025, the Company continued to have a working capital deficit as of March 31, 2025. These circumstances did not alleviate the substantial doubt that was outstanding as of March 31, 2025 and as of the report date; accordingly, substantial doubt that the Company will continue as a going concern still exists. Management’s plan in regard to this matter is described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on our financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as the Company’s auditor since 2024.

San Mateo, California
July 30, 2025

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2025 AND 2024

	As of March 31,
	2025	2024
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	816,771	2,103,655
Certificates of deposit	1,441,099	—
Trading securities	503,453	—
Accounts receivable, net	395,901	351,614
Deposits, prepayments and other receivables, net	183,190	298,951
Inventories, net	26,797	28,151
Amount due from a director	—	885,056
Total current assets	3,367,211	3,667,427

Non-current assets:
Property and equipment, net	500,053	469,526
Right-of-use assets, net	710,542	452,335
Deposits and prepayments	128,290	54,604
Deferred tax asset, net	77,293	211,144
Deferred offering costs	572,352	26,834
Total non-current assets	1,988,530	1,214,443
TOTAL ASSETS	5,355,741	4,881,870

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade payables, accruals and other payables	246,464	451,150
Contract liabilities	3,463,453	4,496,155
Bank borrowings	314,226	442,612
Operating lease liabilities	474,739	356,081
Finance lease liabilities	13,641	14,436
Tax payables	221,339	119,254
Amount due to a director	214,603	—
Total current liabilities	4,948,465	5,879,688

Non-current liabilities:
Operating lease liabilities	257,841	129,662
Finance lease liabilities	100,192	18,588
Total non-current liabilities	358,033	148,250
TOTAL LIABILITIES	5,306,498	6,027,938

Commitments and contingencies (Note 15)

Shareholders’ equity (deficit)
Class B Ordinary shares, US$0.0001 par value, 15,000,000 shares authorized, and 2,000,000 shares issued and outstanding as of March 31, 2025 and 2024, respectively*	200	200
Class A Ordinary shares, US$0.0001 par value, 60,000,000 shares authorized, and 13,338,000 shares issued and outstanding as of March 31, 2025 and 2024, respectively*	1,334	1,334
Additional paid-in capital	312,880	379,509
Subscription receivables	(381,043)	(381,043)
Retained earnings (accumulated losses)	119,441	(1,079,644)
Accumulated other comprehensive (loss) income	(3,569)	205
Total equity (deficit) attributable to owners of the Company	49,243	(1,079,439)
Non-controlling interests	—	(66,629)
Total shareholders’ equity (deficit)	49,243	(1,146,068)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,355,741	4,881,870

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 11).

The accompanying notes are an integral part of these consolidated financial statements.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	Years ended March 31,
	2025	2024
	US$	US$
REVENUES
Beauty, wellness and postpartum services	5,967,277	5,813,814
Sales of products	207,766	88,992
Consultancy services	—	112,569
Franchise	46,708	—
TOTAL REVENUES	6,221,751	6,015,375

OPERATING COST AND EXPENSES
Cost of sales of products	15,514	11,294
Advertising and promotion expenses	999,354	859,473
Staff costs and employee benefits	1,839,746	1,930,900
Rental and building management expenses	711,716	848,691
Professional expenses	173,106	260,224
Depreciation	263,454	391,704
Bank charges	210,688	163,710
Consumables	186,103	159,195
Other general and administrative expenses	433,132	381,336
TOTAL OPERATING EXPENSES	4,832,813	5,006,527

INCOME FROM OPERATIONS	1,388,938	1,008,848

OTHER INCOME (EXPENSE)
Interest income	64,136	19,513
Interest expense	(20,874)	(26,051)
Unrealized gain from trading securities	2,621	—
Government subsidies	15,486	1,398
Other expense	(15,140)	(214)
TOTAL OTHER INCOME (EXPENSE), NET	46,229	(5,354)

INCOME BEFORE INCOME TAX	1,435,167	1,003,494
INCOME TAX EXPENSES	236,082	181,751
NET INCOME	1,199,085	821,743
Less: net income attributable to non-controlling interests	—	(43,932)
Net income attributable to the shareholders of the Company	1,199,085	777,811

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment, attributable to
The shareholders of the Company	(3,774)	(3,718)
Non-controlling interests	—	(348)
TOTAL OTHER COMPREHENSIVE LOSS	(3,774)	(4,066)

TOTAL COMPREHENSIVE INCOME	1,195,311	817,677

EARNINGS PER SHARE
Basic and diluted*	0.08	0.05
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	15,338,000	15,338,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 11).

The accompanying notes are an integral part of these consolidated financial statements.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	Ordinary shares				Additional paid-up capital	Subscription receivable	(Accumulated losses) retained earnings	Accumulated other comprehensive income (loss)	Total equity (deficit) attributable to owners of the Company	Non- controlling Interests	Total shareholders’ equity (deficit)
	Class A No. of shares*	Amount	Class B No. of shares*	Amount
		US$		US$	US$	US$	US$	US$	US$	US$	US$
BALANCE, April 1, 2023	13,338,000	1,334	2,000,000	200	379,509	(381,043)	(1,162,533)	3,923	(1,158,610)	(110,213)	(1,268,823)
Net income	—	—	—	—	—	—	777,811	—	777,811	43,932	821,743
Dividends declared	—	—	—	—	—	—	(694,922)	—	(694,922)	—	(694,922)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,718)	(3,718)	(348)	(4,066)
BALANCE, March 31, 2024	13,338,000	1,334	2,000,000	200	379,509	(381,043)	(1,079,644)	205	(1,079,439)	(66,629)	(1,146,068)
Acquisition of non-controlling interests	—	—	—	—	(66,629)	—	—	—	(66,629)	66,629	—
Net income	—	—	—	—	—	—	1,199,085	—	1,199,085	—	1,199,085
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,774)	(3,774)	—	(3,774)
BALANCE, March 31, 2025	13,338,000	1,334	2,000,000	200	312,880	(381,043)	119,441	(3,569)	49,243	—	49,243

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 11).

The accompanying notes are an integral part of these consolidated financial statements.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

	Years ended March 31,
	2025	2024
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	1,199,085	821,743
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	263,454	391,704
Non-cash portion of operating lease expenses	(8,266)	(37,446)
Unrealized gain on trading securities	(2,621)	—
Deferred income taxes	134,873	62,477
Changes in operating assets and liabilities
Accounts receivable	(44,287)	(164,976)
Deposits, other receivables and prepayments	42,075	(39,266)
Inventories	1,354	38,181
Trade payables, accruals and other payables	(204,686)	210,275
Contract liabilities	(1,057,178)	(1,106,517)
Tax payables	102,085	119,254
Net cash provided by operating activities	425,888	295,429

CASH FLOWS FROM INVESTING ACTIVITY:
Purchase of property and equipment	(287,527)	(210,598)
Investment in certificates of deposit	(1,441,099)	—
Investment in trading securities	(500,832)	—
Net cash used in investing activity	(2,229,458)	(210,598)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from finance lease	205,866	38,341
Repayment for finance leases	(26,154)	(5,311)
Repayment for bank borrowings	(130,783)	(148,881)
Deferred offering costs	(545,518)	(26,834)
Repayment from a director	1,202,010	1,536,906
Advance to a director	(184,118)	(1,294,076)
Net cash provided by financing activities	521,303	100,145
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,282,267)	184,976
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	2,103,655	1,929,192
NET FOREIGN EXCHANGE DIFFERENCES	(4,617)	(10,513)
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	816,771	2,103,655

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest received	64,136	19,513
Interest paid	(20,874)	(26,051)

NON-CASH FINANCING ACTIVITIES:
Initial recognition of lease obligations related to right-of-use assets	780,943	—
Acquisition of non-controlling interests	66,629	—
Dividend declared to offset with amount due from a director	—	694,922

The accompanying notes are an integral part of these consolidated financial statements.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW

Business

Charming Medical Limited (the “Company” or “Charming”) is a holding company with limited liability incorporated as an exempted company under the laws of British Virgin Islands (“BVI”) on February 28, 2024. The Company’s registered office is located at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110 and its principal place of business situated at Suite 1803-06, 18/F., Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong.

The Company through its subsidiaries (collectively referred to as the “Company” or “Group”) principally engage in the provision of beauty, wellness and postpartum services in Hong Kong with a focus on utilizing traditional Chinese medicines approaches in addressing women’s health issues. The Company provides various of beauty, wellness and postpartum services include but are not limited to womb-warming therapy, BTS (Beauty, Tailor-made, Slim) pelvic detox therapy, agarwood moxibustion treatment, traditional Chinese medicine-inspired prenatal massage, and Indonesian traditional abdominal binding, sales of traditional Chinese medicines health products and consultancy services. The business was founded by Ms. Wong Kit (“Ms. Wong”) in Hong Kong on July 14, 2016.

Organization and reorganization

The Company was incorporated under the laws of the British Virgin Islands as a limited company on February 28, 2024 and as a holding company. As at the date of its incorporation, the authorized share capital of the Company was US$7,500 divided into 50,000 ordinary shares with a par value of US$0.15 each. The Company allotted and issued 8,892 ordinary shares to Ms. Wong Kit by cash at the incorporation date.

Beautylab Group Medical Limited (“Beautylab”), a BVI company incorporated by the Company in the BVI on May 6, 2024, is the immediate holding company of the directly wholly-owned subsidiaries of My Beauty Technology Limited (“My Beauty”), Dream International Trading (Hong Kong) Limited (“Dream International”) and Pilate International Trading Limited (“Pilate”), and indirectly 80%-owned subsidiary of Choliya Limited (“Choliya”), in which the immediate holding company is Pilate and an independent third party, after the group reorganization (the “Group Reorganization”) (see below). On June 18, 2024, Ms. Wong acquired 20% of equity interest from the non-controlling shareholder and in turn Pilate acquired 20% of equity interest in Choliya from Ms. Wong on September 16, 2024. As a result, Choliya becomes a wholly-owned subsidiary of the Company from September 16, 2024.

Pilate, Dream International, My Beauty and Choliya (collectively “Hong Kong Subsidiaries”), limited liability incorporated in Hong Kong on July 14, 2016, March 14, 2017, September 19, 2019 and March 7, 2021, respectively, by Ms. Wong, with issued ordinary shares of 10,000 shares prior to Group Reorganization, are operating entities in Hong Kong.

Pursuant to a Group Reorganization, to rationalize the structure of the Company and its subsidiaries (collectively, the “Group”) in preparation for the listing of the Company’s Class A ordinary shares, the Company became the holding company of the Group on September 16, 2024, which involved (i) the incorporation of the Company on February 28, 2024 and allotment of 8,892 ordinary shares to Ms. Wong, the Controlling Shareholder, at par value of US$0.15; (ii) incorporation of Beautylab Group Medical Limited (“Beautylab) on May 6, 2024 by the Company; (iii) on September 10, 2024, the allotment of 990,000 ordinary shares of each of Pilate, Dream International and My Beauty to Beautylab resulting in 99% and 1% of equity interest being held by Beautylab and Ms. Wong, respectively; (iv) the transfer of 10,000 ordinary shares of each of Pilate, Dream International and My Beauty from Ms. Wong to Beautylab at par value on September 16, 2024; (iv) a share transfer of an aggregate 1,725 ordinary shares (representing 19.4% of total issued ordinary shares as of the date of the transfer) of the Company being held by Ms. Wong to five independent individuals, at an aggregate consideration of US$194,000 by cash on September 19, 2024, with each individual holding less than 5% of shareholding in the Company.

On October 18, 2024, the shareholders of the Company approved the reclassification of the currently authorized single class of ordinary shares into two classes which are divided into 60,000,000 Class A ordinary shares, with a par value of $0.0001 each and 15,000,000 Class B ordinary shares, with a par value of $0.0001 each. The shareholding of

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW (cont.)

the original one class ordinary share 13,338,000 in the Company was transferred to Class A ordinary shares and the proportion of their shareholdings in the Company being held by Ms. Wong and each individual shareholder remains unchanged.

On November 1, 2024, an aggregate 2,000,000 Class B ordinary shares were allotted to Ms. Wong, the Controlling Shareholder at a cash consideration of par value of $0.0001 per share.

After the Group Reorganization and above transactions as of November 1, 2024, the Company, together with its subsidiaries, are effectively controlled by the same Controlling Shareholder, Ms. Wong, i.e., ultimately held as to 100.0% and 77.60% in terms of equity interest in the Company and 100.0% and 94.40% in terms of voting rights in the Company by the Controlling Shareholder before and after the Group Reorganization, respectively, and therefore the Group Reorganization is considered as a recapitalization of entities under common control.

The consolidation of the Company and its subsidiaries has been accounted for at historical cost. No amount is recognized in respect of goodwill or excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of reorganization under common control. The consolidated statements of income and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows are prepared as if the current Group structure had been in existence throughout the two-year period ended March 31, 2025, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. The consolidated balance sheets as of March 31, 2025 and 2024 present the assets and liabilities of the companies now comprising the Group which had been incorporated/established as at the relevant balance sheet date as if the current group structure had been in existence at those dates.

Upon the Group Reorganization and as at the date of this report, details of the subsidiaries company are as follows:

Name	Background	Ownership	Principal activities
Beautylab Group Medical Limited (“Beautylab”)	— A BVI company — Incorporated on May 6, 2024 — Issued share capital of US$500	Wholly-owned by the Company	Investment holding
My Beauty Technology Limited (“My Beauty”)	— A Hong Kong company — Incorporated on September 19, 2019 — Issued share capital of HK$1,000,000	Wholly-owned by Beautylab	Provision of beauty, wellness and postpartum services, sales of products and franchisor
Pilate International Trading Limited (“Pilate”)	— A Hong Kong company — Incorporated on July 14, 2016 — Issued share capital of HK$1,000,000	Wholly-owned by Beautylab	Provision of beauty, wellness and postpartum services and sales of products
Dream International Trading (Hong Kong) Limited (“Dream International”)	— A Hong Kong company — Incorporated on March 14, 2017 — Issued share capital of HK$1,000,000	Wholly-owned by Beautylab	Provision of beauty, wellness and postpartum services and sales of products
Choliya Limited (“Choliya”)	— A Hong Kong company — Incorporated on March 7, 2021 — Issued share capital of HK$10,000	Wholly-owned by Pilate	Provision of beauty, wellness and postpartum services, sales of products and consultancy services

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All significant assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in consolidation.

Foreign currency translation and transaction

The Group uses United States Dollar (“$” or “US$”) as its reporting currency. The functional currency of the Company and its subsidiary incorporated in the BVI is US$ and the functional currency of its Hong Kong subsidiaries is Hong Kong Dollar (“HK$”). The determination of the respective functional currency is based on the criteria of Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currencies using the exchange rate in effect at the dates of the transactions. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currencies are translated into the functional currencies using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the statements of income and comprehensive income during the year in which they occur.

	Years ended March 31,
	2025	2024
Average rate	7.7930	7.8246
	As of March 31,
	2025	2024
Year-end spot rate	7.7799	7.8259

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the consolidated financial statements and reported amounts of income and expenses during the reporting years. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the consolidated financial statements include allowance for expected credit losses, interest rates of leases and valuation allowance for deferred tax assets. Actual results may differ from these estimates.

Recently adopted accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The new accounting standard introduced the current expected credit losses methodology (“CECL”) for estimating allowances for credit losses. The measurement of expected credit losses under the CECL methodology is applicable to financial assets

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

measured at amortized costs, including loans and trade receivables. ASU 2016-13 is effective for the Company, as an Emerging Growth Company (“EGC”), for annual and interim reporting periods beginning after December 15, 2022. The Group adopted the standard on April 1, 2023 using the modified retrospective method for all financial assets in scope. The adoption of the standard did not have a material impact on our consolidated statements of income, or consolidated statements of cash flows.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures,” which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the CODM and included in reported segment profit or loss. ASU 2023-07 also requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has adopted ASU 2023-07 on April 1, 2024. The adoption of the standard did not have a material impact on our segment reporting.

Cash and cash equivalents

Cash represents cash in bank and are unrestricted as to withdrawal or use. Cash equivalents refer to short-term, highly liquid investments that are readily convertible to known amounts of cash, and with original maturities of three months or less. As of March 31, 2025 and 2024, the Company had no cash equivalents. The Group maintains all bank accounts in Hong Kong.

As of March 31, 2025 and 2024, the Company has HKD time deposits of Nil and HK$6,000,000 (US$766,685), respectively, in which the maturity dates were less than three months.

Management believes that the Company is not exposed to any significant credit risk on its cash and cash equivalents.

Certificates of deposit

Certificates of deposit denominated at US$ with original maturities greater than three months which cannot be classified as cash equivalents are presented as a separate line item at its amortized cost. As of March 31, 2025 and 2024, the Company had US$1,441,099 and nil of such certificates of deposit.

Trading securities

Trading securities denominated at US$ represent the Company’s investment in US Treasury Bills, which are bought and held for the purpose of selling them in the near term. The Company measures its trading securities at fair value through net income (FVTNI). As of March 31, 2025, the fair value of the Company’s position in US Treasury Bills was US$503,453.

For the year ended March 31, 2025, unrealized gain from trading securities amounted to US$2,621, which was recognized in the consolidated statements of income. There’s no realized gain or loss from the trading securities during the year ended March 31, 2025.

Accounts receivable, net

Accounts receivable mainly represent amounts due from financial institutions in which customers settled the payment by credit cards for purchase of services of beauty, wellness and postpartum, and the accounts receivable derived from consultancy services, which are all recorded net of allowance for the Group’s expected credit losses. Credit card transactions are typically settled within two days. However, if customers opt for installment payments, settlement

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

periods range from 30 to 60 days. The installment payments arrangement is strict between the customer and the credit card issuer and does not involve the Company. Regardless of the installment terms agreed upon by the customer, the full transaction amount is remitted to the Company in a lump sum — within 30 days for American Express and 60 days for other credit cards, including UnionPay, Visa, and MasterCard — after the customer has authorized the payment. For consultancy services and franchise, the Company generally grants credit terms of 90 days to the customers.

In evaluating the collectability of accounts receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness, current economic trends and future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. The Group regularly reviews the adequacy and appropriateness of the allowance for expected credit losses. Accounts receivables are written off after all collection efforts have ceased. As of March 31, 2025 and 2024, no allowance for expected credit losses was recognized as there were no experiences on default from customers or failure of transfer from credit card center after payment authorization was made by customers and all outstanding accounts receivable as of March 31, 2025 and 2024 were subsequently settled before the report date.

Deposits, prepayments and other receivables, net

Deposits, prepayments and other receivables consist of utility and rental deposits paid, prepaid rent and cash prepaid to suppliers for software of maintaining services and client records. Deposits paid, prepaid rent and cash prepaid to suppliers are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and reviewed periodically to determine whether their carrying value has become impaired. As of March 31, 2025 and 2024, management believes that the Group’s deposits, prepayments and other receivables are not impaired.

Inventories, net

Inventories are comprised of traditional Chinese medicines health products, such as Yin-nourishing pill, Ginseng soothing anti-allergy moisturizing wash, Beauty Lab home herbal uterine care patch etc., which are produced using the Company’s patented technology and branded “Beauty Lab” with the company’s logo, intended for resale, and we value inventories using the lower of cost, on a weighted average basis, and net realizable value, which is generally based on the selling price expectations of the products. Cost of inventories sold is charged to cost of sales of products, which also includes inbound freight cost. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value for slow-moving products and damaged goods, which are dependent upon factors such as historical and forecasted consumer demand, and other market conditions. The Company takes ownership, risks and rewards of its inventories, and has sole discretion in establishing prices for goods to be sold. Write downs are recorded in cost of sales of products in the consolidated statements of income and comprehensive income. As of March 31, 2025 and 2024, no obsolescent goods were noted.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to statements of income. At the time when property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to statements of income.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives for significant property and equipment are as follows:

Leasehold improvement	Over the shorter of the lease term or estimated useful life
Furniture and fixture	5 years
Machinery and equipment	3 to 5 years
Motor vehicle	5 years

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, representing property and equipment with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. If an impairment is identified, The Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2025 and 2024, no impairment of long-lived assets was recognized.

Leases

The Company utilizes ASC 842 to account for leases for all periods presented. ASC 842 supersedes the lease requirements in ASC 840 “Leases”, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

Operating lease

We determine if an arrangement is a lease at inception. On our balance sheet, our corporate office leases are included in operating lease right-of-use (ROU) assets, current portion of operating lease liability and operating lease liability, net of current portion.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for our operating leases, we generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments are fixed.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU assets and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

Financial Accounting Standards Board (“FASB”) issued a Q&A in March 2020 that focused on the application of lease guidance in ASC 842 for lease concessions related to the effects of COVID-19. The FASB staff has said that entities can elect to not evaluate whether concessions granted by lessors related to COVID-19 are lease modifications. Entities that make this election can then apply the lease modification guidance in ASC 842 or account for the concession as if it were contemplated as part of the existing contract. The Company has elected to not treat the concessions as lease

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

modifications and will instead account for the lease concessions as if they were contemplated as part of the existing leases. The Company has recorded negative variable lease expense and adjusted lease liabilities at the point in which the rent concession has become accruable.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended March 31, 2025 and 2024, the Group did not have any impairment loss against its operating lease right-of-use assets.

Finance lease

On our balance sheet, finance lease represented the lease of a vehicle as of March 31, 2025 and 2024, respectively. We classify a lease as a finance lease when the lease meets any of the following criteria at lease commencement:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•        The lease term is for the major part of the remaining economic life of the underlying asset;

•        The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease term includes rent holidays and options to extend or terminate the lease when we are reasonably certain that it will exercise that option. We do not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that we are reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The interest and amortization expense of finance lease are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For finance leases, lease expense is recognized as depreciation and interest; depreciation on a straight-line basis over the lease term and interest using the effective interest method.

Deferred offering costs

The Company follows the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the intended initial public offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity netted against the proceeds upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred offering costs, as well as additional expenses to be incurred, will be charged to statements of income. As of March 31, 2025 and 2024, the deferred offering costs were US$572,352 and US$26,834, respectively. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds and recognized in equity of the Company.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Accruals and other payables

Accruals and other payables primarily include accrued staff costs, accrued professional fee and other accrual and payable for the operation of the ordinary course of business.

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the services to the customer or other conditions under the terms of a service contract. These payments are non-refundable and are recognized as revenue when either our performance obligation is satisfied or expiry of subscription plan for the services. As of March 31, 2025 and 2024, the Company recorded contract liabilities of US$3,463,453 and US$4,496,155, respectively, which was presented as contract liabilities on the accompanying consolidated balance sheets.

Bank borrowings

Borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in statements of income over the period of the borrowings using the effective interest method. All bank borrowings were classified as short term due to repayment on demand clauses attached in the borrowings.

Fair value measurement

ASC 820 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs used in the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

Fair value of investment in trading securities is based on quoted prices in active markets. Unless otherwise disclosed, fair values of the Company’s financial instruments including cash and cash equivalents, certificates of deposit, accounts receivable, deposits, prepayments and other receivables, amount due from (to) a director, bank borrowings, contract liabilities, trade payables, accruals and other payables and current portion of lease liabilities approximate their recorded values due to their short-term maturities.

Non-controlling interests

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of ASC 810 and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated statements of income.

The Company’s non-controlling interests represent the minority shareholder’s ownership interests related to the Company’s subsidiary, representing 20% of Choliya as discussed in Note 1 to the consolidated financial statements. Non-controlling interests in the results of the Company are presented on the consolidated statement of income as allocations of the total income or loss between non-controlling interests holders and the shareholders of the Company.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

During the year ended March 31, 2025, Ms. Wong acquired 20% of equity interest from the non-controlling shareholder and in turn Pilate acquired 20% of equity interest in Choliya from Ms. Wong. As a result, Choliya becomes a wholly-owned subsidiary of the Company. Pursuant to ASC 810-10-45-23, since the transaction simply led to a change in the Company’s ownership in Choliya from 80% to 100% while the Company remains its control over Choliya, such transaction is accounted for as an equity transaction with no gain or loss recognized.

Related parties

The Company adopted ASC Topic 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

The details of related party transactions during the years ended March 31, 2025 and 2024 and balances as of March 31, 2025 and 2024 are set out in Note 10.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). The Company derives revenue principally from the provision of beauty, wellness and postpartum service, sales of products and consultancy services. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have written agreements with its customers and revenue on oral or implied arrangements is generally not recognized. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      identify the contract(s) with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price;

4.      allocate the transaction price to the performance obligations in the contract; and

5.      recognize revenue when (or as) the entity satisfies a performance obligation.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The core principle underlying ASC 606 is that the Company will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

The Company’s revenue streams mainly comprise the following:

(a)    Beauty, wellness and postpartum services

Our beauty, wellness, and postpartum services include but are not limited to womb-warming therapy, BTS (Beauty, Tailor-made, Slim) pelvic detox therapy, agarwood moxibustion therapy, traditional Chinese medicines inspired prenatal massage, and Indonesian traditional abdominal binding. The Company enters into a distinct contract with its customers for the provision of beauty, wellness and postpartum services. Our customers are individuals. The customers can purchase various plans of different services based on their needs and choices. Pursuant to the contract, each type of service is not interrelated and is distinct as (i) customers are entitled to a series of appointments for the specific services purchased; and (ii) each service has its own price which is separately negotiable. Each type of service is considered as a promise and a separate performance obligation. Hence, there will be more than one promise for each contract entered into between the Company and the customers. The contracts are generally non-cancellable and non-refundable in the event of cancellation. All services have an expiry date of one full year from the date of the purchase but exception was granted case-by-case which may have more than one year for expiry date but this situation is mere. If there is an extension of expiry date requested by customer, the customers are required to pay additional fee for the purchase of other plans or purchase additional number of times with the same plan. Each service is typically fixed priced with no variable consideration and does not provide any post-contract service. Customers are required to pay a fixed lump sum fee in advance for the purchase of either (i) a series of services offered by the Company for one year; or (ii) a designated service with fixed number of times during one year period. Payments can be settled by cash, Payme, Alipay, Octopus card, WeChat Pay, faster payment system or credit card. The fee was recognized as contract liability upon receipt and charged to revenue, net of discounts, in the consolidated statements of income and comprehensive income once used by the customers and the amount of revenue to be recognized either on (i) the price of series of services used each time; or (ii) the times used for each plan in each appointment. The unit price for customers purchasing the plan is based on number of times calculated on an effective basis, i.e. total lump sum fee paid by customers divided by total number of times purchased including any free trials offered for the plan as stipulated in the contract. The Company offers discounts, which is a common practice in the beauty industry, to customers. Discounts are negotiated separately for each promise, which are agreed and stated clearly for each promise in the contract before full payment is made by the customers. Hence, the net amount paid by customers is fixed with no variable consideration and there is no allocation involving any estimation required. The transaction price is allocated to each performance obligation in the contract on the basis of the relative stand-alone selling prices of the promised services (i.e. the net amount for each promise stated in the contract). The customers can renew/purchase additional times/plans upon or before the expiry of contract and any renewal and purchase by the same customer are considered a new contract separately since similar price is required to be paid by the customers as normal purchase. During the services, as the customer simultaneously receives and consumes the benefits of the relaxation services, the revenue is recognized over time. We also recognize revenue for breakage based on past experience that the prepaid amounts are not expected to be used upon expiry without any renewal.

(b)    Sales of products

We also sell supplements products to customers, including (i) traditional Chinese medicines inspired supplements products, such as uterine care patches, probiotic intimate wash, and nourishing pill sets, designed to support uterine health, improve physical weakness, and balance endocrine functions for female customers; and (ii) beauty products, including time ginseng soothing anti-allergy moisturizing wash, which provide comprehensive care for skin issues, and scalp health. The Company derives its revenues from sales contracts with its customers with revenues being recognized at a point in time when control of the products are transferred to its customer at the Company’s wellness centers. Revenue is recognized based on the price paid which is fixed and net of any discount upon delivery at the counter. The sales have no right of return, no warranty and are not refundable. Product delivery is evidenced by a payment receipt record. Payments can be settled by cash, Payme, Alipay, Octopus card, WeChat Pay, faster payment system or credit card.

(c)     Consultancy services

In addition, we provide traditional Chinese medicine technical training and dietary therapy training and other consultancy services to other well-established and reputable beauty salons, massage centers, and similar entities. The Company enters into a distinct contract with its customers for the provision various services including (i) training for

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

skills on promotion of reputation of their entities and dietary therapy services; and (ii) the attendance of our tradition Chinese medicine practitioner for services, with service period from three months to six months. Pursuant to the contracts between the Company and their customers, there are various promises in one contract and each promise is distinct and is not interrelated representing separate performance obligation. Fees charged for each performance obligation are different and based on the promises provided. The service fees for training related services are fixed and stipulated in the contract while other services are not fixed but variable which depends on the actual number of working hours during dispatched period. The Company does not offer any credits or discounts, rebates, price concessions or other similar privileges to customers. Due to the nature of services, the Company does not permit refund to customers. Typically, customers are required to pay either in advance or within 90 days from invoicing. Services provided are evidenced by the attendance records signed by both Company and the customers. These services are primarily recognized as revenues at point in time when services are provided.

(d)    Franchise

The Company also allows franchisees to use the Company’s brand and techniques and earns license fees and service fees from franchisees. As the franchisor, the Company enters into a franchise agreement with the franchisee (i.e. the customer), which authorizes the franchisee to run the specified business under the Company’s brand, intellectual properties and techniques in the designated region. Under the franchise agreement (the contract), the Company is committed to (i) provide pre-opening service, which is to get the franchisee ready for business operation; (ii) acquire new customers for the franchisee; and (iii) authorize the franchisee to use the Company’s brands, logos and names (the “franchise license”). Under the franchise agreement, each of the above promises is considered as a separate performance obligation because the franchisee can benefit from each promise separately, and each promise has its own standalone price as indicated in the agreement. The franchise agreement is effective upon signed by both parties, and remains effective until either party gives the written termination notice to the other party.

(i)     Pre-opening service:    the Company is committed to perform a series of procedures which are not individually marketable with standalone value, to assist the franchisee to get ready for operation including but not limited to identifying location, assisting for company registration and advising for the design and decoration of new store. Contract price for pre-opening service is fixed and due within five days upon signing the franchise agreement. There is no further obligation once the store was ready to open which was occurred in March 2025. Apparently, none of the criteria in ASC 606-10-25-27 is met. Therefore, revenue from the provision of pre-opening service is recognized at the point in time when the store is ready to operate. For the year ended March 31, 2025, the Company has completed pre-opening service for a franchisee and recognized US$46,708 revenue from pre-opening service when the store was ready to open in March 2025.

(ii)    New customer acquisition:    the Company will help to promote the franchisee’s store and services over social media platforms in order to acquire new customers for the franchisee. Per the franchise agreement, every time the Company successfully acquire a new customer for the franchisee, the Company will charge the franchisee a fixed price for the new customer acquired, as specified in the contract, which is due immediately. As long as the franchise agreement is effective, there is no limitation on the number of new customers the Company may acquire for the franchisee. Hence, revenue from promotional services is recognized at each time when the Company acquire a new customer for the franchisee. For the year ended March 31, 2025, the Company had no revenue from new customer acquisition.

(iii)   Franchise license:    once the pre-opening service is completed and the franchisee starts its business, the franchisee is required to pay an annual license fee for running the business using the brand name of the Company, which is due at the beginning of each year. Price for each year is fixed and clearly specified in the agreement. If the franchise agreement is terminated in the middle of a year, the license fee for that year is non-refundable. In applying ASC 606-10-55-59 to 62, the license is considered the right to access a symbolic intellectual property. Hence, revenue from franchise license is recognized ratably over each year. In case when the franchise agreement is terminated in the middle of a year, the contract price for the remaining of the year is recognized immediately upon termination as it’s non-refundable. For the year ended March 31, 2025, the Company had no revenue from franchise license.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Operating costs and expenses

Operating expenses primarily consist of cost of sales of products, advertising and promotion expenses, salaries and related social insurance costs for operations, rentals, professional services fees, depreciation of property and equipment, bank charges, consumables, such as herbal medicines, body lotion, organic essential oils and shampoo in bulk portion, are primarily used during the course of the daily services provided by the company to customers and other office expenses related to general operations. Advertising and promotion expenses represented the advertisements launched in Facebook and other social media platform and are charged to operating costs and expenses as they incurred. Cost of sales products represented the purchase price of the supplements products sold to customers. In situations where promotional products, such as samples and testers, are provided by the Company to its customers at the same time as a related saleable product, the cost of these promotional products are recognized as cost of sales of products at the same time as the revenue for the related product is recognized.

Other income

Interest income is mainly generated from the Company’s savings, term deposits and certificates of deposit, and is recognized on an accrual basis using the effective interest method.

Government subsidies are recognized as income in other income or as deferred government subsidy before conditions attached to the government subsidy are met and charged to statements of income as other income once conditions are fulfilled. For the years ended March 31, 2025 and 2024, the Company recognized aggregate government subsidies of US$15,486 and US$1,398, respectively, from government of Hong Kong.

In January 2024, the Company successfully applied for funding support from SME Export Marketing Fund (“EMF”) launched by Trade and Industry Department of Hong Kong government to encourage SMEs to expand their markets outside Hong Kong by providing financial assistance to SMEs for participation in export promotion activities. Pursuant to EMF, the Company is required to submit an application form with supporting documents to Trade and Industry Department within 60 calendar days after the completion date of the qualified export promotion activity. An approval was received during the year ended March 31, 2024 and it is evidenced by the website announcement of Trade and Industry Department. During the year ended March 31, 2024, the Company received an aggregate of US$1,398 from Trade and Industry Department of Hong Kong government with no unfulfilled conditions nor other contingencies attached to the EMF and hence US$1,398 was recognized as other income in the year of receipt (i.e. during the year March 31, 2024).

In 2024, the Company successfully applied for Technology Voucher Program (TVP) funded by the Hong Kong government’s Innovation and Technology Fund. The program aims to subsidize local enterprises to enhance their competitiveness through the use of technology services and solutions, which in turn will promote social development. An approval was received during the year ended March 31, 2025, and the Company received an aggregate of US$15,486 from Hong Kong Productivity Council with no unfulfilled conditions nor other contingencies attached to the subsidy. Accordingly, the US$15,486 was recognized as other income in the year of receipt.

Employee benefit plan

The principal employee’s retirement scheme is under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Contributions are made by both the employer and the employee at the rate of 5% on the employee’s relevant salary income, subject to a cap of monthly relevant income of approximately US$3,833.

During the years ended March 31, 2025 and 2024, the total amount charged to the consolidated statements of income in respect of the Company’s costs incurred on the Mandatory Provident Fund Scheme were US$59,548 and US$58,592, respectively.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Income taxes

BVI

We are incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Subsidiaries incorporated in Hong Kong are subject to Hong Kong Profits Tax on the taxable income as reported in their statutory financial statements adjusted in accordance with Hong Kong’s Inland Revenue Department Ordinance. The applicable tax rate is 16.5% in Hong Kong. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million.

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes (“ASC 740”). Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, is dependent upon future earnings, if any, of which the timing and amount are uncertain.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. There were no material uncertain tax positions as of March 31, 2025 and 2024. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income, (“ASC 220”). ASC 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income include net income and foreign currency translation adjustment for the years presented.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment reporting

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The Company’s CODM assess the Group’s performance and results of operations on a consolidated basis. The Company uses the

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

“management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, uses revenue as the profitability measure in making decisions about allocating resources and assessing performances. Based on management’s assessment, the Company has determined that it has only one operating segment. All assets of the Company are located in Hong Kong and all revenue is generated in Hong Kong.

The following table presents summary information of the Company’s single segment for the years ended March 31, 2025 and 2024, respectively:

	For the years ended March 31,
	2025	2024
	US$	US$
Measure of profit or loss
Revenues	6,221,751	6,015,375

Reconciliation to income before income taxes
Operating expenses
Staff costs and employee benefits	(1,839,746)	(1,930,900)
Advertising and promotion expenses	(999,354)	(859,473)
Rental and building management expenses	(711,716)	(848,691)
Depreciation	(263,454)	(391,704)
Bank charges	(210,688)	(163,710)
Consumables	(186,103)	(159,195)
Professional expenses	(173,106)	(260,224)
Cost of sales of products	(15,514)	(11,294)
Other general and administrative expenses*	(433,132)	(381,336)

Other reconciliation items
Interest income	64,136	19,513
Interest expense	(20,874)	(26,051)
Other income, net	2,967	1,184

Income before income tax	1,435,167	1,003,494

Income tax expenses	(236,082)	(181,751)

Net Income	1,199,085	821,743
	As of March 31,
	2025	2024
	US$	US$
Other segment disclosures
Total assets	5,355,741	4,881,870

____________

*        Other general and administrative expenses included staff trainings, recruiting and referral fees, office expenses, entertainment, utilities, etc..

Earnings per share

The Company computes earnings per share, or EPS, in accordance with ASC Topic 260, Earnings per Share (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the year. Diluted EPS presents the dilutive effect on

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the years presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended March 31, 2025 and 2024, there were no dilutive shares.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies, and then translated at average exchange rates for the periods. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Recently issued accounting pronouncements

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848). ASU No. 2021-01 is an update of ASU No. 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR. Regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU No. 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU No. 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU No. 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. On December 21, 2022, the FASB issued a new Accounting Standards Update ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, that extends the sunset (or expiration) date of ASC Topic 848 to December 31, 2024. This gives reporting entities two additional years to apply the accounting relief provided under ASC Topic 848 for matters related to reference rate reform. The Company does not expect the cessation of LIBOR to have a material impact on the Company’s consolidated financial statements and related disclosures.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to compare entities subject more easily to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvements to Income Tax Disclosures, which provides guidance on the requirements such as the requirement that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The ASU should be applied prospectively. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-09 will have on its consolidated financial statements and related disclosures.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Going Concern

As of March 31, 2025, the Company continued having a working capital deficit of US$1,581,254. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to March 31, 2025. As of March 31, 2025, the Company has US$816,771 cash and cash equivalents. In addition, the Company has US$1,441,099 certificates of deposit and $503,453 investment in US Treasury Bills as of March 31, 2025, which are considered to provide liquidity within the next 12 months.

We intend to meet the cash requirements for the next 12 months from the issuance date of these consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

Despite the Company’s efforts to obtain additional funding and reduce operating costs, there is no assurance that the Company’s plans and actions will be successful. Therefore, there is a substantial doubt about the ability of the Company to continue as a going concern, and that it may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net is comprised of the following:

	As of March 31,
	2025	2024
	US$	US$
Accounts receivable, gross	395,901	351,614
Less: allowance for expected credit losses	—	—
Accounts receivable, net	395,901	351,614

Accounts receivable, net as of March 31, 2025 and 2024 are aged within one year. Up to June 30, 2025, all outstanding accounts receivable balances as of March 31, 2025 were fully settled.

4. DEPOSITS, PREPAYMENTS AND OTHER RECEIVABLES, NET

Deposits, prepayments and other receivables, net comprised of the following:

	As of March 31,
	2025	2024
	US$	US$
Rental and utility deposits	263,465	323,556
Prepaid rent	46,459	20,008
Prepayments to suppliers	—	6,065
Other receivables	1,556	3,926
Total deposits, prepayments and other receivables	311,480	353,555
Less: non-current portion	(128,290)	(54,604)
Current portion	183,190	298,951

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of March 31,
	2025	2024
	US$	US$
Leasehold improvement	724,398	798,533
Furniture and fixtures	163,499	187,299
Machinery and equipment	242,953	95,430
Motor vehicle	253,017	86,544
Total	1,383,867	1,167,806
Less: accumulated depreciation	(883,814)	(698,280)
Net carrying value	500,053	469,526

Depreciation expenses recognized for the years ended March 31, 2025 and 2024 were US$263,454 and US$391,704, respectively.

As of March 31, 2025 and 2024, a motor vehicle with carrying amount of US$138,301 and US$70,768 was under a finance lease, respectively (Note 9).

6. TRADE PAYABLES, ACCRUALS AND OTHER PAYABLES

Trade payables, accruals and other payables consist of the following:

	As of March 31,
	2025	2024
	US$	US$
Accrued staff costs and employee benefits	141,296	141,594
Accrued professional fees	43,358	268,912
Accrued advertising expenses	21,628	639
Trade payables	3,480	—
Others	36,702	40,005
Total	246,464	451,150

7. CONTRACT LIABILITIES

The movement of contract liabilities consists of the following:

	As of March 31,
	2025	2024
	US$	US$
Balance at beginning of the year	4,496,155	5,602,672
Additions	5,068,006	4,778,914
Recognized as revenues during the year	(6,125,511)	(5,902,806)
Exchange realignment	24,803	17,375
Balance at end of year	3,463,453	4,496,155

During the year ended March 31, 2025, revenues of US$3,631,069 were recognized that were included in the contract liability balance at the beginning of the year.

During the year ended March 31, 2024, revenues of US$3,666,035 were recognized that were included in the contract liability balance at the beginning of the year.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. BANK BORROWINGS

Outstanding balances of bank borrowings as of March 31, 2025 and 2024 consist of the following:

	As of March 31,
	2025	2024
	US$	US$
Bank borrowings
Guaranteed(i)	314,226	442,612
Short-term bank borrowings(ii),(iii)	314,226	442,612

____________

(i)      The bank borrowings were guaranteed by Ms. Wong Kit, a Controlling Shareholder, and the HKMC Insurance Limited under a financing aid program for SMBs operating in Hong Kong.

(ii)     As of March 31, 2025 and 2024, the Company had bank borrowings amounted to US$314,226 and US$442,612, respectively, which contained repayment on demand clauses. Accordingly, they have been classified as current liabilities. For the purpose of the illustration, such bank borrowings are included within short-term bank borrowings and represented as bank borrowings repayable on demand.

(iii)    The bank borrowings are all denominated in HK$.

Bank borrowings as of March 31, 2025 and 2024 are as follows:

Lender	Type	Maturity date	Currency	Weighted average interest rate	Balance as at March 31,
					2025	2024
					US$	US$
Bank of China (Hong Kong) Limited	Term loan	December 15, 2025 with repayable on demand clause	HK$	2025: 3.414% 2024: 3.625%	26,358	60,127
Bank of China (Hong Kong) Limited	Term loan	November 11, 2029 with repayable on demand clause	HK$	2025: 3.414% 2024: 3.625%	87,703	104,157
Bank of China (Hong Kong) Limited	Term loan	March 25, 2029 with repayable on demand clause	HK$	2025: 3.414% 2024: 3.625%	143,469	175,387
Bank of China (Hong Kong) Limited	Term loan	May 13, 2026 with repayable on demand clause	HK$	2025: 3.414% 2024: 3.625%	56,696	102,941
					314,226	442,612

As of March 31, 2025, the contractual repayment schedule is as follows:

US$
Year ending March 31, 2026	126,857
Year ending March 31, 2027	61,672
Year ending March 31, 2028	55,202
Year ending March 31, 2029	57,083
Year ending March 31, 2030	13,412
Thereafter	—
Total bank borrowings	314,226

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

The Company is a lessee of non-cancellable operating leases for stores in Hong Kong with lease terms ranging from 2 to 3 years. As of March 31, 2025, the Company also leased a motor vehicle with a lease term of 36 months under a finance lease. The Company’s ROU assets and operating and finance lease liabilities recognized in the consolidated balances sheets consist of the following:

Operating leases

Supplemental balance sheet information related to operating leases was as follows:

	As of March 31,
	2025	2024
	US$	US$
Operating lease ROU assets
Cost	1,828,231	1,341,584
Less: accumulated amortization	(1,117,689)	(889,249)
ROU assets, net	710,542	452,335
	As of March 31,
	2025	2024
	US$	US$
Operating lease liabilities
Current portion	474,739	356,081
Non-current portion	257,841	129,662
Total	732,580	485,743

During the years ended March 31, 2025 and 2024, the Company incurred lease expenses of approximately US$525,840 and US$723,210, respectively.

Other supplemental information about the Company’s operating leases as of March 31, 2025 and 2024:

	As of March 31,
	2025	2024
Weighted average remaining lease term (years)	1.63	1.27
Weighted average discount rate (representing the incremental borrowing rates)	3.38%	2.75%

The following table shows the remaining contractual maturities of the Group’s operating lease liabilities as of March 31, 2025:

12 months ending March 31,	US$
2026	490,222
2027	230,815
2028	30,993
Total lease payments	752,030
Less: imputed interests	(19,450)
Operating lease liabilities on consolidated balance sheets	732,580

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (cont.)

Finance lease

Supplemental balance sheet information related to finance leases was as follows:

	As of March 31,
	2025	2024
	US$	US$
Current finance lease obligation	13,641	14,436
Non-current portion finance lease obligation	100,192	18,588
Total	113,833	33,024

Other supplemental information about the Company’s finance leases as of March 31, 2025 and 2024:

	As of March 31,
	2025	2024
Weighted average remaining lease term (years)	2.17	2.16
Weighted average discount rate (representing the effective explicit interest rate stipulated in the finance lease contract)	7.24%	9.35%

The maturity analysis of the Company’s undiscounted non-cancellable finance lease obligations as of March 31, 2025 is as follows:

12 months ending March 31,	US$
2026	13,641
2027	14,663
2028	85,529
Total future lease payments	113,833

10. RELATED PARTY BALANCES AND TRANSACTIONS

Relationships with related parties

Name	Relationship
Ms. Wong Kit (“Ms. Wong”)	The Controlling Shareholder, chief executive officer of the Company, and director/chairwoman
Ms. Wong Ting Ting	Sister of Ms. Wong
Ms. Liu Qiong	Mother of Ms. Wong
Water F (Worldwide Hong Kong) Company Limited	Owned by Ms. Wong

Amounts due from (to) a related party consists of the following:

		As of March 31,
Name	Nature	2025	2024
		US$	US$
Ms. Wong Kit (“Ms. Wong”)	Amounts due (to) from a director	(214,603)	885,056
		(214,603)	885,056

The balances with related parties are unsecured, interest free with no specific repayment terms.

As of March 31, 2024, the balance represented funds transferred to Ms. Kit Wong, the chairwoman, director and Controlling Shareholder of the Company, for the receipt of service fees on behalf of the Company’s from payment platforms, including Payme, Alipay and Faster Payment System, and fund transfer for daily operations, partially offset by payments made by Ms. Wong on behalf of the Company’s for the purchase of inventories and consumables. As of the date of report, the entire balance was settled for the amount due from Ms. Wong as of March 31, 2024.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

As of March 31, 2025, the balance represented funds due to Ms. Wong for the payments made on behalf of the Company for the purchase of inventories, consumables and listing expenses. For the year ended March 31, 2025, Ms. Wong received US$184,118 proceeds from customers through payment platforms on behalf of the Company, and made US$1,202,010 payments for the Company’s purchases and listing expenses on behalf of the Company.

The Company does not have significant related party transactions incurred during the years ended March 31, 2025 and 2024 except for the following:

(i)     For the years ended March 31, 2025 and 2024, staff costs, commission and employee benefits paid to Ms. Wong Ting Ting were US$49,783 and US$30,674, respectively, and Ms. Liu Qiong were US$22,550 and US$16,116, respectively. Both Ms. Wong Ting Ting and Ms. Liu Qiong are employees of the Company.

(ii)    Remuneration to senior management for the years ended March 31, 2025 and 2024 were:

	Years ended March 31,
	2025	2024
	US$	US$
Remuneration to senior management:
Salaries and other short-term employee benefits	183,243	166,174
Payments to defined contribution pension schemes	6,324	6,860
Total	189,567	173,034

(iii)   For the years ended March 31, 2025 and 2024, Water F (Worldwide Hong Kong) Company Limited paid certain salaries of the employees of the Company on behalf of the Company, which amounted to US$233,800 and nil, respectively.

11. Shareholders’ equity (DEFICIT)

Ordinary shares

The Company was incorporated as an exempted company with limited liability under the laws of the British Virgin Island on February 28, 2024. The authorized share capital of the Company was US$7,500 divided into 50,000 ordinary shares with a par value of US$0.15 each at the date of incorporation. On October 18, 2024, the shareholders of the Company approved an Amended and Restated of the Articles of Association, pursuant to which 1) the authorized share capital of the Company was re-classified from one class to two classes which are divided into 60,000,000 Class A ordinary shares, with a par value of $0.0001 each and 15,000,000 Class B ordinary shares, with a par value of $0.0001 each; 2) holders of Class A ordinary shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of the Company, while holders of Class B ordinary shares shall be entitled to 20 votes per share on all matters subject to the vote at general meetings of the Company; 3) each Class B ordinary share is convertible into one Class A ordinary share either (i) at any time by the holder thereof, or (ii) when the holder of Class B ordinary shares transfers to a third party not affiliated with such holder, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances; and 4) the dividend rights and other privileges including the rights for the remaining assets are the same in the event of liquidation for both Class A and Class B ordinary shares are the same. On October 18, 2024, the shareholding of the original one class ordinary share 13,338,000 in the Company was transferred to Class A ordinary shares and the proportion of their shareholdings in the Company being held by Ms. Wong and each individual shareholder remains unchanged.

On November 1, 2024, an aggregate 2,000,000 Class B ordinary shares were allotted to Ms. Wong, the Controlling Shareholder at a cash consideration of par value of $0.0001 per share.

After the transactions mentioned above, Ms. Wong, owns an aggregate of 10,350,360 Class A ordinary shares and 2,000,000 Class B ordinary shares, representing 94.40% of the total voting power of the Company.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11. Shareholders’ equity (DEFICIT) (cont.)

As a part of the Company’s recapitalization prior to completion of its initial public offering, the Company has retroactively restated all shares and per share data for all the periods presented according to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-25 due to under common control.

Subscription receivables

The balance represented the outstanding subscription consideration for the ordinary shares of the Company. They are recognized as deduction of equity in accordance with SAB Topic 4:E.

Non-controlling interests

As of March 31, 2024, the Company’s non-controlling interest represented 20% equity interest of Choliya. During the year ended March 31, 2025, Ms. Wong acquired 20% of equity interest from the non-controlling shareholders and in turn Pilate acquired 20% of equity interest in Choliya from Ms. Wong. As a result, Choliya becomes a wholly-owned subsidiary of the Company accordingly. Such transaction is accounted for as an equity transaction with no gain or loss recognized under ASC 810-10-45-23.

Dividends

On March 31, 2024, the board of directors of Pilate and Dream International have declared non-cash dividends of HK$4,737,472 (US$605,358) and HK$700,918 (US$89,564), respectively, to the sole shareholder, Ms. Wong, of Pilate and Dream International registered on the date of declaration to offset receivable balances owed by Ms. Wong to the Company. Management directly reduced the receivable asset account “amount due from a director” and increased the balance for “accumulated losses” in the amount corresponding to the non-cash dividends; the direct reduction of assets and equity had no effect on the Group’s result of operations or cash flows for the year ended March 31, 2024. No other consideration was included in this non-cash dividend between the Company and Ms. Wong.

12. DISAGGREGATED REVENUES

Disaggregated revenues by major categories and timing of revenue recognition for the years ended March 31, 2025 and 2024 are disclosed in the table below:

	Years ended March 31,
	2025	2024
	US$	US$
Over time:
– Beauty, wellness and postpartum services	5,967,277	5,813,814

Point in time:
– Sales of products	207,766	88,992
– Franchise*	46,708	—
– Consultancy services	—	112,569
Subtotal – point in time	254,474	201,561
Total Revenue	6,221,751	6,015,375

____________

*        Represented pre-opening services

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. TAXES

Income tax

BVI

Charming Medical and BeautyLab Group are incorporated in the BVI and are not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

My Beauty, Pilate, Dream International and Choliya are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,562, and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,562). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

For the years ended March 31, 2025 and 2024, the Company generated substantially all of its taxable income in Hong Kong. The tax expenses recorded in the Company’s result of operations are almost entirely attributable to income earned in Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

Taxation in the statements of income represents:

	Years ended March 31,
	2025	2024
	US$	US$
Hong Kong profits tax provision for the year:
Current	101,209	119,274
Deferred	134,873	62,477
Total income tax expenses	236,082	181,751

A reconciliation of the provision for income taxes determined at the Hong Kong statutory income tax rate to the Company’s effective income tax rate is as follows:

	Years ended March 31,
	2025	2024
	%	%
Statutory tax rate of British Virgin Islands	0.0%	0.0%
Hong Kong tax rate	16.5%	16.5%
Permanent difference	1.3%	3.3%
Tax concession (Note 1)	(1.4)%	(1.7)%
Effective tax rate	16.4%	18.1%

____________

Note 1:    The tax concession by the election by the Company for profits tax rate at 8.25% on the first HK$2,000,000 under the two-tiered profits tax regime as above mentioned.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. TAXES (cont.)

Deferred tax

The following table sets forth the significant components of the deferred tax assets of the Company:

	As of March 31,
	2024	2024
	US$	US$
Deferred tax assets:
Difference in depreciation basis for property and equipment
Opening balances	44,178	14,929
Addition	10,388	30,436
Utilized during the year	(28,619)	(1,227)
Exchange realignment	232	40
Ending balances	26,179	44,178

Net operating losses
Opening balances	166,966	257,845
Addition	—	8,638
Utilized during the year	(116,642)	(100,324)
Exchange realignment	790	807
Ending balances	51,114	166,966
Total ending balances	77,293	211,144
Less: valuation allowance	—	—
Total deferred tax assets, net	77,293	211,144

The Company did not recognize any valuation allowance against its deferred tax asset as management believes the Company will be able to fully utilize the assets in the foreseeable future. For Hong Kong company who has net operating losses incurred in an accounting year, the losses can be carried forward indefinitely to offset future profits generated from the business.

14. RISKS AND UNCERTAINTIES

Credit risk

The Company’s assets that are potentially subject to a significant concentration of credit risk primarily consist of bank balances and certificates of deposit and accounts receivable.

Bank balances and certificates of deposit

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (US$102,829) if the bank with which an individual/a company holds its eligible deposit fails. As of March 31, 2025, cash and cash equivalents balance of US$816,771 and certificates of deposit balance of US$1,441,099 were maintained at financial institutions in Hong Kong and approximately US$1,708,972 was not insured by the Hong Kong Deposit Protection Board.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. RISKS AND UNCERTAINTIES (cont.)

Accounts receivable

The Company has designed credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on customers and generally does not require collateral or other securities from its customers. The Company periodically evaluates the creditworthiness of an existing customer in determining an allowance for expected credit losses primarily based upon the aging of the receivable, the customer’s payment history, its current creditworthiness, current economic trends and future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. Since all accounts receivable as of March 31, 2025 and 2024 are aged within one year and fully collected as of report date, minimum credit risk was noted for accounts receivable.

Customer concentration risk

For the years ended March 31, 2025 and 2024, no customer accounts for more than 10% of our total revenue, respectively.

As of March 31, 2025 and 2024, no customer accounts for more than 10% of the total balance of accounts receivable.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank borrowings, cash and cash equivalents, certificates of deposit and trading securities. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency risk

The reporting currency of the Company is US$. To date the majority of the revenues and costs are denominated in HK$ and a significant portion of the assets and liabilities are denominated in HK$. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of twelve months, including through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We will continue to focus on improving operational efficiency and reducing costs so as to meet our financial obligations: this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We entered into operating leases for corporate offices in Hong Kong for terms of ranging from 2 to 3 years and a finance lease for a vehicle for a term of 36 months. Our commitments for minimum lease payment under these operating lease and finance lease obligations as of March 31, 2025 are listed in section “Note 9 — RIGHT-OF-USE ASSETS AND LEASE LIABILITIES”.

Litigation

From time to time, we are involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, we do not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on our financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and our view of these matters may change in the future. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review the need for any such liabilities on a regular basis.

16. SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after March 31, 2025 up through July 30, 2025, which is the date that these consolidated financial statements are available to be issued, there were no other any material subsequent events that require disclosure in these consolidated financial statements other than disclosed below.

In April 2025, the Company early repaid the entire principal of its finance lease.

17. PARENT ONLY FINANCIAL INFORMATION

The following presents condensed parent company only financial information of Charming Medical Limited.

Condensed balance sheets

	As of March 31,
	2025	2024
	US$	US$
ASSETS
Current Assets:
Amount due from subsidiaries	108,835	—
Total current assets	108,835	—

Non-current assets:
Investment in a subsidiary	500	500
Deferred offering costs	545,359	26,834
Total non-current assets	545,859	27,334
Total assets	654,694	27,334
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accruals	25,000	276,834
Amount due to shareholders	1,064,828	—
Amount due to a subsidiary	—	500
Total current liabilities	1,089,828	277,334
TOTAL LIABILITIES	1,089,828	277,334

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT ONLY FINANCIAL INFORMATION (cont.)

	As of March 31,
	2025	2024
	US$	US$
Commitments and contingencies (Note 15)

Shareholders’ deficit
Class B Ordinary shares, US$0.0001 par value, 15,000,000 shares authorized, and 2,000,000 shares issued and outstanding as of March 31, 2025 and 2024, respectively*	200	200
Class A Ordinary shares, US$0.0001 par value, 60,000,000 shares authorized, and 13,338,000 shares issued and outstanding as of March 31, 2025 and 2024, respectively*	1,334	1,334
Subscription receivables	(1,534)	(1,534)
Accumulated losses	(435,134)	(250,000)
Total shareholders’ deficit	(435,134)	(250,000)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	654,694	27,334

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 11).

Condensed statements of loss

	Years ended March 31,
	2025	2024
	US$	US$
OPERATING EXPENSES
Professional expenses	(185,134)	(250,000)
LOSS BEFORE INCOME TAX EXPENSES	(185,134)	(250,000)
Income tax expenses	—	—
NET LOSS	(185,134)	(250,000)

(i)     Basis of presentation

The Company was incorporated under the laws of the British Virgin Islands as an exempted company with limited liability on February 28, 2024 and as a holding company.

On May 6, 2024, Beautylab was incorporated in the British Virgin Islands as a limited liability company. On May 6, 2024, 50,000 share was allotted and issued to the Company, following which Beautylab is wholly-owned by the Company. The investment in subsidiary stated at cost of investment in Beautylab.

My Beauty, Dream International, Pilate and Choliya (collectively “Hong Kong Subsidiaries”), limited liability incorporated in Hong Kong on July 14, 2016, March 14, 2017, September 19, 2019 and March 7, 2021, are operating entities in Hong Kong, are directly or indirectly owned by Beautylab.

The condensed parent company financial information of the Company has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements.

The condensed parent-company-only financial statements are presented as if the incorporation of the Company and its subsidiaries had taken place on April 1, 2023 and throughout the two-year periods ended March 31, 2025.

CHARMING MEDICAL LIMITED AND ITS SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT ONLY FINANCIAL INFORMATION (cont.)

In the condensed parent-company-only financial statements, the Company’s investment in Beautylab is stated at cost included in condensed balance sheets. These condensed parent-company-only financial statements should be read in connection with the consolidated financial statements and notes thereto.

No statements of cash flows have been presented as the Company has no cash transaction and no cash flows between the Company and its operating subsidiaries for both years.

(ii)    Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiaries of Charming Medical Limited exceed 25% of the consolidated net assets of Charming Medical Limited. Whilst the restricted net assets of the subsidiaries of Charming Medical Limited does not exceed 25% of the consolidated net assets of Charming Medical Limited, the above condensed parent company only financial information of Charming Medical Limited is presented for the supplementary reference.

As of March 31, 2025 and 2024, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

1,600,000 Class A Ordinary Shares

Charming Medical Limited

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PROSPECTUS

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October 20, 2025

Until and including November 14, 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Class A Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.